UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Bank of America Corporation

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BANK OF AMERICA

Bank of America Corporation

2019 Proxy Statement

March 13, 2019

Letter from our Chairman and Chief Executive Officer	Letter from our Lead Independent Director

Dear Fellow Stockholders:

We are pleased to invite you to the 2019 annual meeting of stockholders, to be held April 24, 2019 at 10:00 a.m., Eastern time, at the Hilton Charlotte Center City on 222 East Third Street in Charlotte, North Carolina.

During the meeting, we will provide an update on the company and how Responsible Growth delivered for stockholders in 2018. It’s also a good opportunity for us to hear directly from you.

Your voice and your vote are important. For the 2019 annual meeting of stockholders, Bank of America again will make a $1 charitable donation for every stockholder account that votes.

This year, we will make contributions to the American Red Cross. Your voting participation in the 2018 annual meeting of stockholders resulted in our contributing $919,000 to Habitat for Humanity.

Please read the proxy materials and follow the voting instructions to ensure your shares are represented at the meeting.

Sincerely,

Brian Moynihan

Chairman and Chief Executive Officer

Dear Fellow Stockholders:

The independent directors and I join Brian in inviting you to attend our company’s 2019 annual meeting of stockholders.

The Board values input from our stockholders as the company executes our long-term strategy. As the Board’s Lead Independent Director, I meet regularly with investors. I share investors’ viewpoints with the Board, and that input enhances our decision-making.

During 2018, our dialogue again covered broad-ranging topics, including the company’s financial success; the Board’s governance practices and composition; the Board’s role in strategic planning, risk management, and in overseeing the company’s Responsible Growth execution; the company’s environmental and social initiatives; and my role as Lead Independent Director.

So that all stockholders have the opportunity to hear directly from our Board members, video interviews of each director discussing our company’s governance practices and what Responsible Growth means to us are available at www.bankofamerica.com/annualmeeting.

I encourage you to read our 2019 Proxy Statement, our 2018 Annual Report, and the other proxy materials.

Our Board remains committed to building long-term value in the company and returning excess capital to our stockholders. On behalf of the directors, I join Brian and the management team in thanking you for choosing to invest in Bank of America.

Sincerely,

Jack O. Bovender, Jr.

Lead Independent Director

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Place:

April 24, 2019 10:00 a.m., Eastern time	Hilton Charlotte Center City 222 East Third Street Charlotte, North Carolina 28202

Matters to be Voted on:

🌑	Electing the 16 directors named in the proxy statement

🌑	A proposal approving our executive compensation (an advisory, non-binding “Say on Pay” resolution)

🌑	A proposal ratifying the appointment of our independent registered public accounting firm for 2019

🌑	A proposal amending our key employee equity plan

🌑	Stockholder proposals, if they are properly presented at our annual meeting

🌑	Any other business that may properly come before our annual meeting

Record date. Bank of America stockholders as of the close of business on March 4, 2019 will be entitled to vote at our annual meeting and any adjournments or postponements of the meeting.

Your vote is very important. Please submit your proxy as soon as possible by the Internet, telephone, or mail. Submitting your proxy by one of these methods will ensure your representation at the annual meeting regardless of whether you attend the meeting.

To express our appreciation for your participation, Bank of America will make a $1 charitable donation to the American Red Cross on behalf of every stockholder account that votes.

Please refer to page 88 of this proxy statement for additional information on how to vote your shares and attend our annual meeting.

By order of the Board of Directors,

Ross E. Jeffries, Jr.

Deputy General Counsel and Corporate Secretary

March 13, 2019

Important notice regarding the availability of proxy materials for the annual meeting of stockholders to be held on

April 24, 2019: Our 2019 Proxy Statement and 2018 Annual Report to stockholders are available at

www.bankofamerica.com/annualmeeting

PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

HOW TO VOTE YOUR SHARES

You may vote if you were a stockholder as of the close of business on March 4, 2019.

Online www.proxyvote.com	By Mail Complete, sign, date, and return your proxy card in the envelope provided
By Phone Call the phone number located on the top of your proxy card	In Person Attend our annual meeting and vote by ballot

YOUR VOTE IS IMPORTANT

Bank of America will make a $1 charitable donation to the American Red Cross(1) on behalf of every stockholder account that votes. As we conclude two consecutive years of record-breaking and devastating disasters that left communities shattered, the American Red Cross was there to provide food, shelter, relief supplies, emotional support, and long-term recovery planning to help communities devastated by six major back-to-back hurricanes in the U.S. and certain U.S. territories, the most destructive wildfires in California history, six tragic shootings across the U.S., and more than 73,000 households affected by a home fire. As part of the world’s largest humanitarian network, the American Red Cross also provided humanitarian aid to more than 18 countries, including financial support, lifesaving supplies, and trained disaster responders.

Bank of America and our employees have donated more than $4.5 million to the American Red Cross in support of its disaster relief efforts over the last five years.

By voting, you can join our efforts in support of the American Red Cross.

PROPOSALS FOR YOUR VOTE	BOARD VOTING RECOMMENDATION	PAGE
1. Electing Directors	FOR each nominee	2
2. Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution)	FOR	42
3. Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2019	FOR	70
4. Approving the Amendment of the Bank of America Corporation Key Employee Equity Plan	FOR	72
5. Stockholder Proposals	AGAINST	80

If you are a beneficial (or street name) holder and you would like to vote in person at the meeting, you must also present a written legal proxy from the broker, bank, or other nominee. See “Voting and Other Information” on page 88 for more information on voting your shares.

To review our 2019 Proxy Statement and 2018 Annual Report online, go to www.bankofamerica.com/annualmeeting.

ANNUAL MEETING ADMISSION

Annual meeting admission is limited to our registered holders and beneficial owners as of the record date and persons holding valid proxies from these stockholders. Admission to our annual meeting requires proof of your stock ownership as of the record date and valid, government-issued photo identification. Security measures may include bag, metal detector, and hand-wand searches. The use of cameras, recording devices, phones, and other electronic devices is strictly prohibited. See “Voting and Other Information—Attending our Annual Meeting” on page 91.

(1)	The American Red Cross name, emblems and copyrighted materials are used with its permission and are not an endorsement of Bank of America and its goods and services.

2019 Proxy Statement	i

PROXY STATEMENT SUMMARY

STRATEGIC OBJECTIVES

What would you like the power to do?

At Bank of America, we ask this question every day of all those we serve. It is at the core of how we live our values, deliver our purpose and achieve responsible growth.

Our values 🌑 Deliver together 🌑 Act responsibly 🌑 Realize the power of our people 🌑 Trust the team	Our purpose To help make financial lives better, through the power of every connection	Responsible growth 🌑 We must grow and win in the market – no excuses 🌑 We must grow with our customer-focused strategy	🌑 We must grow within our risk framework 🌑 We must grow in a sustainable manner

Eight lines of business—how we serve the core financial needs of people, companies, and institutions

2018 Company Performance / Responsible Growth

($ in billions, unless otherwise indicated)

GROW AND WIN IN THE MARKET – NO EXCUSES	2018	GROWTH FROM 2017
Net income(1)	$28.1	54%
Revenue	$91.2	4%
Average loans in business segments	$872	4%
Average deposits	$1,315	4%
Net share repurchases and common stock dividends(2)	$24.6	55%
Primary consumer account holders	91%	1 bp

GROW WITH OUR CUSTOMER-FOCUSED STRATEGY
Business referrals	7.1 million	11%
Merrill Lynch net new households	29,473	334%
Global Banking—U.S. Fortune 1000 (% covered)	94%	(1)%
Active mobile users	26.4 million	9%
Consumer Banking satisfaction	79.2%	6%
Brand favorability	59.3%	2%

GROW WITHIN OUR RISK FRAMEWORK
Net charge-off ratio	0.41%	(3 bps)
Net charge-offs	$3.8	(5)%
Risk-weighted assets(3)	$1,437	(1)%
Fully phased-in G-SIB surcharge capital buffer(4)	2.5%	—
Average market risk VaR for trading(5)	$38 million	(16)%

GROW IN A SUSTAINABLE MANNER
Noninterest Expense	$53.4	(2)%
Efficiency ratio	58.5%	(417 bps)
Tech initiative spending	$3	(6)%
Shared success awards to employees (% covered)	~ 95%	6%
Low carbon investing	$21.5	14.4%
Investments in Community Development Financial Institutions	$1.5	0%
Philanthropic investments	$250 million	25%

(1)	Net income for 2017 included a charge of $2.9 billion related to the Tax Cuts and Jobs Act.

(2)

Represents common stock dividends and common share repurchases totaling $25.5 billion and $16.8 billion in 2018 and 2017, less common stock issued under employee plans of $901 million and $932 million in the same periods.

(3)

Regulatory capital metrics at December 31, 2017 reflect Basel 3 transition provisions for regulatory capital adjustments and deductions, which were fully phased-in as of January 1, 2018. Risk-weighted assets are presented for the approach that yields the lower Common equity tier 1 ratio, which was the Standardized approach for December 31, 2018 and the Advanced approaches for December 31, 2017.

(4)	“G-SIBs” are global systemically important banks designated by the Financial Stability Board as of November 16, 2018.

(5)	VaR model uses historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level.

(6)	See page 55 for a list of the companies in our primary competitor group.

ii

PROXY STATEMENT SUMMARY

GOVERNANCE OBJECTIVES

Our Board of Directors oversees the development and execution of our strategy. The Board has adopted robust governance practices and procedures focused on Responsible Growth. Our Board has implemented a number of measures to enrich Board composition, enhance independent oversight, and increase their effectiveness. These measures align our corporate governance structure with achieving our strategic objectives, and enable our Board to effectively communicate and oversee our culture of compliance and rigorous risk management.

Thoughtful, Interconnected Governance Processes

Active Independent Oversight

- Our Lead Independent Director's robust and well-defined duties are set forth in our Corporate Governance Guidelines; they extend beyond those of a traditional lead director. See page 17.
- Our independent directors, including the Lead Independent Director and chairs of the Board's Audit, Compensation and Benefits, Corporate Governance, and Enterprise Risk Committees, meet directly with our company's primary regulators.
- Our independent directors meet privately in executive session without our Chairman and CEO or other management present at each regularly scheduled Board meeting, and held 13 such sessions in 2018. See page 21.
- Our Board formally reviews CEO and senior management succession and development plans at least annually, and assesses candidates during Board and committee meetings and in less formal settings. See page 23.
- Our independent directors conduct the CEO's annual performance review and set his compensation. See page 25.

Enhanced Director Recruitment

- Our Board is committed to regular renewal and refreshment in alignment with our long-term strategy.
- Our Board has continuously enhanced the director recruitment and selection process, resulting in an experienced, diverse group of nominees. See page 3.
- Our Board utilizes a deliberate process to assess candidates and nominees, including reviewing independence, skills, experience, service on other boards, other time commitments, and any potential conflicts of interest.
- Our Board's rigorous on-boarding and director education processes complement this enhanced recruitment process. See page 21.
- Our Board adopted a formal Lead Independent Director and Chairman emergency succession policy. Our Corporate Governance Committee has responsibility for our Lead Independent Director succession processes, as part of overall Board leadership succession planning.

Year-Round Self-Evaluation

- Our Board and committees conduct intensive and intertwined self-evaluations. Annually, our directors assess Board effectiveness, with particular emphasis on areas such as Board composition, focus, culture, and process. See page 19.
- In addition to the formal self-evaluation process and executive sessions, our Lead Independent Director speaks individually with each Board member at least quarterly.
- Directors routinely request presentations on topics of interest, such as strategy, competitors, cybersecurity, and risks.
- The self-evaluations also confirm the appropriate mix of Board skills to oversee execution of our strategies and drive Responsible Growth.
- Our Board regularly assesses its optimal leadership structure. See page 17.
- Our Board receives stockholder feedback on its governance practices through extensive, year-round outreach. See page 28.

Key Statistics about Our Director Nominees

6.6 years average tenure, below the 8.4-year S&P 500 average(1)	15 of 16 are independent	31% are women	44% are ethnically and gender diverse	63% have CEO-level experience	38% have senior executive experience at financial institutions

(1)

Our director nominees’ average tenure is calculated by full years of completed service based on date of initial election as of our annual meeting date; source for S&P 500 average: 2018 Spencer Stuart Board Index.

2019 Proxy Statement	iii

PROXY STATEMENT SUMMARY

OUR STOCKHOLDERS INFORM AND GUIDE ACHIEVEMENT OF GOVERNANCE OBJECTIVES

Our investor relations and management regularly meet with investors, prospective investors, and investment analysts to discuss our business and strategy. Our Board and management also routinely engage with and listen to our stockholders. In addition to the investor relations meetings, throughout 2018 and into 2019, we provided direct updates about our Board and our company to stockholders and key stakeholders representing approximately 54% of our shares outstanding. Our Board and management met with stockholders and stakeholders representing approximately 35% of our shares outstanding to solicit their input on important governance, executive compensation, human capital management, regulatory, environmental, social, and other matters. This continued dialogue has informed our Board’s meeting agendas, and contributes to governance enhancements that help us address the issues that matter most to stockholders and key stakeholders. This engagement process complements our Responsible Growth, and will assist us in achieving our strategic objectives, creating long-term value, maintaining our culture of compliance, and contributing to our environmental, social, and governance activities.

Our Board-driven Stockholder Engagement Process

Deliberate, Assess, and Prepare

- Our Board assesses and monitors:
  - investor sentiment
  - stockholder voting results
  - trends in governance, executive compensation, human capital management, regulatory, environmental, social, and other matters
- Our Board identifies and prioritizes potential topics for stockholder engagement

Outreach and Engagement

- Directors and executive management regularly meet with stockholders to actively solicit input on a range of issues, and report stockholder views to our Board
- A two-way dialogue is maintained to clarify and deepen our Board's understanding of stockholder concerns, and provide stockholders with insight into our Board's processes
- Management and our Lead Independent Director also routinely engage with investors at conferences and other forums

Evaluate

- Stockholder input informs our Board's ongoing process of continually enhancing governance and other practices
- Our Board and executive management review stockholder input to identify consistent themes, and research and evaluate any identified issues or concerns

Respond

- Our Board responds, as appropriate, with continued discussion with stockholders and enhancements to policy, practices, and disclosure
- For more information on governance enhancements informed by stockholder input, please see page 29

See “Stockholder Engagement” on page 28 for more information on our stockholder engagement philosophy and activities.

iv

PROXY STATEMENT SUMMARY

COMPENSATION HIGHLIGHTS

Pay-for-Performance Compensation Philosophy

Our compensation philosophy is to pay for performance over the long-term, as well as on an annual basis. Our performance considerations include both financial and non-financial measures—including the manner in which results are achieved. These considerations reinforce and promote Responsible Growth and maintain alignment with our risk framework.

Our executive compensation program provides a mix of salary, incentives, and benefits paid over time to align executive officer and stockholder interests. A majority of total variable compensation granted to named executive officers is deferred equity-based awards, further encouraging long-term focus on generating sustainable growth.

Continued Dedication to Responsible Growth Drove Record Results in 2018

2018 Net Income $28.1 billion Record Earnings	2018 Revenue $91.2 billion 4% from 2017	2018 Noninterest Expense 2% from 2017	Quarterly Positive Operating Leverage 4 Consecutive Years

In recognition of our Responsible Growth results, overall company performance, and the CEO’s individual performance, the Compensation and Benefits Committee and the Board’s independent directors determined the following compensation for our CEO:

🌑 Total compensation, inclusive of base salary and equity-based incentives, of $26.5 million
🌑 94.3% of Mr. Moynihan’s total compensation is variable and directly linked to company performance. All CEO variable compensation was awarded in equity (as it has been since 2010)

🌑  Half of Mr. Moynihan’s variable compensation is performance restricted stock units (PRSUs) that must be re-earned based on sustained three-year average performance of key metrics (return on assets and growth in adjusted tangible book value)

🌑 The remainder of the CEO’s variable pay is cash-settled restricted stock units (CRSUs) and time-based restricted stock units (TRSUs) settled in stock
🌑 Based on stockholder input and our Board’s assessment, this overall pay structure is consistent with prior years
🌑 Mr. Moynihan must hold 50% of net after-tax shares received from equity-based awards until one year after retirement

Compensation Risk Management Features

🌑  Mix of fixed and variable pay

🌑  Balanced, risk-adjusted performance measures

🌑  Pay-for-performance process that bases individual awards on actual results and how those results were achieved

🌑  Review of independent control function feedback in performance

🌑  Deferral of a majority of variable pay through equity-based awards

🌑  Robust stock ownership requirements, and executive officers must hold 50% of net after-tax shares received from equity-based awards until retirement

🌑  Use of multiple cancellation and clawback features for equity-based awards

Historical Say on Pay Votes

Our Compensation and Benefits Committee believes the results of last year’s Say on Pay vote and input from our stockholder engagement affirmed our stockholders’ support of our company’s executive compensation program. This informed our decision to maintain a consistent overall approach in setting executive compensation for 2018.

See “Compensation Discussion and Analysis” on page 42 and “Executive Compensation” on page 57.

(1)	Total compensation pay components do not equal 100% due to rounding.

2019 Proxy Statement	v

PROXY STATEMENT SUMMARY

RESPONSIBLE GROWTH

Responsible Growth means we must grow, no excuses. We have to do it by focusing on delivering for clients within our risk parameters. And it must be sustainable. To be sustainable, we want to be the best place to work for our team, we focus on sharing success, and we drive operational excellence.

—Brian Moynihan

Chairman and CEO

What would you like the power to do? At Bank of America, we ask this question every day of all those we serve. It is at the core of how we live our values, deliver our purpose, and achieve Responsible Growth.

We deliver on our purpose—to help make financial lives better through the power of every connection—through Responsible Growth. A tenet of Responsible Growth is that growth has to be sustainable. This means (1) we share our success, including through our focus on environment, social, and governance (ESG) leadership; (2) we invest in our talent and capabilities by focusing on continuous improvement through operational excellence; and (3) we focus on the resources and benefits needed to be a great place to work for our teammates. These business practices enable us to address some of the key challenges facing the world today while also creating business opportunities, allowing us to create shared success with our employees, clients, and communities around the world.

As a result of this work, we are helping to advance the global economy in sustainable ways—creating jobs, developing infrastructure, and addressing societal challenges, while managing risk, developing talent, and providing returns to our investors, clients, and for our business. To learn more, visit http://bankofamerica.com/responsiblegrowth.

Driving ESG Leadership

Our ESG approach is integrated into each of our eight lines of business and helps define how we pursue growing business opportunities and manage risk. Our management-level ESG Committee is comprised of senior executives across every line of business and support function who help guide the company’s efforts and enable ESG progress. The committee identifies and discusses ESG issues material to our business—including our human capital management practices, products and service offerings, client selection, and investments in creating a sustainable global economy. It helps set and monitor our progress against these ESG goals, reports regularly to our Board through the Corporate Governance Committee, and oversees disclosure to investors, stakeholders, and clients through annual ESG reporting in our Annual Report and on our company’s website.

In addition, the chair of our ESG Committee, Vice Chairman Anne Finucane, and her team engage with consumer advocates, community advisors, and other stakeholders for their advice and guidance in shaping our ESG policies and practices. In 2005, we founded our National Community Advisory Council, a forum for senior leaders from social justice, consumer advocacy, community development, environmental, research, and advocacy organizations, and senior executives meet with the council at least twice annually for external perspectives on our business policies, practices, and products.

Being a Great Place to Work

Another way we facilitate sustainable Responsible Growth is by being a great place to work. We do this by listening to our employees so that our programs and resources enhance their experience and further their careers with us. We deliver on our commitment to be a great place to work by being an inclusive workplace for our employees around the world, creating opportunities for employees to grow and develop, recognizing and rewarding performance, and supporting employees’ physical, emotional and financial wellness. Through this lens, we provide compensation, benefits, and resources to employees that reflect our commitment to be a great place to work. This is not only the right thing to do, it is core to achieving Responsible Growth in a sustainable manner.

Our focus on being a great place to work has been recognized across the world, including:

FORTUNE. Named as one of the 100 Best Companies to Work For, and as #4 and the only financial services company on the inaugural list of seven Best Big Companies to Work For list	Euromoney. Named World’s Best Bank for Diversity and Inclusion, 2018 and 2016	Bloomberg Gender Equality Index. Included as a leader in gender equality, 2016-2019	Catalyst. Awarded the 2019 Catalyst Award, recognizing companies who display innovative organizational efforts to advance women in the workplace

See “Responsible Growth” on page 30.

vi

Internet Availability of Proxy Materials

We mailed or emailed to most of our stockholders a Notice of Internet Availability of our proxy materials with instructions on how to access our proxy materials online and how to vote. If you are a registered holder and would like to change the method of delivery of your proxy materials, please contact our transfer agent, Computershare, P.O. Box 505005, Louisville, KY 40233; Toll free: 800-642-9855; or at www.computershare.com/bac. You may do the same as a beneficial owner by contacting the bank, broker, or other nominee where your shares are held.

Proxy Statement Availability

We are providing or making available this proxy statement to solicit your proxy to vote on the matters presented at our annual meeting. We commenced providing and making available this proxy statement on March 13, 2019. Our Board requests that you submit your proxy by the Internet, telephone, or mail so that your shares will be represented and voted at our annual meeting.

2019 Proxy Statement	1

PROPOSAL 1: ELECTING DIRECTORS

PROPOSAL 1: ELECTING DIRECTORS

Our Board is presenting 16 nominees for election as directors at our annual meeting. All nominees currently serve as directors on our Board. Other than Dr. Clayton S. Rose, who was appointed to our Board in October 2018, all nominees were elected by you at our 2018 annual meeting of stockholders. Each director elected at the meeting will serve until our 2020 annual meeting or until a successor is duly elected and qualified. Each director nominee has consented to being named in this proxy statement and to serving as a director if elected. If any nominee is unable to stand for election for any reason, the shares represented at our annual meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size.

NOMINEE/AGE(1)	PRINCIPAL OCCUPATION	DIRECTOR SINCE	INDEPENDENT	OTHER U.S.-LISTED PUBLIC COMPANY BOARDS	COMMITTEE MEMBERSHIP (C = CHAIR)
Sharon L. Allen, 67	Former Chairman, Deloitte LLP	2012	Yes	1	Audit (C) Corporate Governance
Susan S. Bies, 71	Former Member, Board of Governors of the Federal Reserve System	2009	Yes	None	Corporate Governance Enterprise Risk
Jack O. Bovender, Jr., 73	Lead Independent Director, Bank of America Corporation; Former Chairman and CEO, HCA Inc.	2012	Yes	None	None
Frank P. Bramble, Sr., 70	Former Executive Vice Chairman, MBNA Corporation	2006	Yes	None	Corporate Governance Enterprise Risk (C)
Pierre J.P. de Weck, 68	Former Chairman and Global Head of Private Wealth Management, Deutsche Bank AG	2013	Yes	None	Audit Compensation and Benefits
Arnold W. Donald, 64	President and CEO, Carnival Corporation and Carnival plc	2013	Yes	2	Audit Compensation and Benefits
Linda P. Hudson, 68	Chairman and CEO, The Cardea Group, LLC; Former President and CEO, BAE Systems, Inc.	2012	Yes	1	Compensation and Benefits Enterprise Risk
Monica C. Lozano, 62	CEO, College Futures Foundation; Former Chairman, US Hispanic Media Inc.	2006	Yes	1	Compensation and Benefits (C) Enterprise Risk
Thomas J. May, 72	Former Chairman and CEO, Eversource Energy; Chairman, Viacom Inc.	2004	Yes	1	Corporate Governance (C) Enterprise Risk
Brian T. Moynihan, 59	Chairman and CEO, Bank of America Corporation	2010	No	None	None
Lionel L. Nowell III, 64	Former SVP and Treasurer, PepsiCo, Inc.	2013	Yes	2	Audit Corporate Governance
Clayton S. Rose, 60	President, Bowdoin College	2018(2)	Yes	None	Audit Compensation and Benefits
Michael D. White, 67	Former Chairman, President and CEO, DIRECTV	2016	Yes	2	Audit Compensation and Benefits
Thomas D. Woods, 66	Former Vice Chairman and SEVP, Canadian Imperial Bank of Commerce; Chairman, Hydro One Limited	2016	Yes	None	Corporate Governance Enterprise Risk
R. David Yost, 71	Former CEO, AmerisourceBergen Corporation	2012	Yes	2	Audit Compensation and Benefits
Maria T. Zuber, 60	Vice President for Research and E.A. Griswold Professor of Geophysics, Massachusetts Institute of Technology	2017	Yes	1	Corporate Governance Enterprise Risk

NUMBER OF BOARD AND COMMITTEE MEETINGS HELD IN 2018(3)

19 Board	13 Audit	7 Compensation and Benefits	7 Corporate Governance	11 Enterprise Risk

(1)	Age as of annual meeting date.
(2)	Dr. Rose previously served as a member of our Board from 2013 to 2015.
(3)

In addition to the number of formal meetings reflected from time to time the Board and/or its committees also held educational and/or informational sessions. The number of formal Board meetings reflected includes the Board’s stand-alone risk oversight meetings.

2

PROPOSAL 1: ELECTING DIRECTORS

Identifying and Evaluating Director Candidates

Board Composition

Our Board oversees the business and affairs of the company.
Our Board provides active and independent oversight of
management. To carry out its responsibilities and set the
appropriate tone at the top, our Board is keenly focused on the character, integrity, and qualifications of its members, and its leadership structure and composition.

Our Board believes our directors best serve our company and
stockholders by possessing high personal integrity and
character, demonstrated management and leadership ability,
extensive experience within our industry and across sectors, and the ability to exercise their sound and independent
judgment in a collegial manner.

Core Director Attributes
High Personal Integrity
Strong Business Judgment
Demonstrated Achievement in Public or Private Sectors
Proven Leadership and Management Ability
Dedicated—Able to Devote Necessary Time to Oversight Duties and Represent Stockholders’ Interests
Free of Potential Conflicts of Interests
Collegial Manner

Our Board seeks directors whose complementary knowledge, experience, and skills provide a broad range of perspectives and leadership expertise in financial services and other global, highly complex and regulated industries, strategic planning and business development, business operations, marketing and distribution, technology/cybersecurity, risk management and financial controls, human capital management, corporate governance, and public policy, and other areas important to our company’s strategy and oversight. Our Board also assesses directors’ age and tenure, and Board continuity; it strives to achieve a balance between the perspectives of new directors and those of longer-serving directors with industry and institutional insights.

Our Board views diversity as a priority and seeks representation across a range of attributes, including race, gender, ethnicity, and professional experience, and regularly assesses our Board’s diversity when identifying and evaluating director candidates. In addition, our Corporate Governance Committee follows applicable regulations in confirming that our Board includes members who are independent, possess financial literacy and expertise, and an understanding of risk management principles, policies, and practices, and have experience in identifying, assessing, and managing risk exposures.

Our current Board, comprised of the 16 director nominees, reflects the Board’s commitment to identify, evaluate, and nominate candidates who possess personal qualities, qualifications, skills, and diversity of backgrounds, and provide a mix of tenures that, when taken together, best serve our company and our stockholders. See “Our Director Nominees” on page 5.

Succession Planning and the Director Recruitment Process

Our Board regularly reviews and renews its composition. Our Corporate Governance Committee is responsible for identifying and recommending director candidates to our Board for nomination using a director selection process that has been reviewed and acknowledged by our primary bank regulators. The Board, in coordination with the Corporate Governance Committee, also regularly considers Board leadership succession planning and committee membership.

2019 Proxy Statement	3

PROPOSAL 1: ELECTING DIRECTORS

Assess. The Committee regularly reviews our mix of individual directors on the Board to assess the overall Board composition. Among other factors, the Committee considers our company’s strategy and needs; our directors’ experiences, gender, race, ethnicity, tenure, and age; and the attributes and qualifications our Board identifies in its self-evaluations to develop criteria for potential candidates and whether these attributes and qualifications are additive to our overall Board composition.

To maintain a vibrant mixture of viewpoints and benefit from the fresh perspectives brought by new directors and the institutional knowledge and industry insights of directors having longer experience on our Board, the Committee reviews measures that enhance the Board’s refreshment process, including the appropriate retirement age and related tenure limitations, and ability to commit the time necessary to our company. For additional information on the average tenure of directors serving on our Board and each director’s tenure, see “Our Director Nominees” on page 5.

Identify. To drive effective Board renewal, refreshment, and Board leadership succession planning, the Committee has a regularly recurring agenda item to develop and review a diverse group of potential director candidates. Based on the factors and criteria developed in the assessment phase, the Committee engages third-party search firms to identify potential candidates for review. It considers and provides feedback on the then-current pool of director talent identified by search firms; and the search firms periodically update the lists of potential director candidates based on Committee and Board input.

In 2018, the Committee continued to develop the pool of potential director candidates using two external search firms. In its work with the external search firms, the Committee emphasizes the importance of diversity in its consideration of director candidates. Potential director candidates possess professional experiences and the gender, racial, and ethnic diversity aligned with Committee-specified criteria and with the qualities identified by our Board in recent self-evaluations. See “Board Evaluation” on page 19 for additional information on our Board’s self-evaluation process. The Committee also considers candidates proposed by management and our stockholders.

Dr. Rose, a director on our Board from 2013 to 2015, was identified by the Chairman of the Board, reviewed by an external search firm for inclusion in the pool of potential director candidates, and appointed to the Board following Committee evaluation and nomination. He did not stand for reelection at the 2015 annual meeting in order to focus his time on his then-new position as President of Bowdoin College.

Evaluate. The Committee has an established process for evaluating director candidates that it follows regardless of who recommends the candidate for consideration. During this process, the Committee reviews available information regarding each candidate, including qualifications, experience, skills, and integrity, as well as race, gender, and ethnicity. The Committee also reviews the candidate’s independence, absence of conflicts, and any reputational risks.

Our Board understands the significant time commitment involved in serving on the Board and its committees. The Committee evaluates whether candidates and serving directors are able to devote the time necessary to discharge their duties as directors, taking into account primary occupations, memberships on other boards, and other responsibilities. Prior to the annual renomination of currently serving directors, the Committee also assesses these factors. Once elected, directors are expected to seek Committee approval prior to joining the board of another public company. Directors who change principal occupations must offer to resign from the Board, subject to further evaluation by the Committee and the Lead Independent Director.

Director Commitment

Our Corporate Governance Committee and Board nominate only candidates who they believe are capable of devoting the necessary time to discharge their duties, taking into account principal occupations, memberships on other boards, attendance at Board and committee meetings, and other responsibilities. Our Corporate Governance Committee assesses directors’ time commitment to the Board throughout the year, including through the annual formal self-evaluation process.

Through our Corporate Governance Committee, the Board regularly reviews and closely monitors stockholders’ views on the appropriate number of public company boards on which directors may serve. The Committee considers: the proxy voting guidelines of our major stockholders; input from our stockholders during our engagement discussions; voting policies of the major proxy advisory firms; corporate governance guidelines adopted by other public companies; board trends at peer and other significant public companies; and advice from outside advisors. In 2016, at the Committee’s recommendation, our Board amended the Corporate Governance Guidelines to reduce the maximum number of public company boards on which a director on our Board may serve from six to four public companies (including our Board), and to specify that any public company chief executive officer who serves as a director on our Board may not serve on the boards of more than three public companies (including our Board). All of our directors and director nominees comply with this policy.

4

PROPOSAL 1: ELECTING DIRECTORS

Our Director Nominees

Recommend. The Board selected our 16 director nominees based on their satisfaction of the core attributes described on page 3, and the belief that each can make substantial contributions to our Board and company. Our Board believes our nominees’ breadth of experience and their mix of attributes strengthen our Board’s independent leadership and effective oversight of management, in the context of our company’s businesses, our industry’s operating environment, and our company’s long-term strategy.

Our director nominees represent a diverse range of qualifications and skills. They:

🌑

are seasoned leaders who have held an array of diverse leadership positions in complex, highly regulated businesses (including banks and other financial services organizations), and with one of our primary regulators

🌑	have served as chief executives and in senior positions in the areas of risk, operations, finance, technology, and human resources

🌑	bring deep and diverse experience in public and private companies, financial services, academia, the public sector, nonprofit organizations, and other domestic and international businesses

🌑

are experienced in regulated, non-financial services industries and organizations, adding to our Board’s understanding of overseeing a business subject to governmental oversight, and enhancing the diversity of our Board with valuable insights and fresh perspectives that complement those of our directors with specific experience in banking or financial services

🌑	represent diverse backgrounds and viewpoints

🌑	strengthen our Board’s oversight capabilities by having varied lengths of tenure that provide historical and new perspectives about our company

Highlights

Strategic Planning. For oversight of management’s development and implementation of strategic priorities

Audit/Financial Reporting. For oversight of our company’s audit function and preparation of financial statements

Environmental, Social, and Governance. For insight into how these principles define how we deliver Responsible Growth

Human Capital Management and Succession Planning. For insight into our focus on talent development and our commitment to being a great place to work

Financial Services Experience. For insight into key issues affecting our company

Consumer, Corporate, and Investment Businesses. For experience across our business and its development

Government, Public Policy, and Regulatory Affairs. For insight into the key role of regulatory issues and government affairs in our business

Public Company Board Service and Corporate Governance. For knowledge of public company governance issues and policies to enhance our Board practices

Risk Management. For oversight of management in its comprehensive and rigorous approach to risk management

Experience in Complex, Highly Regulated Businesses. For a deep understanding of the many factors involved in operating our business

Cybersecurity, Technology, and Information Security. For oversight of management’s efforts to maintain our customers’ trust and protect the security of their information

Global Perspective. For insight into the many factors involved in overseeing management of our company’s global footprint

2019 Proxy Statement	5

PROPOSAL 1: ELECTING DIRECTORS

Our Board recommends a vote "FOR" each of the 16 nominees listed below for election as a director (Proposal 1).

Set forth below are each nominee’s name, age as of our annual meeting date, principal occupation, business experience, and U.S.-listed public company directorships held during the past five years. We also discuss the qualifications, attributes, and skills that led our Board to nominate each for election as a Bank of America director.

SHARON L. ALLEN	AGE: 67	DIRECTOR SINCE: AUGUST 2012
Former Chairman, Deloitte Other U.S.-Listed Public Company Directorships First Solar, Inc.

Ms. Allen’s responsibility for audit and consulting services in various positions with Deloitte LLP (Deloitte) enables her to bring extensive audit, financial reporting, and corporate governance experience to our Board. Her leadership positions with Deloitte give her broad management experience with large, complex businesses and an international perspective on risk management and strategic planning.

Professional Highlights:

🌑

Served as Chairman of Deloitte, a firm that provides audit, consulting, financial advisory, risk management, and tax services, as the U.S. member firm of Deloitte Touche Tohmatsu Limited from 2003 to 2011

🌑

Employed at Deloitte for nearly 40 years in various leadership roles, including Partner and Regional Managing Partner, responsible for audit and consulting services for a number of Fortune 500 and large private companies

🌑	Member of the Global Board of Directors, Chair of the Global Risk Committee, and U.S. Representative on the Global Governance Committee of Deloitte Touche Tohmatsu Limited from 2003 to 2011

🌑	Member of the Board of Directors of a food and drug retailer seeking to become a public company under the name Albertsons Companies, Inc.

🌑	Director of First Solar, Inc., Chair of its Audit Committee, and member of its Technology Committee

Other Leadership Experience and Service:

🌑	Former Director and Chair of the National Board of Directors of the YMCA of the USA, a leading nonprofit organization for youth development, healthy living, and social responsibility

🌑	Former Vice Chair of the Board of Trustees of the Autry National Center, the governing body of the Autry Museum of the American West

🌑	Appointed by President George W. Bush to the President’s Export Council, which advised the President on export enhancement

6

PROPOSAL 1: ELECTING DIRECTORS

SUSAN S. BIES	AGE: 71	DIRECTOR SINCE: JUNE 2009
Former Member, Federal Reserve Board of Governors

Ms. Bies’s role as a member of the Board of Governors of the Federal Reserve System (Federal Reserve Board) and her tenure with First Tennessee National Corporation (First Tennessee) enables her to bring deep experience in risk management, consumer banking, and insights regarding financial regulation to our Board. In particular, Ms. Bies focused on enterprise financial and risk management during her career with First Tennessee and further developed her regulatory expertise by serving on the Financial Accounting Standards Board (FASB) Emerging Issues Task Force. Her experience working at a primary regulator of our industry, along with her other regulatory and public policy experience, gives her unique and valuable perspective relevant to our company’s business, financial performance, and risk oversight. She brings an international perspective through her service on the Board of Directors of Merrill Lynch International (MLI) and prior service on the Board of Directors of Zurich Insurance Group Ltd. (Zurich Insurance).

Professional Highlights:

🌑	Senior Advisory Board Member to Oliver Wyman Group, a management consulting subsidiary of Marsh & McLennan Companies, Inc., February 2009 to March 2018

🌑	Member of the Federal Reserve Board from 2001 to 2007, including a role as Chair of the Committee on Supervisory and Regulatory Affairs

🌑	Represented the Federal Reserve Board on the Financial Stability Board and led the Federal Reserve Board’s efforts to modernize the Basel capital accord

🌑	Served as a member of the FASB’s Emerging Issues Task Force from 1996 to 2001

🌑

Served as Executive Vice President of Risk Management; Auditor; Chief Financial Officer; and Chair of the Asset Liability Management and the Executive Risk Management Committees at First Tennessee, a regional bank holding company, between 1979 and 2001

🌑	Employed at the Federal Reserve Bank of St. Louis as a regional and banking structure economist at the start of her career

🌑	Director of and former Chair, Risk Committee for Zurich Insurance; director of Zurich American Insurance Company, Zurich Insurance’s North American subsidiary

🌑	Chair, Board of Directors of MLI

Other Leadership Experience and Service:

🌑

Served in leadership roles in various organizations, including the Committee on Corporate Reporting of the Financial Executives Institute; the End Users of Derivatives Association; the American Bankers Association; and the Bank Administration Institute

🌑

Served in numerous roles with many professional, academic, civic, and charitable organizations, such as the American Economic Association; Institute of Management Accountants; International Women’s Forum; University of Memphis; Memphis Area Chamber of Commerce; Memphis Youth Initiative; and Memphis Partners

2019 Proxy Statement	7

PROPOSAL 1: ELECTING DIRECTORS

JACK O. BOVENDER, JR.	AGE: 73	DIRECTOR SINCE: AUGUST 2012
Lead Independent Director, Bank of America Corporation Former Chairman and Chief Executive Officer, HCA

Mr. Bovender’s roles as former Chairman, Chief Executive Officer, President, and Chief Operating Officer of HCA Inc. (HCA) enable him to bring his extensive experience leading a large, regulated, complex business to our Board. Mr. Bovender’s experience with HCA and service on the Board of Trustees of Duke University, including as Chair and as former Chair of its Presidential Search Committee and its Audit Committee, provide him with insight into board leadership, risk management, operational risk, and strategic planning, and valuable perspective on corporate governance issues.

Professional Highlights:

🌑

Chairman and Chief Executive Officer of HCA, the largest investor-owned hospital operator in the U.S. and a Fortune 100 company owning and operating hospitals and surgery centers, from January 2002 to December 2009, and Chief Executive Officer from January 2001 to January 2009

🌑	During a 32-year tenure at HCA, held several senior-level positions including President and Chief Operating Officer

🌑	40-year veteran of the healthcare industry starting with hospital administration for the U.S. Navy

Other Leadership Experience and Service:

🌑

Chair of the Duke University Board of Trustees and chair of the Executive Committee; serves on the Duke University Health System Board; and an Emeritus member of the Board of Visitors at the Duke University Fuqua School of Business

🌑	Recipient of Duke University’s Distinguished Alumni Award in 2012

🌑

Served on the Board of Governors of the American College of Healthcare Executives (ACHE); recipient of ACHE’s Gold Medal Award recognizing significant career-long contributions to the healthcare profession

FRANK P. BRAMBLE, SR.	AGE: 70	DIRECTOR SINCE: JANUARY 2006
Former Executive Vice Chairman, MBNA Corporation

Mr. Bramble brings broad-ranging financial services experience, international experience, and historical insight to our Board, having held leadership positions at two financial services companies acquired by our company (MBNA Corporation, acquired in 2006, and MNC Financial Inc., acquired in 1993). As a former executive officer of one of the largest credit card issuers in the U.S. and a major regional bank, Mr. Bramble has dealt with a wide range of issues important to our company, including risk management, credit cycles, sales and marketing to consumers, and audit and financial reporting.

Professional Highlights:

🌑	Served as Chairman of the Board of Trustees from July 2014 to June 2016 and Interim President from July 2013 to June 2014 of Calvert Hall College High School in Baltimore, Maryland

🌑

Served as Executive Vice Chairman from July 2002 to April 2005 and Advisor to the Executive Committee from April 2005 to December 2005 of MBNA Corporation, a financial services company acquired by Bank of America in January 2006

🌑

Previously served as the Chairman, President, and Chief Executive Officer at Allfirst Financial, Inc.; MNC Financial Inc.; Maryland National Bank; American Security Bank; and Virginia Federal Savings Bank

🌑	Served as a director, from April 1994 to May 2002, and Chairman, from December 1999 to May 2002, of Allfirst Financial, Inc. and Allfirst Bank, U.S. subsidiaries of Allied Irish Banks, p.l.c.

🌑	Began his career as an audit clerk at the First National Bank of Maryland

Other Leadership Experience and Service:

🌑	Emeritus member of the Board of Visitors of Towson University and guest lecturer in business strategy and accounting from 2006 to 2008

8

PROPOSAL 1: ELECTING DIRECTORS

PIERRE J.P. DE WECK	AGE: 68	DIRECTOR SINCE: JULY 2013
Former Chairman and Global Head of Private Wealth Management, Deutsche Bank

Mr. de Weck’s experience as an executive with UBS AG (UBS) and Deutsche Bank AG (Deutsche Bank) enables him to bring extensive knowledge of the global financial services industry to our Board. As a former Chairman and Global Head of Private Wealth Management and member of the Group Executive Committee of Deutsche Bank, Mr. de Weck has broad experience in risk management and strategic planning and brings a valuable international perspective to our company’s business activities, including through his service on the Board of Directors of Bank of America Merrill Lynch International Limited. Mr. de Weck’s service as Chief Credit Officer of UBS provides him with further credit risk management experience.

Professional Highlights:

🌑	Served as the Chairman and Global Head of Private Wealth Management and as a member of the Group Executive Committee of Deutsche Bank from 2002 to May 2012

🌑

Served on the Management Board of UBS from 1994 to 2001; as Head of Institutional Banking from 1994 to 1997; as Chief Credit Officer and Head of Private Equity from 1998 to 1999; and as Head of Private Equity from 2000 to 2001

🌑	Held various senior management positions at Union Bank of Switzerland, a predecessor firm of UBS, from 1985 to 1994

🌑	Currently serves on the Board of Directors of MLI and as chair of its Risk Committee, and as Chair of the Board of Directors of our French broker-dealer subsidiary, BofA Securities Europe S.A.

ARNOLD W. DONALD	AGE: 64	DIRECTOR SINCE: JANUARY 2013
President and Chief Executive Officer, Carnival Other U.S.-Listed Public Company Directorships Carnival; Crown Holdings, Inc. Past Five Years: The Laclede Group, Inc.

Mr. Donald’s roles as President and Chief Executive Officer of Carnival Corporation and Carnival plc (Carnival), as a former senior executive at Monsanto Company (Monsanto), and as the former Chairman and Chief Executive Officer of Merisant Company (Merisant), enable him to bring his extensive experience in strategic planning and operations in regulated, consumer, retail, and distribution businesses to our Board. His board service with public companies gives him experience with risk management, global operations, and regulated businesses. His experience heading The Executive Leadership Council and the Juvenile Diabetes Research Foundation International gives him a distinct perspective on governance matters, social responsibility, and diversity.

Professional Highlights:

🌑	President and Chief Executive Officer of Carnival, a cruise and vacation company, since July 2013

🌑

Served as President and Chief Executive Officer from November 2010 to June 2012 of The Executive Leadership Council, a nonprofit organization providing a professional network and business forum to African-American executives at major U.S. companies

🌑	President and Chief Executive Officer of the Juvenile Diabetes Research Foundation International from January 2006 to February 2008

🌑	Served as Chairman and Chief Executive Officer of Merisant from 2000 to 2003, a privately-held global manufacturer of tabletop sweeteners, and remained as Chairman until 2005

🌑

Joined Monsanto in 1977 and held several senior leadership positions with global responsibilities, including President of its Agricultural Group and President of its Nutrition and Consumer Sector, over a more than 20-year tenure

🌑	Director of Crown Holdings, Inc. and member of its Compensation Committee

Other Leadership Experience and Service:

🌑	Appointed by President Clinton and re-appointed by President George W. Bush to the President’s Export Council

2019 Proxy Statement	9

PROPOSAL 1: ELECTING DIRECTORS

LINDA P. HUDSON	AGE: 68	DIRECTOR SINCE: AUGUST 2012
Executive Officer, The Cardea Group, LLC Former President and Chief Executive Officer, BAE Other U.S.-Listed Public Company Directorships Ingersoll-Rand plc Past Five Years: The Southern Company

Ms. Hudson’s role as a former President and Chief Executive Officer of BAE Systems, Inc. (BAE) enables her to bring her broad experience in strategic planning and risk management to our Board. Further, with her service as an executive director of BAE Systems plc (BAE Systems), Ms. Hudson’s background provides her with international perspective, geopolitical insights, and experience as a leader of a large, international, highly regulated, complex business. Ms. Hudson’s career in the defense and aerospace industry gives her knowledge of technology risks such as cybersecurity risk.

Professional Highlights:

🌑	Chairman and Chief Executive Officer of The Cardea Group, LLC, a management consulting business, May 2014 to present

🌑

Served as CEO Emeritus of BAE, a U.S.-based subsidiary of BAE Systems, a global defense, aerospace, and security company headquartered in London, from February 2014 to May 2014, and as President and Chief Executive Officer of BAE from October 2009 until January 2014

🌑	Served as President of BAE Systems’ Land and Armaments operating group, the world’s largest military vehicle and equipment business, from October 2006 to October 2009

🌑

Prior to joining BAE, served as Vice President of General Dynamics Corporation and President of its Armament and Technical Products business; held various positions in engineering, production operations, program management, and business development for defense and aerospace companies

🌑

Served as a member of the Executive Committee and as an executive director of BAE Systems from 2009 until January 2014 and as a member of the Board of Directors of BAE from 2009 to April 2015; served as Director of The Southern Company and member of its Nominating, Governance and Corporate Responsibility Committee and its Operations, Environmental and Safety Committee from 2014 to July 2018

🌑	Director of Ingersoll-Rand plc and member of its Governance, Compensation, and Technology and Innovation Committees

Other Leadership Experience and Service:

🌑

Member of the Board of Directors of the University of Florida Foundation, Inc. and the University of Florida Engineering Leadership Institute, and a former member of the Charlotte Center Executive Board for the Wake Forest University School of Business and of the Board of Trustees of Discovery Place, a nonprofit education organization dedicated to inspiring exploration of the natural and social world

🌑	Elected member to the National Academy of Engineering, one of the highest professional honors accorded an engineer

10

PROPOSAL 1: ELECTING DIRECTORS

MONICA C. LOZANO	AGE: 62	DIRECTOR SINCE: APRIL 2006
Chief Executive Officer, College Futures Foundation Former Chairman, US Hispanic Media Inc. Other U.S.-Listed Public Company Directorships Target Corporation Past Five Years: The Walt Disney Company

Ms. Lozano’s roles as the Chief Executive Officer of College Futures Foundation, a charitable foundation working to increase the rate of college graduation for low-income California students, and as the former Chairman and Chief Executive Officer of ImpreMedia LLC (ImpreMedia), a leading Hispanic news and information company, enable her to bring her experience in broad leadership management over areas such as operations, marketing, and strategic planning to our Board. Ms. Lozano has a deep understanding of issues that are important to the Hispanic community, a growing U.S. demographic. Her public company board service for Target Corporation, her past public company board service for The Walt Disney Corporation, and her past roles with the University of California and the University of Southern California give her board-level experience overseeing large organizations with diversified operations on matters such as governance, executive compensation, risk management, and financial reporting. Ms. Lozano’s experience as a member of President Obama’s Council on Jobs and Competitiveness also provided her with valuable perspective on important public policy, societal, and economic issues relevant to our company.

Professional Highlights:

🌑

Chief Executive Officer of College Futures Foundations since December 2017. College Futures Foundation is a charitable foundation focused on increasing the rate of bachelor’s degree completion among California student populations who are low-income and have had a historically low college success rate

🌑	Served as Chair of the Board of Directors of U.S. Hispanic Media Inc., the parent company of ImpreMedia, a leading Hispanic news and information company, from June 2014 to January 2016

🌑	Served as Chairman of ImpreMedia from July 2012 to January 2016, Chief Executive Officer from May 2010 to May 2014, and Senior Vice President from January 2004 to May 2010

🌑

Served as Publisher of La Opinion, a subsidiary of ImpreMedia and the leading Spanish-language daily print and online newspaper in the U.S., from 2004 to May 2014, and Chief Executive Officer from 2004 to July 2012

🌑	Director of Target Corporation and member of its Audit and Finance Committee, and Nominating and Governance Committee

Other Leadership Experience and Service:

🌑	Served as a member of President Obama’s Council on Jobs and Competitiveness from 2011 to 2012 and served on President Obama’s Economic Recovery Advisory Board from 2009 to 2011

🌑

Currently serves as Chair of the Board of Directors of the Weingart Foundation; served as the Chair of the Board of Regents of the University of California, as a member of the Board of Trustees of The Rockefeller Foundation, as a member of the Board of Trustees of the University of Southern California, and as a member of the State of California Commission on the 21st Century Economy

THOMAS J. MAY	AGE: 72	DIRECTOR SINCE: APRIL 2004
Chairman, Viacom Inc. Former Chairman, President, and Chief Executive Officer, Eversource Energy Other U.S.-Listed Public Company Directorships Viacom Inc. Past Five Years: Eversource Energy

Mr. May’s roles as former Chairman, President, and Chief Executive Officer of Eversource Energy enable him to bring his extensive experience with regulated businesses, operations, risk management, business development, strategic planning, board leadership, and corporate governance matters to our Board and gives him insight into the issues facing our company’s businesses. Having experience as a Certified Public Accountant, Mr. May brings extensive accounting and financial skills, and a professional perspective on financial reporting and enterprise and operational risk management.

Professional Highlights:

🌑	Served as Chairman of the Board of Trustees of Eversource Energy, one of the nation’s largest utilities, from October 2013 to May 2017

🌑	Served as President and Chief Executive Officer of Eversource Energy from April 2012 until retirement in May 2016

🌑

Served as Chairman and Chief Executive Officer of NSTAR, which merged with Northeast Utilities (now Eversource Energy), from 1999 to April 2012, and was President from 2002 to April 2012; also served as Chief Financial Officer and Chief Operating Officer at NSTAR

🌑	Currently serves on the Board of Directors of Liberty Mutual Holding Company, Inc. and as the non-executive Chairman of the Board of Directors of Viacom Inc.

2019 Proxy Statement	11

PROPOSAL 1: ELECTING DIRECTORS

BRIAN T. MOYNIHAN	AGE: 59	DIRECTOR SINCE: JANUARY 2010
Chairman of the Board and Chief Executive Officer, Bank of America Corporation

As our Chief Executive Officer, Mr. Moynihan conceived of and leads our approach to Responsible Growth, based on driving a straightforward business model serving three customer and client groups with core financial services, which has delivered record earnings and significant capital return to stockholders. Mr. Moynihan has demonstrated leadership qualities, management capability, knowledge of our business and industry, and a long-term strategic perspective. In addition, he has many years of international and domestic financial services experience, including wholesale and retail businesses.

Professional Highlights:

🌑

Appointed Chairman of the Board of Directors of Bank of America Corporation in October 2014 and President and Chief Executive Officer in January 2010. Prior to becoming Chief Executive Officer, Mr. Moynihan ran each of the company’s operating units

🌑

Chairman of the Board of Directors of Bank Policy Institute (formerly Financial Services Roundtable); prior Chairman of Financial Services Forum; member (and prior Chairman) of the Supervisory Board of The Clearing House Association L.L.C.; member of Business Roundtable; Chairman of the World Economic Forum’s International Business Council; member of the Federal Advisory Council of the Federal Reserve Board

🌑	Member of Board of Fellows of Brown University; member of Advisory Council of Smithsonian’s National Museum of African American History and Culture; Chairman of Charlotte Executive Leadership Council

LIONEL L. NOWELL III	AGE: 64	DIRECTOR SINCE: JANUARY 2013

Former Senior Vice President
and Treasurer, PepsiCo, Inc.

Other U.S.-Listed Public Company Directorships

American Electric Power Company, Inc.; Ecolab Inc.

Past Five Years: British American Tobacco p.l.c.; HD Supply Holdings, Inc.; Reynolds American, Inc.; Darden Restaurants, Inc.

Mr. Nowell’s role as former Treasurer of PepsiCo, Inc. (Pepsi) enables him to bring his strong financial expertise and extensive global perspective in risk management and strategic planning to our Board. Through his public company board service, he has experience in governance, financial reporting, accounting of large international and regulated businesses, and board leadership. Mr. Nowell’s membership on the advisory council at a large, public university provides him with further experience with the oversight of large, complex organizations.

Professional Highlights:

🌑

Served as Senior Vice President and Treasurer of Pepsi, a leading global food, snack, and beverage company, from 2001 to May 2009; and as Chief Financial Officer of The Pepsi Bottling Group and Controller of Pepsi

🌑	Served as Senior Vice President, Strategy and Business Development at RJR Nabisco, Inc. from 1998 to 1999

🌑

Held various senior financial roles at the Pillsbury division of Diageo plc, including Chief Financial Officer of its Pillsbury North America, Pillsbury Foodservice, and Häagen-Dazs divisions, and also served as Controller and Vice President of Internal Audit of the Pillsbury Company

🌑

Director of American Electric Power Company, Inc., Chair of its Audit Committee and member of its Committee on Directors & Corporate Governance, Executive Committee, Finance Committee, and Policy Committee; director of Ecolab Inc. and member of its Audit Committee and Finance Committee

Other Leadership Experience and Service:

🌑	Serves on the Dean’s Advisory Council at The Ohio State University Fisher College of Business

🌑	Served as Lead Director of the Board of Directors of Reynolds American, Inc. from January 2017 to July 2017 and as a Board member from September 2007 to July 2017

12

PROPOSAL 1: ELECTING DIRECTORS

CLAYTON S. ROSE	AGE: 60	DIRECTOR SINCE: OCTOBER 2018
President, Bowdoin College Other U.S.-Listed Public Company Directorships Past Five Years: XL Group, plc; Bank of America Corporation (2013-2015)

Dr. Rose’s service as a senior executive at JPMorgan Chase & Co. and predecessor company J.P. Morgan & Co. (collectively, JPMorgan Chase), including leadership positions in investment banking, equities, securities, derivatives, and corporate finance businesses enables him to bring deep financial, international, and leadership experience to our board, in addition to broad experience in risk management and strategy with a financial services company. Dr. Rose’s service as President of Bowdoin College and as professor at Harvard Business School, Columbia University, and New York University has provided him with opportunities to lead a large and complex organization and to research and analyze current issues in the financial services industry, giving him a valuable and unique perspective on our company’s businesses. Dr. Rose’s extensive financial industry board service gives him further insight into key issues facing financial institutions.

Professional Highlights:

🌑	President of Bowdoin College, 2015 to present

🌑	Held various other roles in academia, including Professor of Management Practice at Harvard Business School

🌑

Served as Vice Chairman, headed two lines of business – Global Investment Banking and Global Equities – and was a member of JPMorgan Chase’s senior management team during his approximately 20-year tenure at JPMorgan Chase

🌑	Served on the Boards of Directors of XL Group, plc, Federal Home Loan Mortgage Corporation (Freddie Mac), and Mercantile Bankshares Corp.

Other Leadership Experience and Service:

🌑	Serves on the Board of Trustees for the Howard Hughes Medical Institute and chairs its Audit and Compensation Committee

🌑	Served on the company’s Board of Directors from 2013 to 2015; member of Enterprise Risk Committee and Corporate Governance Committee

MICHAEL D. WHITE	AGE: 67	DIRECTOR SINCE: JUNE 2016
Former Chairman, President, and Chief Executive Officer of DIRECTV Other U.S.-Listed Public Company Directorships Kimberly-Clark Corporation; Whirlpool Corporation Past Five Years: DIRECTV

Mr. White’s roles as the former Chief Executive Officer and Chairman of the Board of Directors of DIRECTV enable him to bring his experience in technology, consumer businesses, and financial expertise to our Board. Mr. White has experience leading a large and highly regulated business. Through his position as Chief Executive Officer of PepsiCo International, Mr. White has international experience as well as broad knowledge of retail and distribution issues. Through his service on public company boards, he has board-level experience overseeing large, complex public companies in various industries, which provides him with valuable insights on the compensation practices and accounting of large, international businesses.

Professional Highlights:

🌑

Served as Chairman, President and Chief Executive Officer of DIRECTV, a leading provider of digital television entertainment services, from January 2010 to August 2015, and as a Director of the company from November 2009 until August 2015

🌑

Chief Executive Officer of PepsiCo International from February 2003 until November 2009; and served as Vice Chairman and director of PepsiCo from March 2006 to November 2009, after holding positions of increasing importance with PepsiCo since 1990

🌑	Served as Senior Vice President at Avon Products, Inc.

🌑	Served as a Management Consultant at Bain & Company and Arthur Andersen & Co.

🌑

Director of Kimberly-Clark Corporation, Chair of its Audit Committee and member of its Executive Committee; director of Whirlpool Corporation, Chair of its Audit Committee, and member of its Corporate Governance and Nominating Committee

Other Leadership Experience and Service:

🌑	Member of the Boston College Board of Trustees

🌑

Chairman of the Partnership for Drug-Free Kids and Vice-Chairman of the Mariinsky Foundation of America, which supports the Mariinsky Opera, Ballet, and Orchestra and the Academy for young singers and the young musicians’ orchestra

2019 Proxy Statement	13

PROPOSAL 1: ELECTING DIRECTORS

THOMAS D. WOODS	AGE: 66	DIRECTOR SINCE: APRIL 2016
Chairman, Hydro One Limited; Former Vice Chairman and Senior Executive Vice President of CIBC

Mr. Woods’s career at Canadian Imperial Bank of Commerce (CIBC) enables him to bring his deep experience in risk management, corporate strategy, finance, and the corporate and investment banking businesses to our Board. As Senior Executive Vice President and Chief Risk Officer of CIBC during the financial crisis, Mr. Woods focused on risk management and CIBC’s risk culture. Mr. Woods chaired CIBC’s Asset Liability Committee, served as CIBC’s lead liaison with regulators, and was an active member of CIBC’s business strategy group.

Professional Highlights:

🌑	Served as Vice Chairman and Senior Executive Vice President of CIBC, a leading Canada-based global financial institution, from July 2013 until his retirement in December 2014

🌑	Served as Senior Executive Vice President and Chief Risk Officer of CIBC from 2008 to July 2013, and Senior Executive Vice President and Chief Financial Officer of CIBC from 2000 to 2008

🌑

Employed at Wood Gundy, a CIBC predecessor firm, starting in 1977; served in various senior leadership positions, including as Controller of CIBC, as Chief Financial Officer of CIBC World Markets (CIBC’s investment banking division), and as the Head of CIBC’s Canadian Corporate Banking division

Other Leadership Experience and Service:

🌑

Serves as Chair of the Board of Directors of Hydro One Limited, an electricity transmission and distribution company serving the Canadian province of Ontario, and publicly traded and listed on the Toronto Stock Exchange

🌑

Serves as a member of the Board of Directors of Alberta Investment Management Corporation, a Canadian institutional investment fund manager, and on the investment committee of Cordiant Capital Inc., a fund manager specializing in emerging markets

🌑

Former member of the Board of Directors of Jarislowsky Fraser Limited, a global investment management firm, from 2016 to 2018, former member of the Boards of Directors of DBRS Limited and DBRS, Inc., an international credit rating agency, from 2015 to 2016, and former member of the Board of Directors of TMX Group Inc., a Canada-based financial services company, from 2012 to 2014

🌑	Serves on the board of advisors of the University of Toronto’s Department of Mechanical and Industrial Engineering

R. DAVID YOST	AGE: 71	DIRECTOR SINCE: AUGUST 2012
Former Chief Executive Officer, AmerisourceBergen Other U.S.-Listed Public Company Directorships Johnson Controls International plc; Marsh & McLennan Companies, Inc. Past Five Years: Exelis Inc.

Mr. Yost’s roles as the former Chief Executive Officer of AmerisourceBergen Corporation (AmerisourceBergen) and its predecessor company enable him to bring his broad experience in strategic planning, risk management, and operational risk to our Board. In addition, Mr. Yost has experience leading a large, complex business. Through his service on public company boards, he has board-level experience overseeing large, complex public companies in various industries, which provides him with valuable insights on corporate governance and risk management.

Professional Highlights:

🌑

Served as Chief Executive Officer of AmerisourceBergen, a pharmaceutical services company providing drug distribution and related services to healthcare providers and pharmaceutical manufacturers, from 2001 until his retirement in July 2011, and as President from 2001 to 2002 and again from September 2007 to November 2010

🌑

Held various positions at AmerisourceBergen and its predecessor companies during a nearly 40-year career, including Chief Executive Officer from 1997 to 2001 and Chairman from 2000 to 2001 of Amerisource Health Corporation

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Director of Johnson Controls International plc and member of its Compensation Committee; director of Marsh & McLennan Companies, Inc., Chair of its Corporate Responsibility Committee, and member of its Compensation Committee

14

PROPOSAL 1: ELECTING DIRECTORS

MARIA T. ZUBER	AGE: 60	DIRECTOR SINCE: DECEMBER 2017
Vice President for Research and E. A. Griswold Professor of Geophysics, MIT Other U.S.-Listed Public Company Directorships Textron Inc.

In her role as Vice President for Research at Massachusetts Institute of Technology (MIT), Dr. Zuber oversees multiple laboratories and research centers and is also responsible for intellectual property and research integrity and compliance, as well as research relationships with the federal government. Dr. Zuber’s role as Senior Research Scientist and experiences in leadership roles on nine space exploratory missions with the National Aeronautics and Space Administration (NASA) enable her to bring a breadth of risk management, geopolitical insights, and strategic planning proficiencies to our Board.

Professional Highlights:

🌑	Vice President for Research at MIT, a leading research institution, since 2013

🌑

Senior Research Scientist at NASA since 2010, serving in 2012 as Principal Investigator of the Gravity Recovery and Interior Laboratory, or GRAIL, mission, which was designed to create the most accurate gravitational map of the moon to date and give scientists insight into the moon’s internal structure, composition, and evolution

🌑	Served as a Professor at MIT since 1995, and was Head of the Earth, Atmospheric, and Planetary Sciences Department from 2003 to 2011

🌑	Served as Scientist at NASA from 1993 to 2010, and as a Geophysicist from 1986 to 1992

🌑	Director of Textron Inc., a diversified manufacturer, and member of its Nominating and Corporate Governance, and Organization and Compensation Committees

Other Leadership Experience and Service:

🌑

Appointed by President Obama in 2013 and reappointed by President Trump in 2018 to the National Science Board, a 25-member panel that serves as the governing board of the National Science Foundation and as advisors to the President and Congress on policy matters relating to science and engineering; served as Board Chair from 2016 to 2018

🌑

Serves as a member of the Board of Directors of The Massachusetts Green High Performance Computing Center, a joint venture by Massachusetts universities, which provides infrastructure for computationally intensive research

🌑	Serves on the Board of Fellows of Brown University

Any stockholder who wishes to recommend a director candidate for consideration by our Corporate Governance Committee must submit a written recommendation to our Corporate Secretary at Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-18-05, Charlotte, North Carolina 28255. For our 2020 annual meeting of stockholders, the Committee will consider recommendations received by October 15, 2019. The recommendation must include the information set forth in our Corporate Governance Guidelines, which are published on our website at http://investor.bankofamerica.com.

2019 Proxy Statement	15

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our Board of Directors

Our Board and its committees oversee:

🌑	management’s development and implementation of a multi-year strategic business plan and an annual financial operating plan, and our progress meeting these strategic and financial plans

🌑	management’s identification, measurement, monitoring, and control of our company’s material risks, including operational (including conduct, model, and cyber risks), credit, market, liquidity, compliance, strategic, and reputational risks

🌑	our company’s maintenance of high ethical standards and effective policies and practices to protect our reputation, assets, and business

🌑	our corporate audit function, our independent registered public accounting firm, and the integrity of our consolidated financial statements

🌑	our company’s establishment, maintenance, and administration of appropriately designed compensation programs and plans

Our Board and its committees are also responsible for:

🌑	reviewing, monitoring, and approving succession plans for our Board’s Chairman and Lead Independent Director, and for our CEO and other key executives to promote senior management continuity

🌑	conducting an annual, formal self-evaluation of our Board and its committees

🌑	identifying and evaluating director candidates, and nominating qualified individuals for election to serve on our Board

🌑	reviewing our CEO’s performance and approving the total annual compensation for our CEO and other executive officers

🌑	reviewing our environmental, social, and governance (ESG) initiatives, including our human capital management policies and practices

🌑	overseeing and participating in our stockholder engagement activities to ascertain perspectives and topics of interest from our stockholders

Director Independence

The New York Stock Exchange (NYSE) listing standards require a majority of our directors and each member of our Audit, Compensation and Benefits, and Corporate Governance Committees to be independent. The Federal Reserve Board’s Enhanced Prudential Standards require the chair of our Enterprise Risk Committee to be independent. In addition, our Corporate Governance Guidelines require a substantial majority of our directors to be independent. Our Board has adopted Director Independence Categorical Standards (Categorical Standards), published on our website at http://investor.bankofamerica.com, to assist it in determining each director’s independence. Our Board considers a director or director nominee “independent” if he or she meets the criteria for independence in both the NYSE listing standards and our Categorical Standards.

In early 2019, our Board, in coordination with our Corporate Governance Committee, evaluated the relevant relationships between each director/director nominee (and his or her immediate family members and affiliates) and Bank of America Corporation and its subsidiaries and affirmatively determined that all of our directors/director nominees are independent, except for Mr. Moynihan due to his employment by our company. Specifically, the following 15 of our 16 directors/director nominees are independent under the NYSE listing standards and our Categorical Standards: Ms. Allen, Ms. Bies, Mr. Bovender, Mr. Bramble, Mr. de Weck, Mr. Donald, Ms. Hudson, Ms. Lozano, Mr. May, Mr. Nowell, Dr. Rose, Mr. White, Mr. Woods, Mr. Yost, and Dr. Zuber.

In making its independence determinations, our Board considered the following ordinary course, non-preferential relationships that existed during the preceding three years and those transactions reported under “Related Person and Certain Other Transactions” on page 36, and determined that none of the relationships constituted a material relationship between the director/director nominee and our company:

🌑

Our company or its subsidiaries provided ordinary course financial products and services to all of our directors/director nominees. Our company or its subsidiaries also provided ordinary course financial products and services to some of these directors’/director nominees’ immediate family members and entities affiliated with some of our directors/director nominees or their immediate family members (Mr. de Weck, Mr. Donald, Mr. May, and Dr. Rose). In each case, the fees we received for these products and services were below the thresholds of the NYSE listing standards and our Categorical Standards, and, where applicable, were less than 2% of the consolidated gross annual revenues of our company and of the other entity.

16

CORPORATE GOVERNANCE

🌑

Our company or its subsidiaries purchased products or services in the ordinary course from entities where some of our directors/director nominees are executive officers or employees or their immediate family members serve or served in the past three years as executive officers (Mr. Donald, Mr. May, Dr. Rose, and Mr. Woods). In each case, the fees paid to each of these entities were below the thresholds of the NYSE listing standards and our Categorical Standards.

Independent Board Leadership

Our Board is committed to objective, independent leadership for our Board and each of its committees. Our Board views the active, objective, independent oversight of management as central to effective Board governance, to serving the best interests of our company and our stockholders, and to executing our strategic objectives and creating long-term value. This commitment is reflected in our company’s governing documents, including our Bylaws, our Corporate Governance Guidelines, and the governing documents of each of the Board’s committees.

Our Board believes that its optimal leadership structure may change over time to reflect our company’s evolving needs, strategy, and operating environment; changes in our Board’s composition and leadership needs; and other factors, including the perspectives of stockholders and other stakeholders. In accordance with a 2014 amendment to our Bylaws, which our stockholders ratified at a special meeting in 2015, our Board has the flexibility to determine the Board leadership structure best suited to the needs and circumstances of our company and our Board. At each of our 2017 and 2018 annual meetings of stockholders, our stockholders reaffirmed their support for allowing this flexibility by voting over two-thirds of votes cast against stockholder proposals seeking Bylaw amendments requiring an independent Chairman.

Under our Board’s current leadership structure, we have a Chairman and a Lead Independent Director. Our Lead Independent Director is empowered with, and exercises, robust, well-defined duties. Our Board is composed of experienced and committed independent directors (with all non-management nominees being independent), and our Board committees have objective, experienced chairs and members. Our Board is committed to engaging with stockholders and other stakeholders. All directors are required to stand for election annually.

Our Board believes that these factors, taken together, provide for objective, independent Board leadership, effective engagement with and oversight of management, and a voice independent from management and accountable to stockholders and other stakeholders.

Periodic Review of Board Leadership Structure

At least annually, our Board, in coordination with our Corporate Governance Committee, deliberates on and discusses the appropriate Board leadership structure, including the considerations described above. Based on that assessment and on input from stockholders, our Board believes that the existing structure, with Mr. Moynihan as Chairman and Mr. Bovender as Lead Independent Director, continues to be the optimal leadership framework at this time. As a highly regulated global financial services company, we and our stockholders benefit from an executive Chairman with deep experience and leadership in and knowledge of the financial services industry, our company, its businesses, and our focus on Responsible Growth, and a strong, active Lead Independent Director who exercises robust, well-defined duties. Our Lead Independent Director, together with the other independent directors, exemplifies objective independent Board leadership, and effectively engages and oversees management.

The Board believes in having a Lead Independent Director who is empowered with robust, well-defined duties. The Lead Independent Director is joined by experienced, independent Board members and a Chairman who, as CEO, serves as the primary voice to articulate our long-term strategy and our Responsible Growth. The independent directors provide objective oversight of management, review the CEO’s performance and approve CEO compensation, help to establish the long-term strategy and regularly assess its effectiveness, and serve the best interests of our company and our stockholders by overseeing management’s work to create long-term value.

In 2017, our Board updated our Corporate Governance Guidelines to include an emergency succession plan for our Lead Independent Director and Board Chairman that provides for an orderly, interim succession process in the event of extraordinary circumstances. In addition, our Corporate Governance Committee has a process for implementing an orderly independent Director leadership transition for our Lead Independent Director.

2019 Proxy Statement	17

CORPORATE GOVERNANCE

Robust and Well-defined Lead Independent Director Duties

Our Corporate Governance Guidelines establish robust and well-defined duties for the independent leader of our Board. Our Board’s support of the current leadership structure is premised on these duties being transparently disclosed, comprehensive in nature, and actively exercised.

Well-defined Duties of our Lead Independent Director

Board Leadership

🌑  In the case of the Chairman, presiding at all meetings of our Board and, in the case of the Lead Independent Director, presiding at all meetings of our Board at which the Chairman is not present, including at executive sessions of the independent directors

🌑  Calling meetings of the independent directors, as appropriate

🌑  In the case of the Lead Independent Director, if our CEO is also Chairman, providing Board leadership if the CEO/Chairman’s role may be (or may be perceived to be) in conflict

Board Culture

🌑  Serving as a liaison between the CEO and the independent directors

🌑  Establishing a close relationship and trust with the CEO, providing support, advice, and feedback from our Board while respecting executive responsibility

🌑  Acting as a “sounding board” and advisor to the CEO

Board Focus

🌑  Board Focus: In consultation with our Board and executive management, providing that our Board focuses on key issues and tasks facing our company, and on topics of interest to our Board

🌑  Corporate Governance: Assisting our Board, our Corporate Governance Committee, and management in complying with our Corporate Governance Guidelines and promoting corporate governance best practices

🌑  CEO Performance Review and Succession Planning: Working with our Corporate Governance Committee, our Compensation and Benefits Committee, and members of our Board, contributing to the annual performance review of the CEO and participating in CEO succession planning

Board Meetings

🌑  In coordination with the CEO and the other members of our Board, planning, reviewing, and approving meeting agendas for our Board

🌑  In coordination with the CEO and the other members of our Board, approving meeting schedules to provide for sufficient time for discussion of all agenda items

🌑  Advising the CEO of the information needs of our Board and approving information sent to our Board

🌑  Developing topics of discussion for executive sessions of our Board

Board Performance and Development

🌑  Board Performance: Together with the CEO and the other members of our Board, promoting the efficient and effective performance and functioning of our Board

🌑  Board Evaluation: Consulting with our Corporate Governance Committee on our Board’s annual self-evaluation

🌑  Director Development: Providing guidance on the ongoing development of directors

🌑  Director Assessment/Nomination: With our Corporate Governance Committee and the CEO, consulting in the identification and evaluation of director candidates’ qualifications (including candidates recommended by directors, management, third-party search firms, and stockholders) and consulting on committee membership and committee chairs

Stockholders and Other Stakeholders

🌑  Being available for consultation and direct communication, to the extent requested by major stockholders

🌑  Having regular communication with primary bank regulators (with or without management present) to discuss the appropriateness of our Board’s oversight of management and our company

18

CORPORATE GOVERNANCE

Highly Engaged Lead Independent Director

The formalized list of duties of the Lead Independent Director does not fully capture Mr. Bovender’s active role in serving as our Board’s independent leader. Among other things, Mr. Bovender:

🌑  holds quarterly calls with our primary bank regulators to discuss any issues of concern

🌑  regularly speaks with our CEO and holds bi-weekly calls to discuss Board meeting agendas and discussion topics, schedules, and other Board governance matters

🌑  attends meetings of all of the Board committees

🌑  speaks with each Board member at least quarterly to receive input on Board agendas, Board effectiveness, Board planning matters, and other related topics of management oversight

🌑  meets at least quarterly with management members, including the Chief Administrative Officer; Chief Financial Officer; Chief Risk Officer; Chief Human Resources Officer; and Global Compliance, Operational Risk, Reputational Risk and Control Function Risk Executive

🌑  plays a leading role in our stockholder engagement process, representing our Board and independent directors in investor meetings. In 2018 and in early 2019, Mr. Bovender met with many of our largest stockholders and stakeholders, often in person, and in aggregate, personally met with investors who own approximately 26% of all outstanding shares

Board Evaluation

Our Board and our Board’s Audit, Compensation and Benefits, Corporate Governance, and Enterprise Risk Committees continuously evaluate their own effectiveness throughout the year. The evaluation is a multi-faceted process that includes quarterly one-on-one discussions with our Lead Independent Director, individual director input on Board and Committee meeting topical agenda subjects, executive sessions without management present, periodic input to our CEO and senior management on topical agendas and enhancements to Board and committee effectiveness, and an annual formal self-evaluation developed and administered under the direction of the Corporate Governance Committee.

One-on-One Discussions with the Lead Independent Director

In addition to the formal annual Board and committee evaluation process, our Lead Independent Director speaks with each Board member at least quarterly, and receives input regarding Board and committee practices and management oversight. Throughout the year, committee members also have the opportunity to provide input directly to committee chairs or to management.

2019 Proxy Statement	19

CORPORATE GOVERNANCE

Formal Self-Evaluation

Information from research commissioned by the Board on the characteristics of highly effective and efficient boards identified five key areas where the research suggested high functioning boards and committees excelled. Our Corporate Governance Committee developed the formal 2018 self-evaluation to solicit director feedback on these key areas, the results of which are shared with management as appropriate. The Committee also considered industry trends, practices of our peers, feedback from stockholders and regulatory developments. As in prior years, for the formal 2018 self-evaluation, our Corporate Governance Committee solicited director views on actions taken in response to the prior year’s evaluation results. As part of its ongoing review of Board and committee composition, our Corporate Governance Committee also continued to seek input on the Board’s director succession planning process.

Key Areas: Highly Effective Boards
Board and Committee Composition Board Culture Board and Committee Focus Board Process Information and Resources

Composition. Through the self-evaluation process, our Board identifies qualities, relevant skills, and experience of potential director candidates that are consistent with the company’s current strategy, and that would add to the Board’s diversity.

Board Culture. Our Board considers its role in setting the standard for the company’s culture and values by forging a collegial and collaborative dynamic that values independent judgment and emphasizes accountability. As part of this review, our Board evaluates its working relationship with management, including the importance of challenging and holding management accountable, and its processes of seeking stockholder and stakeholder input.

Focus. Our Board and committees consider their critical oversight responsibilities, including risk, strategy, and succession planning. Risk focused meetings cover a range of topics—both ongoing considerations relating to the seven key risk types identified in our Risk Framework, and emerging risks in areas including cyber and information security, macroeconomic trends, and geopolitics. Our Board continues to engage in dialogue and solicit feedback from management, stockholders, and stakeholders, and receive third-party perspectives on the competitive environment and opportunities for growth.

Process. As part of the self-evaluation process, directors review overall Board and committee structure, meeting materials, agenda topics, and other meeting processes. Each of our directors meets with management and with our Lead Independent Director through a combination of executive sessions, smaller group sessions, and one-on-one meetings. Board and committee meetings are structured to allow ample time for discussion, debate, and in-depth review of key topics and trends.

Information and Resources. Through the self-evaluation process, our Board continues to highlight the need for clear, comprehensive, and concise information to effectively support its oversight responsibilities. In particular, directors have highlighted the importance of well-organized, streamlined, and accessible materials that identify key issues in a timely manner.

Enhancements Made in Response to Formal Board Self-Evaluations

In response to feedback solicited from our Board and committees in 2018, we continue to:

🌑	Streamline meeting materials to better highlight important information, while maintaining completeness

🌑	Allow sufficient time during Board and committee meetings for discussion, debate, in-depth reviews, and executive sessions

🌑	Enhance discussion about areas of emerging risk at Board and Enterprise Risk Committee meetings, including deep dives on key topics at Board Risk Oversight sessions

🌑

Provide directors opportunities to engage with employees throughout the organization, to become better acquainted with top talent and senior leaders below our executive management level, and to engage in employee leadership events and affinity network activities

🌑	Provide opportunities for one-on-one discussions between directors and management on critical issues and continued opportunities for dialogue at our annual Board strategic planning session

🌑	Provide educational opportunities during regularly scheduled meetings and through third-party programs

🌑

Provide third-party perspectives on the company, peers, industry, economy, and stockholder and stakeholder feedback in Board and committee meeting materials, and discussions and through additional resources

20

CORPORATE GOVERNANCE

Director Education

Our Board believes that director education is vital to the ability of directors to fulfill their roles, and supports Board members in their continuous learning. The Board encourages directors to participate annually in external continuing director education programs, and our company reimburses directors for their expenses associated with this participation. Our directors also attend forums and conferences convened by our primary banking regulators. Continuing director education is also provided during Board meetings and other Board discussions as part of the formal meetings, and as stand-alone information sessions outside of meetings. Among other topics, during 2018, our Board heard from our primary banking regulators; third-party advisors on topics including the impact of geopolitics and macroeconomic trends, governance matters, ESG capital deployment projects, and regulatory developments; and from management on numerous subjects, including learnings from our stockholder engagement activities, stockholder activism, economic updates, regulatory developments, lending technologies, payment systems, and cybersecurity.

All new directors also participate in our director orientation program during their first six months on our Board. New directors have a series of meetings over time with management representatives from all of our business and staff areas to review and discuss, with increasing detail, information about our company, industry, and regulatory framework. Based on input from our directors, we believe this gradual on-boarding approach over the first six months of Board service, coupled with participation in regular Board and committee meetings, provides new directors with a strong foundation in our company’s businesses, connects directors with members of management with whom they will interact and oversee, and accelerates their effectiveness to engage fully in Board deliberations. Directors have access to additional orientation and educational opportunities upon acceptance of new or additional responsibilities on the Board and in committees.

Board Meetings, Committee Membership, and Attendance

Directors are expected to attend our annual meetings of stockholders and our Board and committee meetings. Each of our incumbent directors attended at least 75% of the aggregate meetings of our Board and the committees on which they served during 2018. In addition, with the exception of Mr. de Weck, all of the directors serving on our Board at the time of our 2018 annual meeting attended the meeting.

Our independent directors meet privately in executive session without our Chairman and CEO or other members of management present at each regularly scheduled Board meeting and held 13 such executive sessions in 2018. Our Lead Independent Director leads these Board executive sessions.

Our Board has five committees. Charters describing the responsibilities of each of the Audit, Compensation and Benefits, Corporate Governance, and Enterprise Risk Committees can be found at http://investor.bankofamerica.com, and their membership is set forth on page 2. Our Board’s fifth committee, the Corporate Development Committee, was formed by our Board in 2013 as the result of a litigation settlement to oversee certain transactions. (1)

Communicating with our Board

Stockholders and other parties may communicate with our Board, any director (including our Chairman of the Board or Lead Independent Director), independent members of our Board as a group, or any committee. Communications should be addressed to our Corporate Secretary at Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-18-05, Charlotte, North Carolina 28255. Depending on the nature of the communication, the correspondence either will be forwarded to the director(s) named or the matters will be presented periodically to our Board. The Corporate Secretary or the secretary of the designated committee may sort or summarize the communications as appropriate. Communications that are personal grievances, commercial solicitations, customer complaints, incoherent, or obscene will not be communicated to our Board or any director or committee of our Board. For further information, refer to the “Contact the Board of Directors” section under the heading “Corporate Governance—Officers and Directors” on our website at http://investor.bankofamerica.com.

(1)

Our Corporate Development Committee assists our Board in overseeing our company’s consideration of potential mergers and acquisitions valued at greater than $2 billion. Mr. Bovender chairs the Committee and Mr. Nowell and Mr. Yost are members; they are independent under the NYSE listing standards and our Categorical Standards. This Committee did not meet in 2018.

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CORPORATE GOVERNANCE

Our Board committees regularly make recommendations and report on their activities to the entire Board. Each committee may obtain advice from internal or external financial, legal, accounting, or other advisors at their discretion. Our Board, in considering the recommendations of our Corporate Governance Committee, reviews our committee charters and committee membership at least annually. The duties of our committees are summarized below:

Audit

Key Responsibilities

🌑  Oversees qualifications, performance, and independence of our company’s independent registered public accounting firm

🌑  Oversees performance of our company’s corporate audit function

🌑  Oversees integrity of our company’s consolidated financial statements’ preparation

🌑  Oversees our compliance with legal and regulatory requirements

🌑  Makes inquiries of management or of the Chief Audit Executive to assess the scope and resources necessary for the corporate audit function to execute its responsibilities

Independence / Qualifications

🌑  All Committee members are independent under the NYSE listing standards and our Categorical Standards and the heightened independence requirements applicable to audit committee members under Securities and Exchange Commission (SEC) rules

🌑  All Committee members are financially literate in accordance with NYSE listing standards

🌑  All Committee members qualify as audit committee financial experts under SEC rules

Enterprise Risk

Key Responsibilities

🌑  Oversees our company’s overall risk framework, risk appetite, and management of key risks

🌑  Approves the Risk Framework and Risk Appetite Statement and further recommends each to the Board for approval

🌑  Oversees management’s alignment of our company’s risk profile to our strategic and financial plans

🌑  Oversees management’s progress in developing our company’s Comprehensive Capital Analysis and Review submission to the Federal Reserve Board, and reviews and recommends our company’s Capital Plan to the Board for approval

🌑  Reviews and recommends our company’s Resolution and Recovery Plans to the Board for approval

Independence / Qualifications

🌑  All Committee members are independent under the NYSE listing standards and our Categorical Standards

🌑  All Committee members satisfy the risk expertise requirements for directors of a risk committee under the Federal Reserve Board’s Enhanced Prudential Standards

Compensation and Benefits

Key Responsibilities

🌑  Oversees establishing, maintaining, and administering our compensation programs and employee benefit plans

🌑  Approves and recommends our CEO’s compensation to the Board for further approval by all independent directors, and reviews and approves all of our other executive officers’ compensation

🌑  Recommends director compensation for Board approval

🌑  Reviews human capital management practices

Independence / Qualifications

🌑  All Committee members are independent under the NYSE listing standards and our Categorical Standards and the independence requirements applicable to compensation committee members under NYSE rules and the heightened independence requirements (same as those applicable to Audit Committee members under SEC rules)

Corporate Governance

Key Responsibilities

🌑  Oversees the Board’s governance processes

🌑  Identifies and reviews the qualifications of potential Board members; recommends nominees for election to the Board

🌑  Leads the Board and its committees in their formal annual self-evaluations

🌑  Reviews and reports to the Board on our ESG activities

🌑  Reviews and assesses stockholder input and our stockholder engagement process

Independence / Qualifications

🌑  All Committee members are independent under the NYSE listing standards and our Categorical Standards

22

CORPORATE GOVERNANCE

CEO and Senior Management Succession Planning

Our Board oversees CEO and senior management succession planning, which is formally reviewed at least annually; two such planning sessions were held in 2018. Our CEO and our Chief Human Resources Officer provide our Board with recommendations and evaluations of potential CEO successors, and review their development plans. Our Board reviews potential internal senior management candidates with our CEO and our Chief Human Resources Officer, including the qualifications, experience, and development priorities for these individuals. Directors engage with potential CEO and senior management successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure, and experience.

Our Board also establishes steps to address emergency CEO and senior management succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable our company to respond to unexpected position vacancies, including those resulting from a major catastrophe, by continuing our company’s safe and sound operation and minimizing potential disruption or loss of continuity to our company’s business and operations.

Board Oversight of Risk

At Bank of America, we are guided by a common purpose to make financial lives better by connecting those we serve with the resources they need to be successful. Our purpose and values form the foundation of our culture—a culture that is rooted in accountability, disciplined risk management, and delivering together as a team to better serve our clients, strengthen our communities, and deliver value to our stockholders. This all comes together as an engine for sustainable Responsible Growth. Our culture comes from how we run the company every day, by acting responsibly and managing risk well, which includes our commitments to ethical behavior, acting with integrity, and complying with laws, rules, regulations, and policies that reinforce such behavior. Managing risk is central to everything we do. Our success relies on the intellectual curiosity and sound judgment of every employee across the company.

Conduct and Culture

Our Board and its committees play a key role in oversight of our culture, setting the “tone at the top” and holding management accountable for its maintenance of high ethical standards and effective policies and practices to protect our reputation, assets, and business. Our Board and its committees do this in a number of ways, including by:

🌑	focusing on the character, integrity, and qualifications of their respective members, and their respective leadership structures and composition;

🌑	overseeing management’s identification, measurement, monitoring, and control of our material risks, including compliance risk and conduct risk;

🌑	regularly requesting and receiving briefings from senior management on matters relating to compliance and business conduct risk;

🌑	holding management accountable for the timely escalation of issues for review with the Board and its committees; and

🌑	overseeing our incentive plan design and governance processes to provide for an appropriate balance of risk and compensation outcomes.

Our Risk Governance Documents

Risk is inherent in all of our business activities. One of the tenets of Responsible Growth is “we must grow within our risk framework.” We execute on that strategy through our commitment to responsible and rigorous risk management and through a comprehensive approach with a defined Risk Framework and a well-articulated Risk Appetite Statement. The Risk Framework and Risk Appetite Statement are regularly reviewed with an eye towards enhancements and improvements. The Risk Framework sets forth clear roles, responsibilities, and accountability for the management of risk and describes how our Board oversees the establishment of our risk appetite and of both quantitative limits and qualitative statements and objectives for our activities. This framework of objective, independent Board oversight and management’s robust risk management better enables us to serve our customers, deliver long-term value for our stockholders, and achieve our strategic objectives.

Our Risk Framework serves as the foundation for consistent and effective risk management. It outlines the seven types of risk that our company faces: strategic risk; credit risk; market risk; liquidity risk; operational risk (including model, conduct, and cyber risk); compliance risk; and reputational risk. It describes components of our risk management approach, including our culture of managing risk well, risk appetite, and risk management processes, with a focus on the role of all employees in managing risk. It also outlines our risk management governance structure, including the roles of our Board, management, lines of business, independent risk management, and corporate audit within the governance structure.

Our Risk Appetite Statement defines the aggregate levels and types of risk our Board and management believe appropriate to achieve our company’s strategic objectives and business plans.

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CORPORATE GOVERNANCE

Our Risk Governance Structure

Our **Board** provides objective, independent oversight of risk and:

- receives regular updates from our Audit Committee and Enterprise Risk Committee, providing our Board with integrated, thorough insight about how our company manages risk
- receives regular risk reporting from management, including a report that addresses and provides updates on key and emerging risks
- has a stand-alone session at each in-person Board meeting to discuss the risks that are considered prevailing or urgent, including those identified in management's report on key risks
- oversees senior management's development of our Risk Framework, our Risk Appetite Statement, and our capital, strategic, and financial operating plans
- oversees directly and through committees our financial performance, execution against capital, strategic, and financial operating plans, compliance with risk appetite parameters, and the adequacy of internal controls, each of which our management monitors
- approves our Risk Framework and Risk Appetite Statement annually

Our **Audit Committee** provides additional risk management oversight for compliance risk, and regularly receives updates from management on compliance risk-related matters.

Our **Enterprise Risk Committee** has primary committee responsibility for overseeing the Risk Framework and material risks facing our company. The Committee regularly receives updates from management on risk-related matters and risk reporting from management, including a report that addresses and provides updates on key and emerging risks. The Committee also oversees senior management's development of our Risk Framework, our Risk Appetite Statement, and our capital, strategic, and financial operating plans. In addition, our Enterprise Risk Committee approves our Risk Framework and Risk Appetite Statement on an annual basis and recommends them to the Board for approval.

Our **Compensation and Benefits Committee** oversees the development of our compensation policies and practices, which are designed to balance risk and reward in a way that does not encourage unnecessary or excessive risk-taking by our employees.

Our directors bring relevant risk management oversight experience; see “Our Director Nominees” on page 5. Our Chief Risk Officer, the company’s senior-most risk manager, reports jointly to the CEO and Enterprise Risk Committee, and participates in Board and Enterprise Risk Committee meetings. This governance structure is designed to complement our Board’s commitment to maintaining an objective, independent Board and committee leadership structure, and to fostering integrity over risk management throughout our company and further demonstrates our commitment to a strong culture of compliance, governance, and ethical conduct.

We believe our holistic, ongoing Board and committee risk oversight process provides the foundation for consistent and effective management of risks facing our company and demonstrates our commitment to a culture of rigorous risk management and compliance. Details of our company’s risk management policies and practices are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2018 Annual Report.

24

CORPORATE GOVERNANCE

Board Oversight of Cybersecurity and Information Security Risk

Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees. As a part of its objective, independent oversight of the key risks facing our company, the Board devotes significant time and attention to data and systems protection, including cybersecurity and information security risk.

The Board oversees management’s approach to staffing, policies, processes, and practices sufficient to gauge and address cybersecurity and information security risk effectively. Our Board and Enterprise Risk Committee each receive regular presentations and reports throughout the year on cybersecurity and information security risk from management. These presentations and reports address a broad range of topics, including updates on technology trends, regulatory developments, legal issues, policies and practices, the threat environment and vulnerability assessments, and specific and ongoing efforts to prevent, detect, and respond to internal and external critical threats. At least twice each year, the Board discusses cybersecurity and information security risks with our Chief Operations and Technology Officer and our Chief Information Security Officer.

Cybersecurity Governance Highlights
Comprehensive reporting to our Board and Enterprise Risk Committees (both scheduled and real-time) in response to key developments
Cross-functional approach to addressing cybersecurity risk, with global technology & operations, risk, legal, and corporate audit functions presenting on key topics
Global presence, with employees and 24/7 cyber threat operations centers around the world
Collaborative approach, working with a wide range of key stakeholders to manage risk, and share and respond to intelligence

Additionally, our Board receives real-time reports from management on key developments across our industry, as well as specific information about peers, vendors, and other significant incidents. In 2018, our Board participated in a site visit and educational session at our primary Cyber Threat Operations Center.

Our Enterprise Risk Committee also annually reviews and approves our Global Information Security Program and our Information Security Policy, including administrative, technical, and physical safeguards designed to protect the security, confidentiality, and integrity of customer information in accordance with the Gramm-Leach-Bliley Act and the interagency guidelines issued thereunder. Our Enterprise Risk Committee’s charter makes explicit the Committee’s responsibility for reviewing cybersecurity and information security risk, as well as steps taken by management to understand and mitigate such risk.

Under the Board’s oversight, management works closely with key stakeholders, including regulators, government agencies, peer institutions, and industry groups, and develops and invests in talent and innovative technology in order to manage cybersecurity and information security risk. Our company has information security employees across the globe, enabling us to monitor and promptly respond to threats and incidents, maintain oversight of third-parties, innovate and adopt new technologies, as appropriate, and drive industry efforts to address shared cybersecurity risks. Each of our employees receives comprehensive education on responsible information security, data security, and cybersecurity practices and how to protect data against cyber threats through our Security Awareness for Everyone program.

Compensation Governance and Risk Management

Key Practices in Compensation Governance and Risk Management
🌑	The independent members of the Board approve CEO compensation, and the Compensation and Benefits Committee approves compensation for all other executive officers
🌑	The Board’s Enterprise Risk Committee and Audit Committee further review and approve compensation for the Chief Risk Officer and Chief Audit Executive, respectively
🌑

Independent control functions—including corporate audit, compliance, finance, human resources, legal, and risk—provide direct feedback to the Compensation and Benefits Committee on executive officer performance and the pay-for-performance process

🌑	Our incentive plan design and governance processes appropriately balance risks with compensation outcomes
🌑	Senior management and independent control functions, including risk, annually review and certify our incentive plans

2019 Proxy Statement	25

CORPORATE GOVERNANCE

Compensation Governance

Our Compensation and Benefits Committee follows procedures intended to promote strong governance of our pay-for-performance philosophy. The Committee regularly reviews: (i) company performance; (ii) our executive compensation strategy, approach, trends, and regulatory developments; and (iii) other related topics, as appropriate. Each year, the Committee reviews, and makes available to our Board, an executive compensation statement, or “tally sheet,” for each executive officer. The tally sheets reflect each executive officer’s total compensation, including base salary, cash and equity-based incentive awards, the value of prior restricted stock unit awards (including the status of achieving any performance goals), qualified and nonqualified retirement and deferred compensation benefit accruals, and the incremental cost to our company of the executive’s perquisites. The Committee uses this information to evaluate all elements of compensation and benefits provided to an executive officer. Annually, the Committee reviews with our Board its compensation decisions (including cash and equity-based incentive awards, if applicable) for executives who report directly to our CEO. With respect to the CEO’s compensation, the Committee makes a recommendation that is further reviewed and approved by the independent members of the Board. The CEO does not participate in Committee or Board deliberations about his compensation. Additionally, for our Chief Risk Officer and Chief Audit Executive, the Committee’s pay recommendations are further reviewed and approved by our Board’s Enterprise Risk Committee and Audit Committee, respectively.

Executive officers do not engage with the Committee in setting the amount or form of their own individual compensation. During annual performance reviews for executive officers other than our CEO, the Committee considers our CEO’s perspective and incentive award recommendations before approving compensation for each of these executive officers. In addition, the Committee considers the performance of our various lines of business, business segments and functions, as well as performance feedback from our Chief Human Resources Officer and our independent control functions (corporate audit, compliance, finance, human resources, legal, and risk).

The Committee has the sole authority and responsibility under its charter to approve engaging any compensation consultant it uses and the fees for those services. The Committee retained Farient Advisors LLC (Farient Advisors) as its 2018 independent compensation consultant. Farient Advisors’ business with us is limited to providing independent executive and director compensation consulting services. Farient Advisors does not provide any other services to our company. For 2018, Farient Advisors provided the Committee external market and performance comparisons, advised the Committee on senior executive, CEO, and director compensation, assisted in evaluating program design, and assisted with other executive and director compensation-related matters. In performing these services, Farient Advisors met regularly with the Committee without management and privately with the Chair of the Committee.

The Committee may delegate to management certain duties and responsibilities regarding our benefit plans. Significant Committee delegations to management include authority to: (i) the Management Compensation Committee to direct the compensation for all of our employees except for our CEO and his direct reports, and (ii) the Corporate Benefits Committee to oversee substantially all of our employee benefit plans. See “Compensation Governance Structure” on the next page.

Compensation Risk Management Policies and Practices

We believe that our company applies prudent risk management practices to its incentive compensation programs across the enterprise. Our Compensation and Benefits Committee is committed to a compensation governance structure that effectively contributes to our company’s overall risk management policies.

Compensation Governance Policy. The Committee has adopted and annually reviews our Compensation Governance Policy, which governs our incentive compensation decisions and defines the framework for oversight of enterprise-wide incentive compensation program design. Consistent with global regulatory initiatives, our Compensation Governance Policy requires that our incentive compensation plans do not encourage excessive risk-taking, and addresses our:

🌑	Definition and process for identifying “risk-taking” employees

🌑	Key goals and process for incentive compensation plan design and governance to appropriately balance risks with compensation outcomes, including:

O	funding incentive compensation pools

O	determining individual incentive compensation awards

O	use of discretion as part of those processes

🌑

Policies on incentive compensation plan effectiveness through testing and monitoring to confirm that the plans appropriately balance risks with compensation outcomes, including developing processes to administer cancellations and clawbacks

🌑	Policies that provide for the independence of our company’s independent control functions and their appropriate input to the Committee

26

CORPORATE GOVERNANCE

Compensation Governance Structure. Our compensation governance structure allocates responsibility so that our Board, Compensation and Benefits Committee, or the appropriate management-level governing body makes compensation decisions with documented input from the independent control functions. This approach promotes effective oversight and review, and facilitates the appropriate governance to balance risk and reward. Below is an illustration of our compensation governance structure, which is influenced by internal considerations and external factors:

Incentive Plan Certification Process. Pursuant to our Compensation Governance Policy, our annual incentive plan certification and review process provides for a comprehensive review, analysis, and discussion of incentive design and operation. As part of the governance for incentive plans, each of the CEO’s direct reports, along with their management teams and independent control functions (including their respective risk officers), meet periodically to discuss how business strategy, performance, and risk align to compensation. The relevant participants certify that the incentive programs they review: (i) are aligned with the applicable lines of business and our company’s business strategy and performance objectives, (ii) do not encourage excessive or imprudent risk-taking beyond our company’s ability to effectively identify and manage risk, (iii) are compatible with effective controls and risk management, and (iv) do not incentivize impermissible proprietary trading. Our Chief Risk Officer also certifies all incentive plans across our company as part of the Management Compensation Committee’s governance process. Farient Advisors and the Compensation and Benefits Committee review these management certifications.

Incentive Plan Audit Reviews. Corporate audit reviews all incentive plans at least every three years, using a risk-based approach that includes reviewing governance, payment, and processing against each incentive plan’s design, and validating incentive plan design and operation against regulatory requirements.

Conduct Reviews. As part of our compensation governance practices, management reviews conduct incidents so they are consistently and appropriately considered in performance assessments and pay decisions across the company. These performance and pay outcomes are reviewed at least annually by the Committee.

Independent Control Function Feedback. In addition to reviewing the individual incentive compensation awards for executive officers and other senior executives who report directly to the CEO, the Committee also reviews the outcomes of our control function feedback process and individual incentive compensation awards for certain highly compensated employees. As part of its governance process, the Committee meets with the heads of our independent control functions and business lines during a half-day meeting to discuss their feedback on the pay-for-performance process, including how risk management and conduct matters were factored into compensation decisions.

As a result of these processes and reviews, and in combination with the risk management and clawback features of our compensation programs, we believe that our compensation policies and practices appropriately hold employees accountable, while balancing risks and rewards in a way that does not encourage excessive or imprudent risk-taking or create risks that are reasonably likely to have a material adverse effect on our company.

Additional Corporate Governance Information

More information about our corporate governance can be found on our website at http://investor.bankofamerica.com under the heading “Corporate Governance,” including our: (i) Certificate of Incorporation; (ii) Bylaws; (iii) Corporate Governance Guidelines (including our related person transactions policy and our Director Independence Categorical Standards); (iv) Code of Conduct and related materials; and (v) composition and charters of each of our Audit, Compensation and Benefits, Corporate Governance, and Enterprise Risk Committees. This information is also available in print, free of charge, upon written request addressed to our Corporate Secretary at Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-18-05, Charlotte, North Carolina 28255.

2019 Proxy Statement	27

STOCKHOLDER ENGAGEMENT

STOCKHOLDER ENGAGEMENT

We interact with our investors in a variety of ways. Our investor relations team regularly meets with investors, prospective investors, and investment analysts. Often these meetings include our Chairman and CEO, CFO, or line of business leaders. These meetings are generally focused on company performance, strategy, and Responsible Growth. Our Board and management also regularly engage with our stockholders to solicit their views and input on important performance; corporate governance; ESG matters, including human capital management and executive compensation matters; and other topics of interest to our stockholders. The combination of information received in investor relations meetings and stockholder engagement meetings provides the Board and management with insights into a comprehensive scope of topics important to our stockholders.

🌑

Board-Driven Engagement. Our Corporate Governance Committee is responsible for overseeing the stockholder engagement process and the periodic review and assessment of stockholder input. Both our Chairman and our Lead Independent Director play a central role in our Board’s stockholder engagement efforts, and our directors regularly participate in meetings with stockholders and consider input received from investors.

🌑

Commitment Codified in Governing Documents. Reflecting our Board’s understanding of the critical role stockholder engagement plays in our governance, this commitment and our Board’s oversight of stockholder engagement were codified in 2016 in our Corporate Governance Guidelines and our Corporate Governance Committee’s charter.

🌑

Year-Round Engagement and Board Reporting. Our corporate secretary, investor relations, ESG, and human resources teams, together with executive management members and directors, conduct outreach to stockholders throughout the year to obtain their input on key matters and to inform our management and our Board about the issues that our stockholders tell us matter most to them.

🌑

Transparent and Informed Governance Enhancements. Our Board routinely reviews our governance practices and policies, including our stockholder engagement practices, with an eye towards continual improvement and enhancements. Stockholder input is regularly shared with our Board, its committees, and management, facilitating a dialogue that provides stockholders with transparency into our governance practices and considerations, and informs our company’s enhancement of those practices. In addition to stockholder sentiments, our Board considers trends in governance practices and regularly reviews the voting results of our meetings of stockholders, the governance practices of our peers and other large companies, and current trends in governance. See the next page for additional detail on recent governance enhancements our Board implemented.

Our directors and management met with stockholders and key stakeholders throughout 2018 and in early 2019 to obtain their input and to discuss their views on, among other things, our Board’s independent oversight of management, our Board’s composition, director succession planning and recruitment, and self-evaluations, and our Board’s oversight of strategic planning, risk management, human capital management, environmental initiatives, and other issues important to our stockholders. These views were shared with our Board and its committees, where applicable, for their consideration.

In addition to engaging with our institutional stockholders, in 2018 we made available video interviews with our directors, which have been updated in March 2019, to provide all stakeholders, including our retail stockholders, with the opportunity to hear directly from our Board. The videos address the Board’s governance practices, oversight of management, and our company’s Responsible Growth; they are available at www.bankofamerica.com/annualmeeting.

By the Numbers: Stockholder Engagement in 2018 and Early 2019

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STOCKHOLDER ENGAGEMENT

What We Learned From our Meetings with Stockholders

🌑	Stockholders are supportive of our approach to Board composition and refreshment and our deliberate process for director succession planning

🌑

Stockholders understand our approach to Responsible Growth and the important role our ESG practices have in making Responsible Growth sustainable. They appreciated the breadth and depth of our disclosures in these areas, including our commitment to environmental and human capital matters

🌑

A strong majority of the institutional stockholders we spoke with believe that our Board should retain the flexibility to determine its leadership structure and that our current Board leadership structure and practices provide appropriate independent oversight of management

🌑

Stockholders appreciated meeting with our Lead Independent Director and hearing directly from him regarding our Board’s oversight of the company’s strategy, risk management practices, our ESG initiatives, and our drive for Responsible Growth

🌑

Stockholders appreciated the broad access to senior management subject matter experts regarding company performance, corporate governance, and environmental, social, and human capital management matters

🌑	Stockholders were interested in the culture of our Board and how directors influence management’s execution of our company’s values and risk management practices

Governance Enhancements Informed by Stockholder Input

Our Board evaluates and reviews input from our stockholders in considering their independent oversight of management and our long-term strategy. As part of our commitment to constructive engagement with investors, we evaluate and respond to the views voiced by our stockholders, including vote results at our annual meetings of stockholders. Our dialogue has led to enhancements in our corporate governance, ESG, and executive compensation practices, which our Board believes are in the best interest of our company and our stockholders. For example, after considering input from stockholders and other stakeholders, our company:

🌑	Continued to refine our stockholder engagement process to connect stockholders and key stakeholders with our Lead Independent Director, Chairman, other independent directors, and executive management

🌑

Enhanced our ESG disclosure, including in our 2018 and 2019 proxy statements (see page 30), continuing to add information to our 2017 and 2018 annual reports discussing Responsible Growth, our work to drive Responsible Growth daily in our business, and highlighting certain of our ESG accomplishments

🌑

Continued our active participation in the Sustainability Accounting Standards Board (SASB) and our work with the Task Force on Climate-related Financial Disclosure (TCFD), including through the service of our Chief Accounting Officer on the SASB Foundation Board of Directors

🌑	Provided updated information regarding our commitment to being a great place to work, including being an inclusive workplace worldwide, which is core to Responsible Growth (see page 32)

🌑	Expanded the disclosure of our focus on workplace diversity and equal pay for equal work (see page 34)

🌑

Continued to actively consider board succession planning and refreshment, holding robust discussions during our Corporate Governance Committee meetings, and adding a director to our Board in October 2018 (see “Identifying and Evaluating Director Candidates” on page 3)

🌑

Updated our corporate governance disclosure regarding our Board and its practices, including regarding our directors’ qualifications and skills, their self-evaluation process, and their oversight of risk

🌑

Further expanded our political activities and public policy engagement disclosures in 2019 to include a more detailed discussion of our participation in the public policy engagement process. See the “Political Activities” page of our website at http://investor.bankofamerica.com

Also see “Stockholder Engagement & Say on Pay Results” on page 43 for a discussion of our compensation-related stockholder engagement and our historical Say on Pay vote results.

2019 Proxy Statement	29

RESPONSIBLE GROWTH

RESPONSIBLE GROWTH(1)

We deliver on our purpose—to help make financial lives better through the power of every connection—through Responsible Growth. Environmental, social and governance (ESG) principles help define how Bank of America delivers Responsible Growth and contributes to the work we do to help drive the global economy. Our ESG leadership enables us to pursue growing business opportunities and manage risk associated with addressing the world’s biggest environmental and social challenges. It defines how we deploy our capital and resources, informs our business practices, and helps determine how and when we use our voice in support of our values. Integrated across our eight lines of business, our ESG focus reflects how we hold ourselves accountable and allows us to create shared success with our clients and communities.

Our management-level Global ESG Committee, which is led by our Vice Chairman Anne Finucane, is comprised of senior executives from across the company who are actively engaged in managing our ESG approach and strengthening our ESG governance. The committee engages in dialogue and debate on social and environmental issues that are material to the business, including our human capital management practices, product and service offerings, and investments with the goal of creating a sustainable economy. The committee, which is accountable to the CEO, convenes six times a year and reports regularly to the Corporate Governance Committee.

In addition, Vice Chairman Anne Finucane and her team engage with stockholders, consumer advocates, community advisors, and other stakeholders for their advice and guidance in shaping our ESG policies and practices. In 2005, we founded our National Community Advisory Council, a forum for senior leaders from social justice, consumer advocacy, community development, environmental, research, and advocacy organizations, and senior executives meet with the council at least twice annually for external perspectives on our business policies, practices and products.

ESG underscores how we seek growth within our Risk Framework, including how we engage external stakeholders and provide strong oversight of environmental and social risks that present themselves through our business activities. This includes the responsible products and services delivered to clients; how we evaluate business opportunities; and how we help enable social progress and economic mobility in local communities around the world. Ultimately, through our commitment to ESG principles we build trust and credibility as a company people want to work for, invest in, and do business with.

Deploying Capital for Sustainable Growth

One important aspect of our ESG focus is how we can help mobilize participants across the financial system to increase the flow of capital to address the major global challenges broadly articulated by the United Nations Sustainable Development Goals (SDGs). We refer to our efforts as Capital Deployment—how we contribute to the global need for sustainable finance through our own business activities and by developing innovative partnerships and financial structures. This enterprise-wide initiative is designed to unlock and provide the necessary financing to address major global and local challenges such as affordable housing, sustainable energy, clean water and sanitation, education, and healthcare. In 2018 alone we deployed more than $50 billion in capital to address these issues.

Highlights of our Capital Deployment work in 2018 include:

🌑

Environmental Business Commitment: Deployed $21.5 billion in capital to support low-carbon, sustainable business activities through lending, investing, capital raising, advisory services, and developing financial solutions for clients around the world, as part of our Environmental Business Commitment to deploy $125 billion by 2025. Since 2013, we have delivered nearly $105 billion towards this goal.

🌑

Community Development Banking: Provided more than $4.7 billion in loans, tax credit equity investments, and other real estate development solutions to help build strong communities by financing affordable housing, charter schools, and economic development across the United States.

🌑

Community Development Financial Institutions (CDFIs): Originated $200 million in loans as part of our $1.5 billion CDFI portfolio, which includes 255 CDFIs, also known as local loan centers. This extends our ability to lend to communities throughout the U.S. to finance affordable housing, small businesses, economic development projects, and other community facilities.

🌑

Blended Finance Catalyst Pool: In November 2018, launched a new financing initiative to provide $60 million in capital to support deals that would ordinarily fall outside the scope of our Risk Framework, but by which, through our participation, we can drive significant leverage and impact.

🌑	Philanthropy: Advanced economic mobility in local communities around the world by deploying more than $200 million in philanthropic capital from the Bank of America Charitable Foundation.

(1)

Company goals are aspirational and not guarantees or promises that all goals will be met. Statistics and metrics included in this “Responsible Growth” section are estimates and may be based on assumptions or developing standards. Content available at websites and in documents referenced in this section are not incorporated herein and are not part of this proxy statement.

30

RESPONSIBLE GROWTH

Other 2018 ESG highlights:

🌑	We were named top Global Bank and #3 overall to Fortune’s 2018 Change the World list

🌑	In June 2018, we announced a $20 million Veteran Entrepreneur Lending Program to connect veteran business owners with affordable capital through participating CDFIs to help grow their businesses

🌑

We issued our fourth and largest green bond for $2.25 billion in May 2018, becoming the first U.S. financial institution to issue four green bonds. According to the Environmental Finance green bond database, our company has been the leader in green bond underwriting globally since 2007

🌑

We issued our first social bond for $500 million in January 2019, highlighting our company’s commitment to deploying capital to address global issues outlined in the United Nations Sustainable Development Goals; the bond’s proceeds will refinance the company’s investments in affordable housing and community development financial institutions (CDFIs)

🌑	We twice convened the National Community Advisory Council, a diverse group of nonprofit and private-sector leaders to receive input on business practices, products, and risks

🌑	Demonstrated our commitment to transparency and disclosure through commitment to TCFD, integrated reporting, and improved ESG ratings

🌑	In June 2018, we committed to hiring 10,000 individuals from low- and moderate-income neighborhoods in our Consumer and Small Business division, through our Pathways program, over the next five years

🌑	We have achieved nearly 90% of our multi-year commitment to hire 10,000 veterans, guard, and reservists

🌑

2018 marked the 15th year of our Neighborhood Builders® program, which advances nonprofit leaders addressing economic mobility and social progress in the communities we serve. We have invested more than $220 million in more than 1,000 nonprofits and provided leadership development to more than 2,000 nonprofit leaders

🌑

We held a Global Ambassadors Program in Dublin, Ireland to support women entrepreneurs through mentoring and skills-building. Partnering with Vital Voices, 18 programs have taken place since 2012, connecting 150 women mentees from more than 60 countries to share expertise in building their businesses

🌑

As one of the world’s leading arts funders, we support more than 2,000 nonprofit cultural institutions around the world through several programs, partnerships, and exhibitions. In 2018, the Bank of America Art Conversation Project provided grants to fund 21 conservation projects in nine countries to conserve paintings, sculptures, and archaeological pieces that are important to cultural heritage

We benchmark our ESG performance across a number of industry measures. In each of these ratings, our company outperforms or is in line with industry peers:

One of 138 companies on A List rating	79th percentile	BB	World Index (top 10% of banks) & North America Index (top 20% of banks)
CDP (Climate) of 2,418 companies	Sustainalytics (ESG) of 333 banks	MSCI (ESG)	Dow Jones Sustainability Index (ESG) of 3,500 companies

2019 Proxy Statement	31

RESPONSIBLE GROWTH

Being a Great Place to Work

Central to sustainable Responsible Growth are the actions we take to be a great place to work for our teammates. Our culture reflects how we run our company every day. We put the customer first, emphasize integrity and responsibility, and actively encourage all employees to bring their whole selves to work. When we create a workplace where our colleagues are engaged, empowered, and committed for the long term, we are better positioned to help our clients improve their financial lives.

Being an inclusive workplace for our employees around the world	Recognizing and rewarding performance

🌑  Our Global Diversity & Inclusion Council, chaired by our CEO, is comprised of leaders representing every line of business and region, and is responsible for setting and upholding diversity and inclusion goals and practices

🌑  We are a diverse and inclusive company. Currently, our global workforce is more than 50% female; and more than 45% of the U.S.-based workforce are people of color. Our senior leadership is also diverse; seven of our 16 Board members and seven of our CEO’s 13 direct reports are women and/or people of color

🌑  Our most recent global campus recruiting class was more than 40% female; and more than 45% of the U.S. recruiting class was people of color

🌑  We host courageous conversations, group and one-on-one discussions that encourage employees to have open dialogue on topics that are important to them. These dialogues foster inclusion, understanding, empathy, and positive action by creating awareness of employees’ experiences and perspectives related to differences in thought, style, sexual orientation, gender identity, race, ethnicity, disability, culture, and experience

🌑  We have a range of programs to connect employees, executives, and thought leaders across our company, including 11 Employee Networks with more than 250 chapters made up of over 120,000 members worldwide

🌑  Our company was recognized for the second year in a row by Fortune Magazine on its 100 Best Workplaces for Diversity List, by Euromoney as the Best Bank for Diversity, and by Catalyst with the 2019 Catalyst Award for our efforts focused on investing in women

🌑  All of our compensation plans are reviewed and certified annually by our risk management function

🌑  We have an enhanced performance review process for senior leaders and employees who have the ability to expose our company to material risk

🌑  We have been an industry leader in establishing an internal minimum rate of pay for our U.S. hourly employees and have made regular increases over many years. Two years ago, we raised our minimum wage to $15 per hour and our minimum wage is higher today. Our average rate for all U.S. hourly employees is significantly above this level

🌑  We pay our employees competitively based on market rates for their roles and how they perform, and we regularly benchmark against other companies both within and outside our industry to ensure our pay is competitive in the market for comparable roles

🌑  Our company is committed to compensating all of our employees fairly and equitably based on performance, with equal pay for equal work, regardless of race or gender. See page 34

🌑  In addition to merit-based salary increases and applicable incentive compensation, to share our success in 2018, we again provided special compensation awards to recognize the contributions of our employees to our progress and record performance, and reflect the continuing benefits of last year’s U.S. tax reform. Approximately 95% of our teammates received special awards as a result of 2018 performance. Over the last 2 years, we awarded more than $1 billion in shared success awards to our teammates

🌑  We use a standard U.S. practice restricting how we solicit compensation information when hiring, so we determine compensation levels for new hires based on individual qualifications and roles, rather than how they may have been compensated in the past

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RESPONSIBLE GROWTH

Creating opportunities for employees to grow and develop

🌑  We provide multiple internal job search/career planning tools to better facilitate career growth at our company. For example, in our Consumer & Small Business organization we offer The Academy to increase focus on skill and career path development. Last year, we launched an enhanced Career Path Tool that integrated skill development and internal movement between jobs. We have had high employee adoption using the tool, with more than 27,000 unique users and more than 855,000 total page views since the relaunch. More broadly, all of our career tools, resources and programs across the enterprise have helped support more than 17,000 employees finding new roles within the company in 2018

🌑  In 2018, 27,000 new teammates joined our company, including more than 3,500 future leaders from college campuses

🌑  We support the professional growth and development of our managers through programs like Manager Excellence, which helps managers develop their skills with practical tips on professional topics. In 2018, more than 86% of eligible managers participated in some form of manager development program

🌑  Our tuition reimbursement program provides employees up to $5,250 per year for courses related to current or future roles at our company

Supporting employees’ physical, emotional, and financial wellness

🌑  We are focused on offering innovative and affordable benefits and programs that meet the diverse needs of our employees and their families, including up to 16 weeks of paid parental leave (maternity, paternity, and adoption), competitive 401(k) benefits, and backup child and adult care

🌑  We are focused on supporting our employees’ physical, emotional, and financial well-being. We offer competitive health insurance benefits to U.S.-based employees who regularly work 20 or more hours per week and their eligible family members with multiple coverage options

🌑  We align the cost of health coverage with compensation through progressive premiums to provide affordable coverage. For U.S. employees making less than $50,000 in compensation, we reduced annual family coverage medical premiums by 50% in 2011 and have kept those premiums flat since 2012

🌑  Our approach is built on the things we can do together with our employees to address health risks and manage health care costs, including focusing on wellness, providing education and support, and partnering with efficient and accountable health care providers. On average, 70,000 teammates have participated annually in our voluntary global Get Active! physical wellness campaign over the past four years, and 85% of eligible U.S. employees have taken the time to learn about their health each year since 2013

🌑  We have industry-leading paid bereavement leave that supports full-time employees across the globe to take up to 20 days of time off for the loss of a spouse, partner, or child

🌑  In 2018, we doubled the number of free, in-person confidential counseling sessions available through our Employee Assistance Program for our U.S. employees and eligible family members

🌑  For the moments when employees and their families need support the most our internal, highly specialized Life Event Services (LES) group provides personalized support to them. Nearly 85,000 team members have worked with the highly trained and empathetic LES team members for needs around survivor support, domestic violence, natural and man-made disasters, transition related to military service, and other major life events. The team provides resources, benefits, counseling and other support, tapping experts inside and outside the company

2019 Proxy Statement	33

RESPONSIBLE GROWTH

Our Focus on Equal Pay for Equal Work and Workplace Diversity

🌑  To be a great place to work, we focus on providing an inclusive and rewarding experience for all employees—this includes fair and equitable pay

🌑  Our company compensates our employees fairly and equitably based on performance, with equal pay for equal work, regardless of race or gender:

O  We maintain robust policies and practices reinforcing our commitment, including analyses and reviews with oversight from our Board and senior leaders

O  We have had a rigorous process and analysis from outside experts in place for over a decade which examines employee pay before year-end compensation decisions are finalized, and we adjust compensation where appropriate

🌑  In 2018, we continued to enhance our efforts to compensate our employees fairly and equitably:

O  We expanded our review from the U.S. and U.K. to include France, Ireland, Hong Kong, Singapore—covering our regional leadership hubs. Our review now covers 82% of our global workforce

O  Results of this review of employee total compensation showed that compensation received by women is on average greater than 99% of that received by men

O  Results also showed that in the U.S. compensation received by people of color is on average greater than 99% of non-people of color teammates

O  We will continue to conduct reviews annually and will expand our analysis into additional geographies in the future

🌑  We focus significant resources on recruiting and retaining female talent. Accordingly, we have robust policies and programs to provide women with opportunities for professional development and advancement

🌑  We are recognized as a global leader in developing and supporting our female employees, including recent recognition by Catalyst, awarding us the 2019 Catalyst Award for our investment in women

🌑  We are focused on diversity at all levels in the company:

O  More than 50% of our global workforce is female, and more than 45% of our U.S.-based workforce are people of color

O  Our Board is over 30% women and our management team is over 45% women, which is more than double the 16% industry benchmark as reported in the most recent Oliver Wyman Women in Financial Services report

O  More than 40% of our global managers are female and approximately 45% of our senior level employees are female

O  Senior leadership is similarly diverse—more than 40% of our Board is female and/or people of color (seven of our 16 Board members are women and/or people of color); additionally, seven of the CEO’s direct reports are women and/or persons of color

🌑  We have also increased Black/African American and Hispanic/Latino representation (over time and year-over-year) in key Equal Employment Opportunity Commission categories—Executive and Senior Level Officials and managers and first and mid-level officials and managers

🌑  In addition to senior leadership and management, we are increasing diversity in areas with historically low representation across the industry. As a result of our efforts, we have seen significant movement in the diversity of our pipeline overall (gender and people of color) but particularly in core businesses like the Global Banking and Markets full-time recruiting class and the Financial Advisor development program over the last five years

34

RESPONSIBLE GROWTH

Recognition Received for Being A Great Place to Work
🌑	FORTUNE Named as one of the 100 Best Companies to Work For, and as #4 and the only financial services company on the inaugural list of seven “Best Big Companies to Work For” list

🌑	Euromoney Named World’s Best Bank for Diversity and Inclusion, 2018 and 2016

🌑	DiversityMBA Listed as #2 on list of Best Places for Diverse and Women Managers to Work

🌑	Fortune’s Best Workplaces and Best Companies Included in Top 50 for Giving Back (#2), Top 100 for Diversity (#21), Best in Finance and Insurance (#22), Top 50 for Parents (#44)

🌑	Diversity Best Practices Among 31 organizations recognized for superior achievement in diversity and inclusion; our Hispanic/Latino Organization for Leadership & Advancement employee network received Above and Beyond Award for Affinity Group Leadership

🌑	FORTUNE Ranked #3 on the 2018 Change the World list

🌑	Billion Dollar Roundtable Membership for supporting supplier diversity and development

🌑	Disability:IN Named a Best Place to Work for Disability Inclusion for scoring 100% on the 2018 Disability Equality Index

🌑	Black Enterprise Included in the 50 Best companies for diversity list in 2018

🌑	National Minority Supplier Development Council Honored as the Corporation of the Year–Financial, for second consecutive year

🌑	Morningstar® Minority Empowerment Index Named to inaugural list for leadership in fostering an equitable, just and inclusive workplace

🌑	OMNIKAL Recognized in the Top 50 Organizations for Multicultural Business Opportunities for best practices and leadership in inclusion

🌑	Latina Style Included as one of the 50 Best Companies to work for in the U.S in 2018

🌑	Hispanic Engineer & Information Technology Named to the Top 20 most Admired Employers List

🌑	U.S. Veterans Magazine Recognized as a Best of the Best top Veteran-Friendly Company for 2018

🌑	Military Times Best for Vets Employers Ranked as a top employer for military veterans (#23)

🌑	CivilianJobs.com Honored as Most Valuable Employer: Military

🌑	Armed Forces Covenant For our commitment to honor and support the armed forces community

🌑	2020 Women on Boards For our commitment to board diversity, 5 years running

🌑	American Banker Five executives named among the Most Powerful Women in Banking and Finance; Cathy Bessant, our Chief Operations and Technology Officer, listed as the #1 Most Powerful Woman in Banking for two years in a row

🌑	Working Mother Included in the 100 Best Companies for 30 consecutive years; also a Best Companies for Dads

🌑	Financial News Three EMEA executives included on 100 Most Influential Women in Finance 2018 list

🌑	NAFE Listed as one of the Top Companies for Executive Women

🌑	Workingmums.co.uk Recognized as a Top Employer
🌑	Bloomberg Gender Equality Index Included as a leader in gender equality, 2016-2019

🌑	Catalyst Awarded the 2019 Catalyst Award, recognizing companies who display innovative organizational efforts to advance women in the workplace

🌑	Women in Finance Charter Pledging our commitment to gender equality

🌑	ANITAB.org Ranked as one of the 2018 Top Companies for Women Technologists

🌑	Fatherly.com Ranked in top 10 for four consecutive years on 50 Best Places to Work for New Dads list

🌑	Out & Equal Recognized in 2017 with the “Outie” Award for Workplace Excellence

🌑	Stonewall UK Workplace Equality Index Included for our inclusive workplace and support for the LGBT+ community

🌑	National Business Inclusion Council Honored as one of the Best of the Best for inclusion, three years in a row

🌑	Work With Pride Recognized with a Gold Award for the 2018 Work With Pride Index

🌑	National LGBT Chamber of Commerce Honored as the 2018 Corporation of the Year

🌑	Vault Included on the 50 Best Investment Banks to Work For list

🌑	Way Up Ranked as one of the Top 100 Internship Programs in 2018

🌑	Brandon Hall Excellence Awards Eight learning and development programs recognized, with a 100% award rate for the sixth year in a row

🌑	Brandon Hall Group Excellence in Technology Recognized with the Silver award for Best Advance in Early Talent Acquisition Technology for digitalizing our campus recruiting

🌑	Paid Leave + US Ranked as one of the Best Companies for Families (#3)

🌑	RateMyPlacement Included on the Top 100 Undergraduate Employer list of United Kingdom employers for 2017-2018 (#2)

🌑	American Heart Association Workplace Health Achievement Index Gold level recognition

🌑	Dave Thomas Foundation for Adoption Included in the 100 Best Adoption-Friendly Workplaces List for 2018

🌑	JUST Capital Honored as the #1 most JUST company in “Banks” industry

🌑	Comparably Listed as one of the top 25 Large Companies for Professional Development in 2018

🌑	Universum Ranked on the 2018 list of the World’s Most Attractive Employers (#21)

🌑	Celent’s Honored as 2018 Model Bank of the Year for outstanding technology and innovation

🌑	Financial Communication Society Portfolio Awards Given the Gold Award for Best Website in corporate image category

🌑	Nielsen Norman Group HR Connect named one of 10 Best Intranets of 2017

🌑	Career Mastered Magazine’s Honored on the 2018 Top 10 Companies for Women list for being corporate champions in advancing women’s careers

🌑	Equileap Ranked #2 on Top 100 U.S. companies for gender equality list

More information on our commitment to ESG, including our human capital management practices, is available on our website at http://bankofamerica.com/responsiblegrowth.

2019 Proxy Statement	35

RELATED PERSON AND CERTAIN OTHER TRANSACTIONS

RELATED PERSON AND CERTAIN OTHER TRANSACTIONS

Our related person transactions policy in our Corporate Governance Guidelines sets forth our policies and procedures for reviewing and approving or ratifying any transaction with related persons (directors, director nominees, executive officers, stockholders holding 5% or more of our voting securities, or any of their immediate family members or affiliated entities). Our policy covers any transactions where the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, our company is a participant, and a related person has or will have a direct or indirect material interest.

Under our related person transactions policy, our Corporate Governance Committee must approve or ratify any related person transactions, and when doing so, consider: the related person’s interest in the transaction; whether the transaction involves arm’s-length bids or market prices and terms; the transaction’s materiality to each party; the availability of the product or services through other sources; the implications of our Code of Conduct or reputational risk; whether the transaction would impair a director’s or executive officer’s judgment to act in our company’s best interest; the transaction’s acceptability to our regulators; and in the case of an independent director, whether the transaction would impair his or her independence or status as an “outside” or “non-employee” director.

Our Board has determined that certain types of transactions do not create or involve a direct or indirect material interest on the part of the related person and therefore do not require review or approval under the policy. These include transactions involving financial services, including loans and brokerage, banking, insurance, investment advisory or asset management services, and other financial services we provide to any related person, if the services are provided in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable services provided to non-affiliates and comply with applicable law, including the Sarbanes-Oxley Act of 2002 and Federal Reserve Board Regulation O.

A number of our directors, director nominees, and executive officers, their family members, and certain business organizations associated with them are or have been customers of our banking subsidiaries. All extensions of credit to these persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with persons not related to our company and did not involve more than the normal risk of collectability.

Occasionally, we may have employees who are related to our executive officers, directors, or director nominees. We compensate these individuals in a manner consistent with our practices that apply to all employees. The sister of Mr. Thong M. Nguyen, an executive officer, and the brother of Dr. Zuber, a director and nominee, are each employed by the company in non-executive, non-strategic positions, and each received compensation in 2018 of approximately $180,000 and $320,000, respectively. Dr. Zuber’s brother’s compensation is primarily commissions based. The methodology through which his compensation is calculated is consistent with that used for other financial advisors in similar roles. The compensation and other terms of employment of both Mr. Nguyen’s sister and Dr. Zuber’s brother are determined on a basis consistent with the company’s human resources policies.

Our company and Mr. Moynihan are parties to an aircraft time-sharing agreement, as disclosed in prior proxy statements and approved by our Corporate Governance Committee in December 2010.

Based on information contained in separate Schedule 13G filings with the SEC, each of Warren E. Buffett/Berkshire Hathaway Inc. (Berkshire Hathaway), BlackRock, Inc. (BlackRock), and The Vanguard Group (Vanguard) reported that it beneficially owned more than 5% of the outstanding shares of our common stock as of December 31, 2018 (see “Stock Ownership of Directors, Executive Officers, and Certain Beneficial Owners” on the next page).

In the ordinary course of our business during 2018, our subsidiaries provided and are expected to continue to provide financial advisory, sales and trading, treasury, and other financial or administrative services to Berkshire Hathaway and its affiliates, BlackRock and its affiliates and clients, and Vanguard and its affiliates. These transactions were entered into on an arm’s-length basis and contain customary terms and conditions. Our company and its subsidiaries may also, in the ordinary course, invest in BlackRock or Vanguard funds or other products or buy or sell assets to or from BlackRock or Vanguard funds and separate accounts.

36

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

Our voting securities are our common stock, Series B Preferred Stock, and Series 1, 2, 4, and 5 Preferred Stock. The following table shows the number of shares of our common stock beneficially owned as of March 4, 2019 by: (i) each director, (ii) each named executive officer, (iii) all directors and executive officers as a group, and (iv) beneficial owners of more than 5% of any class of our voting securities (as determined under SEC rules). As of that date, none of our directors and executive officers owned any shares of any class of our voting securities, other than as reported in the table below, or had any outstanding options or warrants for such shares. Each director, each named executive officer, and all directors and executive officers as a group beneficially owned less than 1% of our outstanding common stock. Unless otherwise noted, all shares of our common stock are subject to the sole voting and investment power of the directors and executive officers. The table below also contains information about other stock units that are not deemed beneficially owned under SEC rules.

		OTHER STOCK UNITS
NAME	COMMON STOCK BENEFICIALLY OWNED	DEFERRED DIRECTOR STOCK AWARDS(1)	UNVESTED RESTRICTED STOCK UNITS(2)	TOTAL

Directors

Sharon L. Allen(3)	80,133	—	—	80,133

Susan S. Bies	160,831	—	—	160,831

Jack O. Bovender, Jr.	111,757	—	—	111,757

Frank P. Bramble, Sr.(4)	99,917	148,014	—	247,931

Pierre J.P. de Weck	53,181	—	—	53,181

Arnold W. Donald	68,910	6,311	—	75,221

Linda P. Hudson	19,507	55,214	—	74,721

Monica C. Lozano	3,000	148,613	—	151,613

Thomas J. May(5)	2,142	287,554	—	289,696

Lionel L. Nowell III	3,930	89,387	—	93,317

Clayton S. Rose(6)	25,515	4,789	—	30,304

Michael D. White(7)	85,650	29,566	—	115,216

Thomas D. Woods(8)	66,541	—	—	66,541

R. David Yost	64,153	101,777	—	165,930

Maria T. Zuber	10,811	—	—	10,811

Named Executive Officers

Brian T. Moynihan(9)	1,554,739	—	1,860,356	3,415,095

Paul M. Donofrio	614,933	—	643,691	1,258,624

Dean C. Athanasia(10)	262,062	—	512,666	774,728

Geoffrey S. Greener	750,675	—	620,664	1,371,339

Thomas K. Montag(11)	2,936,081	—	1,023,601	3,959,682

Thong M. Nguyen	240,664	—	512,666	753,330

All directors and executive officers as a group (27 persons)(12)	8,806,914	871,225	7,130,976	16,809,116

NAME	COMMON STOCK BENEFICIALLY OWNED	PERCENT OF CLASS

Certain Beneficial Owners

Warren E. Buffett/Berkshire Hathaway Inc.(13)	918,900,000	9.5%

The Vanguard Group(14)	660,112,645	6.8%

BlackRock, Inc.(15)	597,087,279	6.2%

2019 Proxy Statement	37

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

(1)

For non-management directors, includes stock units credited to their accounts pursuant to deferrals made under the terms of the Director Deferral Plan. These stock units do not have voting rights and are not considered beneficially owned under SEC rules. Each unit has a value equal to the fair market value of a share of our common stock. These units, which are held in individual accounts in each director’s name, will be paid in cash upon the director’s retirement if vested at that time.

(2)

Includes the following stock units, which are not treated as beneficially owned under SEC rules because the holder does not have the right to acquire the underlying stock within 60 days of March 4, 2019 and/or the stock units will be paid in cash and therefore do not represent the right to acquire stock:

NAME	TIME- BASED RSUS (TRSUS)	CASH- SETTLED RSUS (CRSUS)	PERFORMANCE RSUS (PRSUS)	TOTAL STOCK UNITS

Brian T. Moynihan	319,777	262,055	1,278,524	1,860,356

Paul M. Donofrio	241,137	—	402,554	643,691

Dean C. Athanasia	200,632	—	312,034	512,666

Geoffrey S. Greener	234,704	—	385,960	620,664

Thomas K. Montag	384,557	—	639,044	1,023,601

Thong M. Nguyen	200,632	—	312,034	512,666

All executive officers as a group	2,713,110	262,055	4,155,811	7,130,976

Each stock unit has a value equal to the fair market value of a share of our common stock, but does not confer voting rights. TRSUs include the right to receive dividend equivalents and will be paid in shares of our common stock or cash at vesting or, in certain circumstances, after termination of employment. CRSUs do not include the right to receive dividend equivalents and will be paid in cash. PRSUs include the right to receive dividend equivalents and vest subject to attaining pre-established performance goals. To the extent earned, PRSUs granted in February 2016, February 2017, February 2018, and February 2019 will be settled 100% in shares of our common stock, and PRSUs granted in February 2015 will be settled 100% in cash. For unearned PRSUs, the stock units shown include the number of PRSUs granted assuming 100% of the award will be earned; however, the actual number of stock units earned may vary depending upon achieving performance goals. Because they are economically comparable to owning shares of our common stock, certain of these stock units currently qualify for purposes of compliance with our stock ownership and retention requirements, excluding PRSUs that have not been earned.

(3)	Includes 1,000 shares of our common stock for which Ms. Allen shares voting and investment power with her spouse.

(4)	Includes 50,000 shares of our common stock for which Mr. Bramble shares voting and investment power with his spouse.

(5)

Includes 23,999 stock units held by Mr. May under the FleetBoston Director Stock Unit Plan, 3,332 stock units held under the Bank Boston Director Retirement Benefits Exchange Program, and 5,854 stock units held under the Bank Boston Director Stock Award Plan.

(6)	Includes 25,515 shares of our common stock for which Mr. Rose shares voting and investment power with his spouse.

(7)	Includes 77,000 shares of our common stock for which Mr. White shares voting and investment power with his spouse.

(8)	Includes 50,003 shares of our common stock for which Mr. Woods shares voting and investment power with his spouse.

(9)	Includes 58,376 shares of our common stock for which Mr. Moynihan shares voting and investment power with his spouse.

(10)	Includes 262,062 shares of our common stock for which Mr. Athanasia shares voting and investment power with his spouse.

(11)	Includes 812,061 shares of our common stock held by Mr. Montag in a family trust for which Mr. Montag shares investment power with his spouse, who is trustee.

(12)	Such persons have sole voting and investment power over 7,813,061 shares of our common stock and shared voting or investment power or both over 1,865,079 shares of our common stock.

(13)

Consists of common stock held indirectly by Warren E. Buffett, 3555 Farnam Street, Omaha, NE 68131 and Berkshire Hathaway Inc., 3555 Farnam Street, Omaha, NE 68131. According to a Schedule 13G/A filed with the SEC on February 14, 2019, Mr. Buffett and Berkshire Hathaway Inc. had shared voting and investment power with respect to all 918,900,000 shares. Information about other entities deemed to share beneficial ownership of the shares, including their voting and investment power, is disclosed in the Schedule 13G/A.

(14)

Consists of common stock held by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. According to a Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group had sole voting power with respect to 10,716,141 shares, sole investment power with respect to 647,513,948 shares, shared voting power with respect to 2,103,005 shares, and shared investment power with respect to 12,598,697 shares.

(15)

Consists of common stock held by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. According to a Schedule 13G/A filed with the SEC on February 11, 2019, BlackRock, Inc. had sole voting power with respect to 517,094,137 shares and sole investment power with respect to 597,087,279 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires our directors, executive officers, and anyone holding 10% or more of a registered class of our equity securities (reporting persons) to file reports with the SEC showing their holdings of, and transactions in, these securities. Based solely on a review of copies of such reports, and written representations from each reporting person that no other reports are required, we believe that for 2018 all reporting persons filed the required reports on a timely basis under Section 16(a).

38

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Our director compensation philosophy is to appropriately compensate our non-management directors for the time, expertise, and effort required to serve as a director of a large, complex, and highly regulated global company, and to align the interests of directors and long-term stockholders.

Annual payments are made after the non-management directors are elected by stockholders. Non-management directors who begin their Board or committee chair service other than at the annual meeting of stockholders receive a prorated amount of annual compensation. Mr. Moynihan receives no compensation for his services as our sole management director.

2018 Director Pay Components

The primary elements of annual compensation and incremental awards for our non-management directors for 2018 are provided in the table below. Incremental awards recognize additional responsibilities and the time commitment of these critical Board leadership roles.

ANNUAL AWARD COMPONENTS		INCREMENTAL AWARDS FOR BOARD LEADERSHIP
	NON- MANAGEMENT DIRECTORS ($)	LEAD INDEPENDENT DIRECTOR ($)	AUDIT & ENTERPRISE RISK COMMITTEE CHAIRS ($)	COMPENSATION AND BENEFITS & CORPORATE GOVERNANCE COMMITTEE CHAIRS ($)
Cash Award	100,000	50,000	40,000	30,000
Restricted Stock Award	250,000	100,000	N/A	N/A

The annual restricted stock award in 2018 was made pursuant to the Bank of America Corporation Directors’ Stock Plan (Directors’ Stock Plan). The number of restricted shares awarded is equal to the dollar value of the award divided by the closing price of our common stock on the NYSE on the grant date, rounded down to the next whole share, with cash paid for any fractional share. Dividends are paid on the award when they are paid on shares of our common stock. The annual restricted stock award is subject to a one-year vesting requirement. If a director retires before the one-year vesting date, a prorated amount of the award vests based on the number of days the director served during the vesting period before retirement. Any unvested amount of the award is forfeited.

2018 Director Compensation Review

Our Compensation and Benefits Committee annually reviews and periodically recommends updates to the director compensation program to our Board for approval. The Committee’s recommendation takes into account our director compensation philosophy, changes in market practices, and consultation with the Committee’s independent compensation consultant, Farient Advisors.

No changes were made to the form or amount of director compensation as part of the 2018 review. However, the Board determined that, beginning in 2019, awards of restricted stock to directors will be made from the Bank of America Key Employee Equity Plan (KEEP), instead of the Directors’ Stock Plan, to simplify plan administration. The terms of the 2019 annual awards from the KEEP will be consistent with those of prior awards under the Directors’ Stock Plan. See also Proposal 4 for additional information about the KEEP.

Director Deferral Plan

Non-management directors may elect to defer all or a portion of their annual restricted stock or cash awards through the Bank of America Corporation Director Deferral Plan (Director Deferral Plan). When directors elect to defer their restricted stock award, their “stock account” is credited with “stock units” equal in value to the restricted stock award and subject to the same vesting requirement applicable to restricted stock awards to directors. Each stock unit is equal in value to a share of our common stock but because it is not an actual share of our common stock it does not have any voting rights. When directors elect to defer their cash award, they may choose to defer into either a stock account or a “cash account.” Deferrals into a stock account are credited with dividend equivalents in the form of additional stock units and deferrals into the cash account are credited with interest at a long-term bond rate. Following retirement from our Board and depending on the director’s selection, a non-management director may receive the stock account balance (to the extent vested) and cash account balance in a single lump sum cash payment or in a series of cash installment payments.

2019 Proxy Statement	39

DIRECTOR COMPENSATION

Stock Retention Requirements and Hedging Prohibition for Non-management Directors

🌑

Under our stock retention requirements, non-management directors are required to hold and cannot sell the restricted stock they receive as compensation (except as necessary to pay taxes on taxable events such as vesting) until termination of their service. All non-management directors are in compliance with these requirements

🌑	Our Code of Conduct prohibits our directors from hedging and speculative trading of company securities

2018 Director Compensation

The following table shows the compensation paid to our non-management directors for their services in 2018:

DIRECTOR	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(2)	ALL OTHER COMPENSATION ($)(3)	TOTAL ($)

Sharon L. Allen	140,000	250,000	–	390,000

Susan S. Bies	100,000	250,000	134,268	484,268

Jack O. Bovender, Jr.	150,000	350,000	–	500,000

Frank P. Bramble, Sr.	140,000	250,000	–	390,000

Pierre J.P. de Weck	100,000	250,000	168,223	518,223

Arnold W. Donald	100,000	250,000	–	350,000

Linda P. Hudson	100,000	250,000	–	350,000

Monica C. Lozano	130,000	250,000	–	380,000

Thomas J. May	130,000	250,000	–	380,000

Lionel L. Nowell III	100,000	250,000	5,000	355,000

Clayton S. Rose(4)	49,860	124,650	–	174,510

Michael D. White	100,000	250,000	–	350,000

Thomas D. Woods	100,000	250,000	–	350,000

R. David Yost	100,000	250,000	5,000	355,000

Maria T. Zuber	100,000	250,000	–	350,000

(1)

The amounts in this column represent the annual cash award plus any Lead Independent Director or committee chair cash retainers paid in 2018, including amounts deferred under the Director Deferral Plan. For 2018 cash awards deferred into the stock account under the Director Deferral Plan, our directors were credited with the stock units shown in the table below based on the closing price of our common stock on the date of deferral:

DIRECTOR	STOCK UNITS (#)	VALUE OF DEFERRED STOCK UNITS ($)

Thomas J. May	4,313.21	130,000

Lionel L. Nowell III	3,317.85	100,000

R. David Yost	3,317.85	100,000

(2)

The amounts in this column represent the aggregate grant date fair value of restricted stock awards granted during 2018, whether or not those awards were deferred under the Director Deferral Plan. The grant date fair value is based on the closing price of our common stock on the NYSE on the grant date. As of December 31, 2018, our non-management directors held the number of unvested shares of restricted stock or, if deferred, unvested stock units shown in the table below:

DIRECTOR	UNVESTED SHARES OF RESTRICTED STOCK OR STOCK UNITS (#)

Sharon L. Allen	8,294

Susan S. Bies	8,294

Jack O. Bovender, Jr.	11,612

Frank P. Bramble, Sr.	8,295

Pierre J. P. de Weck	8,294

Arnold W. Donald	8,294

Linda P. Hudson	8,295

40

DIRECTOR COMPENSATION

DIRECTOR	UNVESTED SHARES OF RESTRICTED STOCK OR STOCK UNITS (#)

Monica C. Lozano	8,295

Thomas J. May	8,295

Lionel L. Nowell III	8,295

Clayton S. Rose	4,759

Michael D. White	8,295

Thomas D. Woods	4,478

R. David Yost	8,295

Maria T. Zuber	8,294

(3)

Our directors are eligible to participate in our matching gifts program, under which our charitable foundation matches up to $5,000 in donations made by our employees and active directors to approved charitable organizations. This program is also available to all U.S.-based, benefits eligible employees. The values in this column reflect that $5,000 was donated to charities in 2018 on behalf of Messrs. Nowell and Yost under the matching gifts program.

This column excludes the amounts of any perquisites received by our directors with a value of less than $10,000 in aggregate, as permitted under SEC rules.

Ms. Bies serves as chair of the board of directors of Merrill Lynch International (MLI), a United Kingdom broker-dealer subsidiary of Bank of America. For her services as a non-management director of MLI in 2018, Ms. Bies received an annual cash retainer totaling £100,000, which was paid monthly. The retainer paid in 2018 is reported in the table above based on a weighted average exchange rate of approximately 0.74 pounds sterling to one dollar. The exchange rate used for each payment was based on the average exchange rate for the month prior to the month of payment.

Mr. de Weck was appointed a member of the board of directors of MLI on June 4, 2018. For his services as a non-management director of MLI and chair of the risk committee, Mr. de Weck received an annual cash retainer totaling £100,000, which was prorated in 2018 due to his mid-year appointment. Mr. de Weck also served as a member of the board of directors of Bank of America Merrill Lynch International Limited (BAMLI), a United Kingdom banking subsidiary of Bank of America, until December 1, 2018. For his services as a non-management director of BAMLI, he received an annual cash retainer totaling £75,000, which was paid monthly and prorated for his period of service. The retainers paid in 2018 are reported in the table above based on a weighted average exchange rate of approximately 0.75 pounds sterling to one dollar. The exchange rate used for each payment was based on the average exchange rate for the month prior to the month of payment.

In addition, Mr. de Weck was appointed chair of the board of directors of BofA Securities Europe S.A., a French broker-dealer subsidiary of Bank of America, on January 21, 2019. For his services as chair of the board of directors of BofA Securities Europe S.A., Mr. de Weck will receive an annual cash retainer totaling €85,000, which is not reflected in the table above.

(4)	Dr. Rose became a director in October 2018. The amount for Dr. Rose reflects a prorated award for his period of service.

2019 Proxy Statement	41

PROPOSAL 2: APPROVING OUR EXECUTIVE COMPENSATION (AN ADVISORY, NON-BINDING “SAY ON PAY” RESOLUTION)

PROPOSAL 2: APPROVING OUR EXECUTIVE COMPENSATION (AN ADVISORY, NON-BINDING “SAY ON PAY” RESOLUTION)

We are seeking an advisory vote to approve our executive compensation for 2018. At our 2017 annual meeting of stockholders, a majority of stockholders voted to have a Say on Pay vote each year. As a result, we will conduct an advisory vote on executive compensation annually at least until the next stockholder advisory vote on the frequency of such votes.

Although the Say on Pay vote is advisory and is not binding on our Board, our Compensation and Benefits Committee will take into consideration the outcome of the vote when making future executive compensation decisions. At the 2018 annual meeting of stockholders, nearly 95% of the votes cast favored our Say on Pay proposal. The Committee considered this result and input from investors during our stockholder engagement process, and in light of the strong support, maintained a consistent overall approach for 2018.

Our Board believes that our current executive compensation program appropriately links compensation realized by our executive officers to our performance and properly aligns the interests of our executive officers with those of our stockholders. The details of this compensation for 2018, and the reasons we awarded it, are described in “Compensation Discussion and Analysis,” starting below.

Our Board recommends a vote "FOR" approving our executive compensation (an advisory, non-binding "Say on Pay" resolution) (Proposal 2).

Our Board recommends that our stockholders vote in favor of the following resolution:

“Resolved, that our stockholders approve, on an advisory basis, the compensation of our company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion disclosed in this proxy statement.”

COMPENSATION DISCUSSION AND ANALYSIS

42

COMPENSATION DISCUSSION AND ANALYSIS

1. Executive Summary

a. Executive Compensation Philosophy

Our compensation philosophy is to pay for performance over the long-term, as well as on an annual basis. Our performance considerations include both financial and non-financial measures—including the manner in which results are achieved—for the company, line of business, and the individual. These considerations reinforce and promote Responsible Growth and maintain alignment with our risk framework. Our executive compensation program provides a mix of salary, incentives, and benefits paid over time to align executive officer and stockholder interests. Our Compensation and Benefits Committee has the primary responsibility for approving our compensation strategy and philosophy, and the compensation programs applicable to our named executive officers listed below. With respect to Mr. Moynihan’s compensation, our Compensation and Benefits Committee makes a recommendation that is further reviewed and approved by the independent members of the Board.

NAMED EXECUTIVE OFFICERS

Brian T. Moynihan	Chairman and Chief Executive Officer

Paul M. Donofrio	Chief Financial Officer

Dean C. Athanasia	President, Retail and Preferred & Small Business Banking

Geoffrey S. Greener	Chief Risk Officer

Thomas K. Montag	Chief Operating Officer

Thong M. Nguyen	Vice Chairman, Bank of America

Terrence P. Laughlin	Former Vice Chairman and Head of Global Wealth & Investment Management

Some of the information presented in this Compensation Discussion and Analysis may not apply to the compensation of Mr. Laughlin, who passed away on October 25, 2018.

b. 2018 Executive Compensation Highlights

🌑	Our design is aligned with our focus on Responsible Growth and has been consistent for more than six years, receiving an average of 94.3% stockholder support during that period:

O	Mix of fixed and variable pay

O	Cancellation and clawback features in all equity-based incentives

O	Deferral of majority of variable pay through equity-based incentives

🌑	Risk management practices that encourage sustainable performance over time

🌑	Total compensation awarded to Mr. Moynihan of $26.5 million for 2018, compared to $23 million for 2017

🌑	94.3% of Mr. Moynihan’s total compensation is variable and directly linked to company performance

🌑

Half of Mr. Moynihan’s variable pay was awarded as performance restricted stock units and must be re-earned based on three-year average performance of key metrics (return on assets and growth in adjusted tangible book value)

O	Increased the return on assets standard by 10 basis points (bps) in order to achieve the maximum 100% payout

🌑	50% of net after-tax shares Mr. Moynihan receives as compensation must be retained until one year after retirement

c. Stockholder Engagement & Say on Pay Results

We conduct stockholder engagement throughout the year and provide stockholders with an annual opportunity to cast an advisory Say on Pay vote. At our 2018 annual meeting of stockholders, nearly 95% of the votes cast favored our Say on Pay proposal. Additionally in 2018 and early 2019, management and directors met with investors owning approximately 35% of our outstanding common shares and discussed our executive compensation program, human capital management, and other compensation-related matters. These discussions, together with the 2018 Say on Pay results, indicated strong support for our 2017 compensation program and influenced our decision to maintain a consistent overall approach for 2018.	Historical Say on Pay Votes

2019 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS

2. 2018 Company & Segment Performance

From our continued dedication to Responsible Growth, we achieved record results in 2018. We continue focusing on what we control and drive: creating operating leverage by managing expenses, growing loans and deposits, and doing more business with our clients. We are doing this responsibly and within our Risk Framework while listening to our clients, communities, and employees when they answer the question: “What would you like the power to do?”. We believe we are well positioned to continue delivering Responsible Growth in 2019.

Following are financial highlights and key measures of company and line of business performance that our Compensation and Benefits Committee considered in evaluating the 2018 performance of our named executive officers.

a. Company Performance

2018 Net Income $28.1 billion Record Earnings	2018 Revenue $91.2 billion 4% from 2017	2018 Noninterest Expense 2% from 2017	Quarterly Positive Operating Leverage 4 Consecutive Years

🌑  Net income of $28.1 billion, or $2.61 per diluted share, grew 54% compared to $18.2 billion, or $1.56 per diluted share in 2017

🌑  Return on average assets (ROA) of 1.21%, return on average common shareholders’ equity of 11.04%, and return on average tangible common shareholders’ equity of 15.55%*

🌑  Noninterest expense decreased 2% in 2018 and is down $30 billion since 2010; efficiency ratio improved to 58.5% in 2018 from 62.7% in 2017; continued focus on expenses while investing in new capabilities and growth

🌑  Net charge-off ratios remaining near historic lows

🌑  Book value per share increased to $25.13 in 2018; and tangible book value per share increased to $17.91 in 2018*

🌑  Common equity tier 1 ratio of 11.6%, remaining above the 2019 regulatory requirement of 9.5%

🌑  Business referrals increased 11% to 7.1 million in 2018 from 6.4 million in 2017 reflecting improved client and customer activity

🌑  Returned $25.5 billion in capital to our common stockholders through dividends and share repurchases; up over 50% from 2017

🌑  Total stockholder return above primary competitor group average on a 1-year, 3-year and 5-year basis

*  Represents a non-GAAP financial measure. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures.

Total stockholder return above primary peer group average on a 1-year, 3-year and 5-year basis

b. Segment Performance

BUSINESS ($ in millions)	TOTAL REVENUE(1)		PROVISION FOR CREDIT LOSSES		NONINTEREST EXPENSE		NET INCOME (LOSS)
	2018	2017	2018	2017	2018	2017	2018	2017
Consumer Banking	37,523	34,521	3,664	3,525	17,713	17,795	12,029	8,202
Global Wealth & Investment Management	19,338	18,590	86	56	13,777	13,556	4,079	3,093
Global Banking	19,644	19,999	8	212	8,591	8,596	8,173	6,953
Global Markets	16,063	15,951	—	164	10,686	10,731	3,979	3,293
All Other(2)	(711)	(784)	(476)	(561)	2,614	4,065	(113)	(3,309)
Total Corporation	91,247	87,352	3,282	3,396	53,381	54,743	28,147	18,232
(1)

Bank of America Corporation reports its results of operations, including total revenue, for each business segment and All Other on a fully-taxable equivalent (FTE) basis. Total revenue for Bank of America Corporation on an FTE basis was $91,857 million for 2018 and $88,277 million for 2017, which is not a generally accepted accounting principle financial measure. FTE basis adjustments were $610 million and $925 million in 2018 and 2017. See Appendix A for more information about total revenue of Bank of America Corporation on an FTE basis.

(2)

“All Other” is not a business segment. It consists of asset and liability management activities, equity investments, non-core mortgage loans and servicing activities, the net impact of periodic revisions to the MSR (mortgage servicing right) valuation model for core and non-core MSRs and the related economic hedge results, liquidating businesses, and residual expense allocations. Total Revenue and Net Income (Loss) in 2017 include a downward valuation adjustment of $946 million and a charge of $2.9 billion, respectively, due to enactment of the Tax Cuts and Jobs Act (Tax Act).

44

COMPENSATION DISCUSSION AND ANALYSIS

Segment Highlights

The Compensation and Benefits Committee believes the company and segment performance highlights discussed below, as well as other company and business results, reflect that management is delivering Responsible Growth, continuing to streamline and simplify our company, and driving operational excellence.

(1)	Represents a non-GAAP financial measure. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures.

CONSUMER BANKING Consumer Banking offers a diversified range of credit, banking, and investment products and services to consumers and small businesses-includes Retail Banking and Preferred and Small Business Banking. Average loans and leases up 7% to $284 billion Average deposits up 5% to $684 billion Merrill Edge brokerage assets of $182 billion, including full-year client flows of $25 billion Efficiency ratio improved to 47% from 52% in 2017 26.4 million mobile banking users, up 9% o 5.7 billion mobile logins in 2018 # 1 in mobile banking, online banking and digital sales functionality o Digital banking has won 30+ digital awards in the last two years o Online and Mobile certified by JD Power as providing "Outstanding Customer Experience" $12.0 billion Net income, 47% increase GLOBAL WEALTH & INVESTMENT MANAGEMENT Global Wealth & Investment Management (GWIM) provides investment and wealth management solutions to our affluent and ultra-high net worth clients-includes Merrill Lynch Wealth Management and U.S. Trust. Pretax margin increased to 29% Full-year client balance flows of $56 billion Average loans and leases increased 6% to $161 billion Accelerated organic wealth management household growth o Net new Merrill Lynch relationships up more than 4 times the 2017 level o U.S. Trust new relationships up 9% in 2018 Number of wealth advisors increased 1% to 19,459 as we continue to invest in client-facing roles #1 wealth management firm for the 10th consecutive year by Barron's $4.1 billion Net income, 32% increase $8.1 billion Net income, 18% increase GLOBAL BANKING Global Banking provides a wide range of lending-related products and services, integrated working capital management and treasury solutions to clients, and underwriting and advisory services-includes Global Corporate Banking, Global Commercial Banking, Business Banking, and Global Investment Banking. Average loans and leases increased 2% to $354 billion Average deposits increased 8% to $336 billion Total Corporation investment banking fees, excluding self-led deals, of $5.3 billion o Ranked #4 by Dealogic in Investment Banking Fees Business Lending revenue decreased 6% to $8.6 billion Global Transaction Services revenue increased 10% to $7.9 billion Efficiency ratio remained low at 44% North America's Best Bank for Small to Medium-sized Enterprises by Euromoney GLOBAL MARKETS $4.0 billion Net income, 21% increase Global Markets offers sales and trading services, including research, to institutional clients across fixed-income, credit, currency, commodity, and equity businesses. Sales and trading revenue of $13.1 billion, including net debit valuation adjustment (DVA) losses of $162 million Excluding net DVA, sales and trading revenue of $13.2 billion o Equities up 18% to $4.9 billion o Fixed-income, currencies and commodities down 8% to $8.3 billion Return on average allocated capital of 11%, up from 9% in 2017 Noninterest expense decreased $45 million to $10.7 billion #1 Equity Portfolio Trading Share North American Institutions, by Greenwich

2019 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS

3. Executive Compensation Program Features

a. Executive Pay Components & Variable Pay Mix

Our Compensation and Benefits Committee determines the pay for our named executive officers for each performance year. For the CEO, a portion of the compensation is delivered as base salary and the remainder as restricted stock units. For named executive officers other than the CEO, a portion of the compensation is delivered as base salary and the remainder as annual cash incentive and restricted stock units. Restricted stock units are divided into two components: time-based and performance-based. Our time-based awards vest ratably over three years except for the CEO’s cash-settled restricted stock units that vest over one year. Our performance-based awards are re-earned following initial grant only by the sustained three-year average achievement of performance metrics. Consequently, for our named executive officers to realize the full value of their performance-based awards, the future performance of our company must be at or above the standards set for this award. This pay-for-performance structure, which emphasizes variable pay, helps motivate our executives to deliver sustained stockholder value and Responsible Growth.

The following chart provides an overview of the 2018 pay components for our active named executive officers:

Performance Year 2018 Pay Components

DESCRIPTION	HOW IT PAYS

Base Salary
🌑 Determined based on job scope, experience, and market comparable positions; provides fixed income to attract and retain executives and balance risk-taking	🌑 Semi-monthly cash payment through 2018

Annual Cash Incentive—except CEO
🌑 Provides short-term variable pay for the performance year for non-CEO executives	🌑 Single cash payment in February 2019

Cash-Settled Restricted Stock Units (CRSUs)—CEO only
🌑 Track stock price performance over 1-year vesting period 🌑 Vest in 12 equal installments from March 2019 – February 2020	🌑 Granted in February 2019 🌑 Cash-settled upon vesting

Performance Restricted Stock Units (PRSUs)

🌑  Vest based on future achievement of specific return on assets and growth in adjusted tangible book value standards over 3-year performance period

🌑  Track company and stock price performance

🌑  Encourage sustained earnings during the performance period

🌑  Granted in February 2019

🌑  If performance standards are achieved, grants will be re-earned at the end of the performance period (2021)

🌑  100% is the maximum that can be re-earned

🌑  If both threshold standards are not achieved, the entire award is forfeited

🌑  Stock-settled to the extent re-earned

See “Results for Performance Restricted Stock Units” on page 55 for the vesting and value of prior awards

Time-Based Restricted Stock Units (TRSUs)
🌑 Track stock price performance over 3-year vesting period 🌑 Align with sustained longer-term stock price performance	🌑 Granted in February 2019 🌑 Vest in three equal annual installments beginning in February 2020 🌑 Stock-settled upon vesting

Performance Year 2018 Variable Pay Mix

🌑	A majority of variable pay is delivered as equity-based awards that reflect the balance between short-term and long-term results

🌑	The charts below illustrate the variable pay mix for our CEO and other active named executive officers

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COMPENSATION DISCUSSION AND ANALYSIS

b. Compensation Risk Management Features

Our Compensation and Benefits Committee believes that the design and governance of our executive compensation program encourage executive performance consistent with the highest standards of risk management.

i. Pay Practices

Highlighted below are the key features of our compensation program for executive officers, including the pay practices we have implemented to drive Responsible Growth, encourage executive retention, and align executive and stockholder interests. We also identify certain pay practices we have not implemented because we believe they do not serve our risk management standards or stockholders’ long-term interests.

What We Do	Pay for performance and allocate individual awards based on actual results and how results were achieved
Use balanced, risk-adjusted performance measures
Review feedback from independent control functions in performance evaluations and compensation decisions
Provide appropriate mix of fixed and variable pay to reward company, line of business, and individual performance
Defer a majority of variable pay as equity-based awards
Apply clawback features to all executive officer variable pay
Require stock ownership and retention to retirement of a significant portion of equity-based awards
Engage with stockholders on governance and compensation
Prohibit hedging and speculative trading of company securities
Grant equity-based awards on a pre-established date to avoid any appearance of coordination with the release of material non-public information

What We Don’t Do	Change in control agreements for executive officers
Severance agreements for executive officers
Multi-year guaranteed incentive awards for executive officers
Severance benefits to our executive officers exceeding two times base salary and bonus without stockholder approval per our policy
Accrual of additional retirement benefits under any supplemental executive retirement plans
Excise tax gross-ups upon change in control
Discounting, reloading, or repricing stock options without stockholder approval
Single-trigger vesting of equity-based awards upon change in control
Adjust PRSU results for the impact of litigation, fines, and penalties, or passage of the Tax Act

Additionally, it is not our policy to provide for the accelerated vesting of equity awards upon an employee’s voluntary resignation to enter government service. We do not anticipate changing our approach.

The “Compensation Governance and Risk Management” discussion beginning on page 25 contains more information about our Compensation Governance Policy and our compensation risk management practices. That section describes our Chief Risk Officer’s review and certification of our incentive compensation programs and our Chief Audit Executive’s risk-based review of our incentive plans. We also describe the extent to which our CEO participates in determining executive officer compensation, and the role of Farient Advisors, the Committee’s independent compensation consultant.

2019 Proxy Statement	47

COMPENSATION DISCUSSION AND ANALYSIS

ii. Multiple Cancellation & Clawback Features

Our equity-based awards are subject to three separate and distinct features that can result in the awards being cancelled or prior payments being clawed back in the event of certain detrimental conduct or financial losses. We believe these features encourage appropriate behavior and manage risk in our compensation program. Our named executive officers are subject to all three cancellation and clawback features.

	DETRIMENTAL CONDUCT CANCELLATION & CLAWBACK	PERFORMANCE-BASED CANCELLATION	INCENTIVE COMPENSATION RECOUPMENT POLICY
Who

🌑  Applies to approximately 21,200 employees who received equity-based awards as part of their 2018 incentive compensation, as well as all recipients of our special equity-based awards granted in March 2018

🌑  Applies to approximately 4,200 employees who are deemed to be “risk takers” and received equity-based awards as part of their 2018 compensation

🌑  “Risk takers” defined according to banking regulations and company policies

🌑 Applies to all of our executive officers 🌑 Our policy covers a broader group of executives than required by the Sarbanes-Oxley Act, which covers only the CEO and Chief Financial Officer

When

🌑  An employee engages in certain “detrimental conduct,” including:

O  illegal activity

O  breach of a fiduciary duty

O  intentional violation or grossly negligent disregard of our policies, rules, and procedures

O  trading positions that result in a need for restatement or significant loss

O  conduct constituting “cause”

🌑  Our company, a line of business, a business unit, or an employee experiences a loss outside of the ordinary course of business and the employee is found to be accountable based on:

O  the magnitude of the loss

O  the decisions that may have led to the loss

O  the employee’s overall performance

🌑 When fraud or intentional misconduct by an executive officer causes our company to restate its financial statements
What	🌑 All unvested equity awards will be cancelled 🌑 Any previously vested award may be recouped, depending on the conduct	🌑 All or part of the outstanding award may be cancelled	🌑 Any incentive compensation may be recouped as determined by the Board or a Board committee 🌑 Any action necessary to remedy the misconduct and prevent its recurrence may be taken

Since 2011, all of our equity-based awards provide that they are subject to any final rules implementing the compensation clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) that the SEC and NYSE may adopt. We intend to update our policies to reflect any applicable rules implementing the Dodd-Frank Act clawback requirements that are finalized, released, and become effective.

Pursuant to our Incentive Compensation Forfeiture & Recoupment Disclosure Policy, we will disclose publicly the incentive forfeitures or clawbacks recovered from certain senior executives in the aggregate pursuant to our Detrimental Conduct and Incentive Compensation Recoupment policies described above, subject to certain privacy, privilege, and regulatory limitations.

iii. Stock Ownership & Retention Requirements

Our stock ownership and retention requirements align executive officer and stockholder interests by linking the value realized from equity-based awards to sustainable company performance. Beginning with awards granted for 2012, our Corporate Governance Guidelines require:

MINIMUM SHARES OF COMMON STOCK OWNED		RETENTION
Chief Executive Officer	500,000 shares	50% of net after-tax shares received from equity-based awards retained until one year after retirement
Other Executive Officers	300,000 shares	50% of net after-tax shares received from equity-based awards retained until retirement

New executive officers have up to five years to be in compliance with these requirements. Full-value shares and units owned, awarded, or deemed beneficially owned are included in the stock ownership calculations; PRSUs are included only when earned and stock options are not included. Our Code of Conduct prohibits our executive officers and employees from hedging and speculative trading of company securities. None of our named executive officers have sold any shares of our common stock since 2015.

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COMPENSATION DISCUSSION AND ANALYSIS

4. Compensation Decisions and Rationale

a. Pay Evaluation & Decision Process

Each year, our Compensation and Benefits Committee reviews our named executive officers’ performance using a balanced and disciplined approach to determine their base salaries and variable compensation awards. The approach for 2018 included a range of performance and governance considerations as inputs into compensation decisions.

Performance Considerations The Committee considers various factors that collectively indicate successful management of our business, including: Company, line of business, and individual performance, including financial and non-financial measures The manner in which results are achieved, adherence to risk and compliance policies, and the quality of earnings Accountability in driving a strong risk management culture and other core values of our company Our year-over-year performance relative to our established risk metrics Our performance relative to our primary competitor group The Committees evaluation includes a robust review of performance scorecards, which are aligned to the four tenets of Responsible Growth: Grow and win in the market Grow with our customer- focused strategy Grow within our Risk Framework Grow in a sustainable manner For each tenet of Responsible Growth, the scorecard includes metrics tailored for each named executive officer based on company, line of business, risk financial, and strategic priorities. Pages [.] through [.] provide material factors aligned to each of the four tenets the Committee considered. Market Practices and Governance Considerations The Committee reviews market pay practices and governance practices to inform compensation decisions: Market pay practices, including market compensation benchmarks from our primary peers are reviewed annually Additionally, practices at leading international financial institutions and global companies headquartered in the U.S. spanning all industries of similar size and scope are considered The Committee reviews feedback from our independent control functions (i.e., audit, compliance, finance, human resources, legal, and risk) as part of their assessment of performance The Chief Financial Officer and Chief Risk Officer join the Committee to discuss full-year financial and risk performance The Committee considers our CEOs perspective on executive performance and pay for our Named Executive Officers and other key executives The Committees independent consultant, Farient, Advisors provides perspectives on company performance and market pay practices for our NEOs as an input into our compensation decisions Compensation Decisions and Approvals: After taking all of these various inputs into consideration, the Committee applies its business judgment and discretion to determine the appropriate compensation for the named executive officers As part of the compensation decisions, the Committee evaluates the relevant facts and circumstances so it may judiciously assess pay for performance alignment, potentially resulting in an increase or decrease to compensation Compensation decisions are generally determined on a year-over-year basis without preset target levels of total compensation, without assigning weightings, and without formulaic benchmarking The Committee believes this use of business judgment is in the stockholders' best interests as it enables the Committee to appropriately respond to qualitative factors in our Responsible Growth and the dynamic nature of our businesses and industry For the CEO and the Chief Risk Officer, the Committee's pay recommendations are further reviewed and approved by the independent members of our Board and the Enterprise Risk Committee, respectivelyPerformance Considerations The Committee considers various factors that collectively indicate successful management of our business, including: Company, line of business, and individual performance, including financial and non-financial measures The manner in which results are achieved, adherence to risk and compliance policies, and the quality of earnings Accountability in driving a strong risk management culture and other core values of our company Our year-over-year performance relative to our established risk metrics Our performance relative to our primary competitor group The Committees evaluation includes a robust review of performance scorecards, which are aligned to the four tenets of Responsible Growth: Grow and win in the market Grow with our customer- focused strategy Grow within our Risk Framework Grow in a sustainable manner For each tenet of Responsible Growth, the scorecard includes metrics tailored for each named executive officer based on company, line of business, risk financial, and strategic priorities. Pages [.] through [.] provide material factors aligned to each of the four tenets the Committee considered. Market Practices and Governance Considerations The Committee reviews market pay practices and governance practices to inform compensation decisions: Market pay practices, including market compensation benchmarks from our primary peers, are reviewed annually Additionally, practices at leading international financial institutions and global companies headquartered in the U.S. spanning all industries of similar size and scope are considered The Committee reviews feedback from our independent control functions (i.e., audit, compliance, finance, human resources, legal, and risk) as part of their assessment of performance The Chief Financial Officer and Chief Risk Officer join the Committee to discuss full-year financial and risk performance The Committee considers our CEOs perspective on executive performance and pay for our Named Executive Officers and other key executives The Committees independent consultant, Farient, Advisors provides perspectives on company performance and market pay practices for our NEOs as an input into our compensation decisions Compensation Decisions and Approvals: After taking all of these various inputs into consideration, the Committee applies its business judgment and discretion to determine the appropriate compensation for the named executive officers As part of the compensation decisions, the Committee evaluates the relevant facts and circumstances so it may judiciously assess pay for performance alignment, potentially resulting in an increase or decrease to compensation Compensation decisions are generally determined on a year-over-year basis without preset target levels of total compensation, without assigning weightings, and without formulaic benchmarking The Committee believes this use of business judgment is in the stockholders' best interests as it enables the Committee to appropriately respond to qualitative factors in our Responsible Growth and the dynamic nature of our businesses and industry For the CEO and the Chief Risk Officer, the Committee's pay recommendations are further reviewed and approved by the independent members of our Board and the Enterprise Risk Committee, respectivelyPerformance Considerations The Committee considers various factors that collectively indicate successful management of our business, including: Company, line of business, and individual performance, including financial and non-financial measures The manner in which results are achieved, adherence to risk and compliance policies, and the quality of earnings Accountability in driving a strong risk management culture and other core values of our company Our year-over-year performance relative to our established risk metrics Our performance relative to our primary competitor group The Committees evaluation includes a robust review of performance scorecards, which are aligned to the four tenets of Responsible Growth: Grow and win the market Grow with our customer- focused strategy Grow within our Risk Framework Grow in a sustainable manner For each tenet of Responsible Growth, the scorecard includes metrics tailored for each named executive officer based on company, line of business, risk financial, and strategic priorities. Pages [.] through [.] provide material factors aligned to each of the four tenets the Committee considered. Market Practices and Governance Considerations The Committee reviews market pay practices and governance practices to inform compensation decisions: Market pay practices, including market compensation benchmarks from our primary peers are reviewed annually Additionally, practices at leading international financial institutions and global companies headquartered in the U.S. spanning all industries of similar size and scope are considered The Committee reviews feedback from our independent control functions (i.e., audit, compliance, finance, human resources, legal, and risk) as part of their assessment of performance The Chief Financial Officer and Chief Risk Officer join the Committee to discuss full-year financial and risk performance The Committee considers our CEOs perspective on executive performance and pay for our named executive officers and other key executives The Committees independent consultant, Farient, Advisors provides perspectives on company performance and market pay practices for our NEOs as an input into our compensation decisions Compensation Decisions and Approvals: After taking all of these various inputs into consideration, the Committee applies its business judgment and discretion to determine the appropriate compensation for the named executive officers As part of the compensation decisions, the Committee evaluates the relevant facts and circumstances so it may judiciously assess pay for performance alignment, potentially resulting in an increase or decrease to compensation Compensation decisions are generally determined on a year-over-year basis without preset target levels of total compensation, without assigning weightings, and without formulaic benchmarking The Committee believes this use of business judgment is in the stockholders' best interests as it enables the Committee to appropriately respond to qualitative factors in our Responsible Growth and the dynamic nature of our businesses and industry For the CEO and the Chief Risk Officer, the Committee's pay recommendations are further reviewed and approved by the independent members of our Board and the Enterprise Risk Committee, respectivelyPerformance Considerations The Committee considers various factors that collectively indicate successful management of our business, including: Company, line of business, and individual performance, including financial and non-financial measures The manner in which results are achieved, adherence to risk and compliance policies, and the quality of earnings Accountability in driving a strong risk management culture and other core values of our company Our year-over-year performance relative to our established risk metrics Our performance relative to our primary competitor group The Committees evaluation includes a robust review of performance scorecards, which are aligned to the four tenets of Responsible Growth: Grow and win the market Grow with our customer- focused strategy Grow within our Risk Framework Grow in a sustainable manner For each tenet of Responsible Growth, the scorecard includes metrics tailored for each named executive officer based on company, line of business, risk financial, and strategic priorities. Pages [.] through [.] provide material factors aligned to each of the four tenets the Committee considered. Market Practices and Governance Considerations The Committee reviews market pay practices and governance practices to inform compensation decisions: Market pay practices, including market compensation benchmarks from our primary peers are reviewed annually Additionally, practices at leading international financial institutions and global companies headquartered in the U.S. spanning all industries of similar size and scope are considered The Committee reviews feedback from our independent control functions (i.e., audit, compliance, finance, human resources, legal, and risk) as part of their assessment of performance The Chief Financial Officer and Chief Risk Officer join the Committee to discuss full-year financial and risk performance The Committee considers our CEOs perspective on executive performance and pay for our Named Executive Officers and other key executives The Committees independent consultant, Farient, Advisors provides perspectives on company performance and market pay practices for our NEOs as an input into our compensation decisions Compensation Decisions and Approvals: After taking all of these various inputs into consideration, the Committee applies its business judgment and discretion to determine the appropriate compensation for the named executive officers As part of the compensation decisions, the Committee evaluates the relevant facts and circumstances so it may judiciously assess pay for performance alignment, potentially resulting in an increase or decrease to compensation Compensation decisions are generally determined on a year-over-year basis without preset target levels of total compensation, without assigning weightings, and without formulaic benchmarking The Committee believes this use of business judgment is in the stockholders' best interests as it enables the Committee to appropriately respond to qualitative factors in our Responsible Growth and the dynamic nature of our businesses and industry For the CEO and the Chief Risk Officer, the Committee's pay recommendations are further reviewed and approved by the independent members of our Board and the Enterprise Risk Committee, respectively

2019 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS

b. Individual Performance Highlights

Material factors considered in the Committee’s assessment of individual performance for 2018 include:

Brian T. Moynihan	Mr. Moynihan has served as the Chief Executive Officer of Bank of America Corporation since January 2010 and as Chairman of our Board since October 2014.

Grow and win in the market

🌑  Demonstrated consistent Responsible Growth with positive year-over-year operating leverage for 16 consecutive quarters

🌑  Achieved record net income of $28.1 billion in 2018, up 54% from $18.2 billion in 2017 (up 33% excluding the impact of the Tax Act)(1)

🌑  Revenue of $91.2 billion, up 4% from $87.4 billion in 2017

🌑  Pretax earnings of $34.6 billion in 2018, up 18% from $29.2 billion in 2017 (up 15% excluding impact of the Tax Act)(1)

🌑  Increased capital return to shareholders through $25.5 billion in common dividends and gross share repurchases, driving our common shares outstanding below 10 billion shares

🌑  For the fourth consecutive year, we achieved a decrease in the efficiency ratio, down to 58.5% compared to 62.7% in 2017

Grow with our customer–focused strategy

🌑  Continued investment in technology and new digital capabilities such as Erica (an AI-driven financial digital assistant), the Merrill Lynch digital platform and Cash Pro, a comprehensive platform that simplifies and integrates commercial customers’ treasury activities

🌑  Continued strategic focus on driving cross-business referrals, resulting in approximately 7.1 million referrals, up from 6.4 million in 2017

🌑  Expanded nationwide retail footprint with 81 new financial center openings in the last 12 months and 567 financial center renovations in the last 12 months

🌑  Total average deposits increased for more than 10 years to $1.315 billion from $1.270 billion in 2017

Grow within our Risk Framework

🌑  Received successful approvals of the 2018 CCAR and Recovery and Resolution Plans; increased the quarterly common stock dividend from $0.12 to $0.15 per share

🌑  Continued to focus on proactive risk management, strong governance, and discipline in client selection and underwriting standards to drive Responsible Growth

🌑  Reduced non-performing loans, leases, and foreclosed properties by 22% continuing the decline each year since 2009; net charge-off ratio continued to decline to 41 bps compared to 44 bps in 2017

🌑  Continued to institutionalize a culture of productive risk management through self-identifying and remediating risks

🌑  Reduced consumer and commercial non-performing loans and leases to their lowest year-end levels in more than a decade

Grow in a sustainable manner

🌑  Recognized for ESG performance by the Dow Jones Sustainability Index; named to the World Index for the fourth year in a row and named to the North America Index for the sixth consecutive year

🌑  Simplify & Improve and organizational health initiatives continued to drive operational excellence and reduce expenses, allowing reinvestment in our business

🌑  Delivered $21.5 billion in 2018 towards low-carbon and sustainable business through lending, investing, capital raising, advisory services, and financial solutions; nearly $105 billion delivered since 2013 with goal of providing $125 billion by 2025

🌑  Served as Chairman of the Bank Policy Institute, the Financial Services Forum and the Business Roundtable Health and Retirement Committee and helped shape industry positions on economic policy, job creation, and employee benefits

🌑  Industry leader in being a great place to work:

O  In early 2019, it was announced that we were named one of the 100 Best Companies to Work For by Fortune for our focus on being a great place to work in 2018. We were also recognized as the only financial services company on Fortune’s inaugural “Best Big Companies to Work For” list, which recognized seven companies with more than 100,000 U.S.-based employees that passed the Great Place to Work Certification bar (the announcement of these awards was received after the Committee’s assessment of individual performance for 2018)

O  We were named the 2019 Catalyst Award winner by Catalyst for our ongoing efforts to be a great place to work and to support the continued development, empowerment and advancement of women in our company and around the world

O  World’s Best Bank and World’s Best Bank for Diversity & Inclusion by Euromoney

O  See “Being a Great Place to Work” on page 32 for additional external recognition

(1)

The Tax Act reduced 2017 net income by $2.9 billion, which included a $946 million pretax charge in other noninterest income, predominantly related to the revaluation of certain tax-advantaged energy investments, as well as $1.9 billion of tax expense principally associated with the revaluation of certain deferred tax assets and liabilities.

50

COMPENSATION DISCUSSION AND ANALYSIS

Paul M. Donofrio

Mr. Donofrio is Chief Financial Officer, with responsibility for the overall financial management of the company, including accounting, balance sheet management, financial planning and analysis, corporate treasury, investor relations, corporate investments, and tax. His responsibilities also include leading two company-wide initiatives: Simplify and Improve, and Enterprise Cost Management, both of which are central to the company delivering operational excellence and Responsible Growth.

Grow and win in the market

🌑  Drove expense management efforts across the company to meet the enterprise goal of reducing noninterest expense to approximately $53 billion by 2018, helping to deliver four consecutive years of positive operating leverage and record full year earnings in 2018

🌑  Provided transparency and strategic insights to business leaders including loan and deposit trends, cost allocations and forecast discussions, which contributed to enhanced decision-making by the lines of business

Grow with our customer-focused strategy

🌑  Continued active engagement with rating agencies, with Fitch upgrading our long-term debt rating

🌑  Effectively delivered both holistic and detailed context regarding the enterprise strategy and Responsible Growth through increased and ongoing interactions with media, sell-side analysts, and investors

🌑  Led treasury function efforts in support of the United Nations’ Sustainable Development Goals, which cover a range of global, social, and economic issues

Grow within our Risk Framework

🌑  Drove implementation of accounting changes that improved overall financial reporting

🌑  Led efforts to achieve strong ratios across key financial metrics, demonstrating the safety and soundness of our balance sheet and liquidity

🌑  Increased fully phased-in capital levels for Basel III common equity tier 1 for the fourth year in a row, to 11.6% in 2018 from 11.5% in 2017

🌑  Restructured internal CFO risk committees and enhanced CFO processes and controls to promote robust consideration and monitoring of all key risks across the company’s Risk Framework

Grow in a sustainable manner

🌑  Evolved the CFO operating model to better align management responsibilities and to centralize activities for more effective and efficient execution

🌑  Expanded comprehensive talent management processes focused on developing and retaining top performers and diverse talent

🌑  Revamped the CFO function’s employee engagement model to improve efforts to make the organization a Great Place to Work

🌑  Strengthened our focus on operational excellence by launching new dedicated efforts to enhance the CFO function’s processes and more effectively leverage technology

Dean C. Athanasia

For the majority of 2018, Mr. Athanasia was co-head of Consumer & Small Business, where he was jointly responsible for providing 67 million consumer and small business clients in the United States a full range of products and services, delivered with unmatched convenience and exceptional client experience. In December 2018, he assumed sole leadership of Consumer Banking.

Grow and win in the market

🌑  Increased Consumer Banking revenues by 9% from 2017 to $37.5 billion by leveraging our high-tech, high-touch strategy to generate strong engagement and drive client development

🌑  Increased Consumer Banking net income by 47% from 2017 to $12.0 billion, driven by higher revenue, credit quality, and expense management

🌑  Reduced the efficiency ratio for Consumer Banking to 47.2% in 2018 from 51.6% in 2017

🌑  Increased average Consumer Banking loans and leases by 7% and average deposits by 5% year-over-year

Grow with our customer-focused strategy

🌑  Named “Model Bank of the Year” by Celent and awarded the “Best in Class” 2018 Online Banking Award by Javelin, among other accolades

🌑  Deepened client relationships through the Preferred Rewards program, helping drive asset growth and client loyalty

🌑  Strong focus on client experience, reaching an all-time high with 84% of participating Preferred clients rating Bank of America a 9 or 10 on a 10 point scale

🌑  Increased client brokerage assets by $8.8 billion (up 5% year-over-year) driven by strong client flows to the award-winning Merrill Edge investment platform, offset by negative market impacts

Grow within our Risk Framework

🌑  Implemented processes to drive credit-qualified growth as we pursue additional opportunities in new and optimized existing markets

🌑  Drove Consumer Banking year-end total loans and leases up 5% while growing within our Risk Framework

🌑  Streamlined operations through significant investment in technology, financial centers, and client professionals

Grow in a sustainable manner

🌑  Launched the Pathways hiring program to drive internal field talent development and recruited more than 2,000 employees from low- and moderate-income communities

🌑  Continued to focus on building a strong, diverse pipeline for financial advisor roles (65% of field Financial Solutions Advisor hires were diverse)

🌑  Decreased Consumer Banking noninterest expense by $82 million year-over-year to $17.7 billion, driven by operating efficiencies, digitization, and lower litigation and FDIC expense

For additional details on Consumer Banking performance, see “2018 Company & Segment Performance” on page 44.

2019 Proxy Statement	51

COMPENSATION DISCUSSION AND ANALYSIS

Geoffrey S. Greener

Mr. Greener is Chief Risk Officer and is responsible for overseeing the company’s governance and strategy for global risk management and compliance, including relationships with key regulators and supervisory institutions worldwide.

Grow and win in the market

🌑  Supported Responsible Growth across lines of business while encouraging focus on strong client selection and disciplined underwriting within the company’s risk appetite; average loans and leases in the business segments grew 4% year-over-year

🌑  Continued strong asset quality across the portfolio with a net charge-off rate of 41 bps in 2018, that remains near historical lows

🌑  Continued company-wide engagement on “Lessons Learned from the Financial Crisis” to reinforce that managing risk well is foundational to serving our customers and growing responsibly

🌑  The company received an upgraded long-term debt rating from Fitch, highlighting a sustained and improved risk-adjusted earnings profile

Grow with our customer-focused strategy

🌑  Reduced percentage of outstanding consumer loans and leases accruing past due for 90 days or more to 0.65% from 0.92%, while consumer and commercial nonperforming loans and leases declined to their lowest year-end levels in more than a decade at 0.86% and 0.22%, respectively

🌑  Reinforced proactive and dynamic risk management including portfolio stress testing, enhanced reporting and extensive reviews in focus areas

🌑  Improved risk management processes to more efficiently and effectively serve our customers

Grow within our Risk Framework

🌑  Improved and matured risk identification processes across the company

🌑  Made strategic organization realignments to increase effectiveness and efficiency of risk management, including completing the alignment of Global Compliance and Global Operational Risk to enhance end-to-end risk coverage and productivity

🌑  Further improved models and systems to better assess and monitor risks across the company and within the lines of business; continued to stress test our portfolios under various scenarios to better understand and proactively manage risk

🌑  Drove continued emphasis on identifying issues internally and resolving them in a timely manner, exceeding companywide target for self-identifying issues

Grow in a sustainable manner

🌑  Employee engagement survey results continue to demonstrate that our risk culture is sound, with risk-related scores at all-time highs and above industry benchmarks

🌑  Improved the Global Risk Management operating model to increase effectiveness and efficiency

🌑  Continued to drive diversity & inclusion initiatives through engagement, recruitment, and mentorship to further develop and retain top diverse leaders

🌑  Enhanced conduct risk processes and training to reinforce our culture and standards of conduct for employees

Thomas K. Montag

Mr. Montag is Chief Operating Officer and is responsible for all of our businesses that serve companies and institutional investors, including middle-market commercial and large corporate clients, and institutional investor clients. Mr. Montag also oversees Bank of America Merrill Lynch’s Global Research and Global Markets Sales and Trading businesses. Bank of America Merrill Lynch serves clients in more than 100 countries and has relationships with 94% of the U.S. Fortune 1000 companies and 79% of the Fortune Global 500.

Grow and win in the market

🌑  Achieved record Global Banking net income for the second year in a row of $8.2 billion, up 18% in 2018

🌑  Increased Global Banking’s return on average allocated capital to 20%, up from 17% in 2017

🌑  Delivered Global Markets net income of $4.0 billion, up 21% in 2018; $4.1 billion excluding net debit valuation adjustments (DVA)(1)

🌑  Maintained Global Markets sales and trading revenue in a difficult environment, driven by higher equities revenue, largely offset by lower Fixed Income, Currency and Commodities (FICC) revenue

Grow with our customer-focused strategy

🌑  Named Most Innovative Investment Bank of the Year from North America by The Banker and North America’s Best Bank for Small to Medium-sized Enterprises by Euromoney

🌑  Recognized as #2 Global Research Firm by Institutional Investor, #1 for US FICC Overall Trading Quality and #1 for US FICC Overall Sales Quality by Greenwich Associates

🌑  Grew year-end total deposits for Global Banking to $360 billion, up 9% from 2017

Grow within our Risk Framework

🌑  Recorded positive trading-related revenue for 98% of trading days during 2018—79% had daily trading gains of over $25 million

🌑  Continued to optimize our structure and operations in response to regulatory and macroeconomic change, including strategic positions to prepare for Brexit

Grow in a sustainable manner

🌑  Sustained focus on organizational health and internal mobility; facilitated numerous senior moves and launched an internal mobility program

🌑  Continued commitment to recruiting and developing diverse talent and fostering an inclusive environment

🌑  Drove employee engagement and retention through innovative programs, including the Work Place of the Future real estate strategy

For additional details on Global Banking and Global Markets performance, see “2018 Company & Segment Performance” on page 44.

(1)	Represents a non-GAAP financial measure. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures.

52

COMPENSATION DISCUSSION AND ANALYSIS

Thong M. Nguyen

For the majority of 2018, Mr. Nguyen was co-head of Consumer & Small Business, where he was jointly responsible for providing 67 million consumer and small business clients in the United States a full range of products and services, delivered with unmatched convenience and exceptional client experience. In December 2018, he became a Vice Chairman of Bank of America with a portfolio of strategic priorities, including corporate strategy, payments and wealth management platforms.

Grow and win in the market

🌑  Increased Consumer Banking revenues by 9% from 2017 to $37.5 billion by leveraging our high-tech, high-touch strategy to generate strong engagement and drive client development

🌑  Increased Consumer Banking net income by 47% from 2017 to $12.0 billion, driven by higher revenue, credit quality, and expense management

🌑  Reduced the efficiency ratio for Consumer Banking to 47.2% in 2018 from 51.6% in 2017

🌑  Increased active mobile users to over 26 million from approximately 24 million in 2017

Grow with our customer-focused strategy

🌑  Named “Model Bank of the Year” by Celent and awarded the “Best in Class” 2018 Online Banking Award by Javelin, among other accolades

🌑  Launched Erica, an AI-driven virtual financial assistant, and received recognition as 2018 BAI Global Innovation Award winner in the “People’s Choice Category” for innovation in customer experience

Grow within our Risk Framework

🌑  Implemented processes to improve efficiency and allocate resources to serve clients with specific financial needs as we enter new markets and optimize existing markets

🌑  Drove Consumer Banking year-end total loans and leases up 5% while growing within our Risk Framework

🌑  Limited consumer credit losses through proactive risk management and improved credit quality

Grow in a sustainable manner

🌑  Launched the Pathways hiring program to drive internal field talent development and recruited more than 2,000 employees from low- and moderate-income communities

🌑  Continued to focus on building a strong, diverse pipeline for financial advisor roles (65% of field Financial Solutions Advisor hires were diverse)

🌑  Drove operating efficiencies, digitization and lower litigation and FDIC expenses, which helped decrease Consumer Banking noninterest expenses by $82 million year-over-year to $17.7 billion

For additional details on Consumer Banking performance, see “2018 Company & Segment Performance” on page 44.

Terrence P. Laughlin

Prior to his passing on October 25, 2018, Mr. Laughlin served as Vice Chairman and Head of Global Wealth & Investment Management (GWIM), which included oversight of Merrill Lynch Wealth Management and U.S. Trust.

Grow and win in the market

🌑  Increased net income for GWIM by 32% to $4.1 billion, up from $3.1 billion in 2017

🌑  Increased total average loans and leases by 6% to $161.3 billion

🌑  Accelerated organic wealth management household growth in 2018; net new Merrill Lynch households up more than four times compared to 2017 and U.S. Trust gross new relationships up 9%

Grow with our customer-focused strategy

🌑  18 Merrill Lynch advisors named to Barron’s Top 100 Women Financial Advisors; Merrill Lynch had the most advisors recognized on this list for the 13th consecutive year

🌑  50 Merrill Lynch advisors recognized on the FT 401, a list of top retirement advisers selected by the Financial Times, the most advisors recognized from any firm for the second year in a row

🌑  295 Merrill Lynch advisors recognized on the Barron’s Top 1,200 Financial Advisors, giving Merrill Lynch the most advisors recognized on this list for the tenth consecutive year

🌑  247 Merrill Lynch Advisors named to the Forbes 2018 Top Next Generation Wealth Advisors list; Merrill Lynch had the most advisors recognized on this list for the second year in a row

Grow within our Risk Framework	🌑 Continued focus on strong underwriting criteria and client selection, keeping credit risk within limits 🌑 Maintained portfolio losses and past due rates within risk limits
Grow in a sustainable manner

🌑  Helped to expand the company’s presence in Pittsburgh, including the opening of the first Bank of America financial center in the area

🌑  Served as a leader and mentor to our HOLA (Hispanic/Latino Organization for Leadership & Advancement) employee network

🌑  Helped Bank of America earn spots on the 2018 Working Mother 100 Best Companies list, the 2018 National Association for Female Executives Top Companies for Executive Women list, the Diversity Best Practices Inclusion Index and the Working Mother 2018 Best Companies for Dads list

For additional details on GWIM performance, see “2018 Company & Segment Performance” on page 44.

2019 Proxy Statement	53

COMPENSATION DISCUSSION AND ANALYSIS

c. 2018 Compensation Decisions

The Compensation and Benefits Committee determined 2018 variable compensation in January 2019 after completing its review of annual performance as described in “Pay Evaluation & Decision Process” on page 49. The following table summarizes performance year 2018 compensation:

NAME	BASE SALARY ($)	ANNUAL CASH INCENTIVE ($)	CASH- SETTLED RESTRICTED STOCK UNITS ($)	PERFORMANCE RESTRICTED STOCK UNITS ($)	TIME-BASED RESTRICTED STOCK UNITS ($)	TOTAL ($)

Brian T. Moynihan	1,500,000	0	7,500,000	12,500,000	5,000,000	26,500,000

Paul M. Donofrio	1,000,000	4,800,000	0	3,600,000	3,600,000	13,000,000

Dean C. Athanasia	1,000,000	4,400,000	0	3,300,000	3,300,000	12,000,000

Geoffrey S. Greener	1,000,000	4,800,000	0	3,600,000	3,600,000	13,000,000

Thomas K. Montag	1,250,000	7,700,000	0	5,775,000	5,775,000	20,500,000

Thong M. Nguyen	1,000,000	4,400,000	0	3,300,000	3,300,000	12,000,000

Note: Some of the 2018 compensation above differs from the Summary Compensation Table on page 57. SEC rules require that the Summary Compensation Table include equity compensation in the year granted, while the Committee awards equity compensation after the performance year. Therefore, equity-based incentives granted in 2018 for the 2017 performance year are shown in the Summary Compensation Table as 2018 compensation. The equity-based incentives above were granted in 2019 for the 2018 performance year. The Summary Compensation Table also includes elements of compensation not shown above.

For a description of the pay components above, see “Executive Pay Components & Variable Pay Mix” on page 46.

In addition to the compensation decisions listed above, the Committee determined variable compensation for Mr. Laughlin in December 2018, following his passing on October 25, 2018. The Committee approved a cash payment of $11,250,000 based on his 2018 performance as Vice Chairman and Head of Global Wealth & Investment Management.

d. Standards for Performance Restricted Stock Units

Re-earning the Performance Restricted Stock Units (PRSUs) granted in February 2019 (based on 2018 performance) requires the company to meet average return on assets (ROA) and average adjusted tangible book value (TBV) growth standards over a three-year performance period from 2019-2021. For these awards the Committee increased the three-year average ROA standard by 10 bps at the 100% payout level and 5 bps at the 66 2⁄3% payout level. These increases align 66 2⁄3% and 100% payout on ROA with three-year average performance of 80 bps and 100 bps, respectively. Set in consideration of another year of strong company performance, this is the second year in a row we have increased the ROA performance standards for PRSUs.

Under a hypothetical scenario, if our 2018 average assets of $2.3 trillion remained constant during the performance period, our company would need to earn $69.8 billion in aggregate net income from 2019-2021 to achieve the PRSU 1.00% ROA standard. This is an increase of $8.5 billion, or 14%, over the aggregate net income needed to achieve the 0.90% ROA standard for the prior year’s performance RSUs based on average 2017 assets. Additionally, by adjusting TBV growth for approved capital actions, this performance standard is not impacted when the company returns capital to stockholders through share repurchases or dividends.

These performance metrics and standards encourage the achievement of sustained stockholder value and Responsible Growth. PRSUs are forfeited if results are below both minimum standards. PRSUs granted since 2017 provide no upside payout opportunity (100% is the maximum that can be re-earned for these awards). PRSUs granted since 2016 are settled in stock. For any portion of the PRSU standards achieved, payment will be made after the end of the performance period. The performance year 2018 PRSU standards are outlined below:

THREE-YEAR AVERAGE ROA(1) (50% WEIGHTING)
STANDARD	% EARNED

<60bps	0%

60bps	33 1⁄3%

80bps	66 2⁄3%

≥100bps	100%

THREE-YEAR AVERAGE GROWTH IN ADJUSTED TBV(2) (50% WEIGHTING)
STANDARD	% EARNED

<5.25%	0%

5.25%	33 1⁄3%

7.00%	66 2⁄3%

≥8.50%	100%

Note:	Any results achieved above 33 1⁄3% will be interpolated on a straight-line basis between the two nearest standards.

(1)

Three-year Average ROA means the average “return on assets” for the three calendar years in the performance period. For this purpose, “return on assets” will be based on generally accepted accounting principles (GAAP) at the conclusion of each year.

(2)

Three-year Average Growth in Adjusted TBV means the average year-over-year percentage change in “adjusted tangible book value” for the three calendar years in the performance period. For this purpose, “adjusted tangible book value” for each year will equal our total common shareholders’ equity, less (a) the impact of any capital actions approved (or not objected to) by the Federal Reserve Board and/or approved by our company’s Board, and less (b) the sum of the carrying value of: (i) goodwill and (ii) intangible assets excluding mortgage servicing rights; adjusted for (iii) deferred tax liabilities directly related to: (i) and (ii). Each year-over-year percentage change is measured after the conclusion of each calendar year using the beginning balance as of January 1 and the ending balance as of December 31 of that year.

54

COMPENSATION DISCUSSION AND ANALYSIS

5. Other Compensation Topics

a. Results for Performance Restricted Stock Units

PRSUs have been a component of our executive compensation program since 2011.

PRSUs require our executive officers to re-earn awards over the performance period based on achievement of established performance standards and help align management with stockholder interests. Our practice is not to adjust PRSU results for the impact of legacy litigation, fines, and penalties or the Tax Act, which has contributed to outcomes for PRSU payouts since their introduction. Since 2011, we have had two types of PRSU programs:

5-Year Program (completed)

🌑	2011 and 2012 PRSUs were based on rolling four quarter return on assets (ROA) standards over a five-year performance period.

3-Year Program (current)

🌑	Since 2013, PRSUs have been based 50% on three-year average ROA and 50% on three-year average growth in adjusted TBV standards

🌑

The 2016 PRSUs completed in 2018 at 116% of the target opportunity based on ROA results of 94 bps and TBV results of 10.26%. For the portion of the 2016 PRSUs achieved above 100%, payment will be deferred an additional two years

🌑	For the awards granted in 2017, 2018 and 2019, the maximum payout opportunity is 100%

*	For PRSUs awarded in 2015 and 2016, the maximum payout was up to 125% of the target opportunity

The award terms for these PRSUs provide for the calculation of performance results at the conclusion of each calendar year in the performance period. As a result, the performance results above may differ from the results reported under GAAP in our company’s audited financial statements.

b. Competitor Groups

Our Compensation and Benefits Committee periodically reviews compensation practices of two competitor groups:

🌑	Our primary competitor group includes five leading U.S. financial institutions—we compete directly with them for customers, employees, and investors, and they follow similar economic cycles to our own

🌑	Leading international financial institutions for perspectives on the global financial services industry

The Committee used the following 2018 competitor groups periodically to evaluate market trends, pay levels, and relative performance in executive compensation, but without any formulaic benchmarking.

Primary Competitor Group		Leading International Financial Institutions

🌑 Citigroup	🌑 Morgan Stanley	🌑 Barclays	🌑 HSBC

🌑 Goldman Sachs	🌑 Wells Fargo	🌑 BNP Paribas	🌑 Royal Bank of Canada

🌑 JPMorgan Chase		🌑 Credit Suisse	🌑 UBS

🌑 Deutsche Bank

From time to time, the Committee also reviews executive compensation for a leading group of global companies headquartered in the U.S. spanning all industries to get a general perspective on compensation practices for companies of similar size and global scope. For 2018, these companies were: Abbott Laboratories, AT&T, Chevron, Cisco, Coca-Cola, ConocoPhillips, Exxon Mobil, General Electric, IBM, Intel, Johnson & Johnson, PepsiCo, Pfizer, Philip Morris International, Procter & Gamble, Verizon, and Wal-Mart.

2019 Proxy Statement	55

COMPENSATION DISCUSSION AND ANALYSIS

c. Retirement Benefits

We provide our named executive officers the opportunity to save for their retirement via employee and employer contributions to qualified and nonqualified defined contribution plans on the same terms as other U.S.-based salaried employees. These plans help us attract and retain key people by providing a means to save for retirement.

Certain named executive officers also participate in various frozen qualified and nonqualified defined benefit pension plans. For more information about these plans, see “Pension Benefits Table” and “Nonqualified Deferred Compensation Table” on pages 64 and  65, respectively.

d. Health and Welfare Benefits & Perquisites

Our named executive officers received health and welfare benefits, such as medical, life, and long-term disability coverage, under plans generally available to all other U.S.-based salaried employees. Because we have internal expertise on financial advisory matters, we do not charge fees to our named executive officers for their use of our financial advisory services for personal needs. We also may provide certain named executive officers with secured parking. In limited circumstances, we allow spouses to accompany executives traveling for a business-related purpose and pay for other incidental expenses. Our policy provides for the use of corporate aircraft by senior management for approved emergency travel. For reasons of security, personal safety, and efficiency, we require our CEO to use corporate aircraft for all air travel (business, commuting, and personal). Pursuant to his aircraft time-sharing agreement, our CEO reimburses our company for costs related to his use of our aircraft for commuting.

e. Tax Deductibility of Compensation

Changes in U.S. tax law effective January 1, 2018 limit a public company’s deductions to $1 million per year for compensation paid to its CEO, chief financial officer, and each of its three other most highly compensated executive officers, as well as to any individual who was subject to the $1 million deduction limitation in 2017 or any later year. Under the revised law, there is no exception for qualifying performance-based compensation unless it is pursuant to a written binding contract in effect as of November 2, 2017 (the Transition Date).

Certain annual cash incentive awards and equity-based incentive awards made on or before the Transition Date may satisfy the requirements for deductible compensation. Any compensation in excess of $1 million paid to a covered person after 2017 will not be deductible unless it qualifies for transition relief. The Committee continues to retain the discretion to make awards and pay amounts that do not qualify as deductible.

COMPENSATION AND BENEFITS COMMITTEE REPORT

Our Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately precedes this report. Based on this review and discussion, our Compensation and Benefits Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2018.

Submitted by the

Compensation and Benefits Committee of the Board:

Monica C. Lozano, Chair

Pierre J.P. de Weck

Arnold W. Donald

Linda P. Hudson

Clayton S. Rose

Michael D. White

R. David Yost

56

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows compensation paid, accrued, or awarded with respect to our named executive officers during the years indicated:

2018 Summary Compensation Table(1)

NAME AND PRINCIPAL POSITION(2)	YEAR	SALARY ($)(3)	BONUS ($)(4)	STOCK AWARDS ($)(5)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(6)	ALL OTHER COMPENSATION ($)(7)	TOTAL ($)
Brian T. Moynihan Chairman and Chief Executive Officer	2018	1,500,000	0	20,552,088	0	320,159	382,263	22,754,510
	2017	1,500,000	0	19,524,730	0	494,838	260,264	21,779,832
	2016	1,500,000	0	13,752,000	0	495,467	192,665	15,940,132
Paul M. Donofrio Chief Financial Officer	2018	1,000,000	4,800,000	6,085,256	0	0	44,203	11,929,459
	2017	987,500	4,400,000	6,585,670	0	124,139	80,325	12,177,634
	2016	850,000	4,160,000	5,491,312	0	59,762	51,018	10,612,092
Dean C. Athanasia President, Retail and Preferred & Small Business Banking	2018	1,000,000	4,400,000	4,702,212	0	0	43,131	10,145,343
Geoffrey S. Greener Chief Risk Officer	2018	1,000,000	4,800,000	5,808,658	0	1,331	47,088	11,657,077
	2017	987,500	4,200,000	6,110,735	0	1,071	54,298	11,353,604
	2016	850,000	3,860,000	4,780,000	0	900	52,229	9,543,129
Thomas K. Montag Chief Operating Officer	2018	1,250,000	7,700,000	9,819,320	0	0	20,000	18,789,320
	2017	1,229,167	7,100,000	10,131,778	0	0	17,500	18,478,445
	2016	1,000,000	6,400,000	8,251,212	0	0	17,500	15,668,712
Thong M. Nguyen Vice Chairman, Bank of America	2018	1,000,000	4,400,000	4,702,212	0	4,299	43,447	10,149,958
Terrence P. Laughlin Former Vice Chairman and Head of Global Wealth & Investment Management	2018	833,333	11,250,000	5,670,360	0	0	42,533	17,796,226
	2017	987,500	4,100,000	5,952,440	0	7,553	50,862	11,098,355
	2016	850,000	3,760,000	4,922,277	0	0	57,940	9,590,217
(1)

SEC rules require the Summary Compensation Table to include in each year’s amount the aggregate grant date fair value of stock awards granted during the year. Typically, we grant stock awards early in the year as part of total year-end compensation awarded for prior year performance. As a result, the amounts for stock awards generally appear in the Summary Compensation Table for the year after the performance year upon which they were based, and therefore the Summary Compensation Table does not fully reflect our Compensation and Benefits Committee’s view of its pay-for-performance executive compensation program for a particular performance year. For example, amounts shown as 2018 compensation in the “Stock Awards” column reflect stock awards granted in February 2018 for 2017 performance. See “Compensation Discussion and Analysis” on page 42 for a discussion about how the Committee viewed its 2018 compensation decisions for the named executive officers.

(2)

All listed named executive officer positions are those held as of December 31, 2018. On October 25, 2018, Mr. Laughlin passed away; he is identified as a named executive officer based on his 2018 compensation and service to the company.

(3)	Includes any amounts voluntarily deferred under our qualified 401(k) plan and our nonqualified deferred compensation plan. See “Nonqualified Deferred Compensation Table” on page 65.

(4)

Amounts reflect annual cash incentive awards received by the named executive officers, or in the case of Mr. Laughlin, his beneficiary, for performance in the applicable year. Following his passing, Mr. Laughlin’s incentive award for performance during 2018 was delivered in cash and no stock awards were granted.

(5)

Amounts shown are the aggregate grant date fair value of CRSUs, PRSUs, and TRSUs granted in the year indicated. Grants of stock-based awards (excluding CRSUs) include the right to receive cash dividends only if and when the underlying award becomes vested and payable. The grant date fair value is based on the closing price of our common stock on the applicable grant date (for 2018, $32.21). For the PRSUs granted in 2018, the actual number of PRSUs earned (0% up to the maximum level of 100%) will depend on our company’s future achievement of specific ROA and growth in adjusted TBV standards over a three-year performance period ending December 31, 2020. Values in the Stock Awards column assume that 100% (the maximum level) of the PRSUs granted would vest as the probable outcome for purposes of determining the grant date fair value. The grant date fair value for the PRSUs and TRSUs granted in 2018 includes a discount of approximately 11% to reflect the impact of post-vesting transfer restrictions on the value of these awards. See “Grants of Plan-Based Awards Table” on page 59 for a description of the CRSUs, PRSUs, and TRSUs granted in 2018.

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EXECUTIVE COMPENSATION

(6)	The following table shows the change in pension value and the amount of any above-market earnings on nonqualified deferred compensation for the named executive officers:

NAME	CHANGE IN PENSION VALUE ($)	ABOVE-MARKET EARNINGS ON NONQUALIFIED DEFERRED COMPENSATION ($)
Brian T. Moynihan	241,214	78,945
Paul M. Donofrio	(52,491)	0
Dean C. Athanasia	(14,812)	0
Geoffrey S. Greener	1,331	0
Thomas K. Montag	0	0
Thong M. Nguyen	4,299	0

The “Change in Pension Value” equals the change in the actuarial present value of all pension benefits from December 31, 2017 to December 31, 2018.

For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension Benefits Table” on page 64.

Effective June 30, 2012, Bank of America froze pension plan accruals under all of its U.S. pension plans for all employees. As a result, the named executive officers are not accruing any additional pension benefits with respect to any compensation or service after June 30, 2012.

For Mr. Moynihan, the amount reported above under “Change in Pension Value” results primarily because of annuity benefits under a legacy SERP frozen since 2005. The monthly annuity benefit amount has not changed since the SERP was frozen. However, the present value of the benefit increases each year because he is a year closer to the plan’s retirement age.

The above-market earnings on nonqualified deferred compensation result from Mr. Moynihan’s participation in a legacy FleetBoston deferred compensation plan. See “Nonqualified Deferred Compensation Table” on page 65.

Mr. Laughlin’s beneficiary received a distribution of Mr. Laughlin’s Fleet Legacy Pension Plan balance equaling $189,318 following his passing in October 2018.

(7)	The following table shows all amounts included in the “All Other Compensation” column for each named executive officer in 2018:

2018 All Other Compensation Table

NAME	BENEFIT, TAX, AND FINANCIAL ADVISORY SERVICES ($)	USE OF CORPORATE AIRCRAFT ($)	MATCHING & OTHER EMPLOYER CONTRIBUTIONS TO QUALIFIED PLANS ($)	BUSINESS RELATED GIFTS & GUEST TRAVEL ($)	TOTAL ($)
Brian T. Moynihan	21,678	334,139	20,000	6,446	382,263
Paul M. Donofrio	21,678	0	20,000	2,525	44,203
Dean C. Athanasia	21,678	0	20,000	1,453	43,131
Geoffrey S. Greener	21,678	0	20,000	5,410	47,088
Thomas K. Montag	0	0	20,000	0	20,000
Thong M. Nguyen	21,678	0	20,000	1,769	43,447
Terrence P. Laughlin	21,678	0	20,000	855	42,533

For certain amounts reported in the table, the incremental cost to us in providing the benefits differs from the out-of-pocket cost and is determined as follows:

BENEFIT	DETERMINATION OF INCREMENTAL COST
Benefit, Tax, and Financial Advisory Services

Determined using a method that takes into account our actual direct expenses (such as rent, applicable compensation and benefits, and travel) paid with respect to our employees who provide benefit, tax, and financial advisory services to our executive officers and other eligible executives.

Use of Corporate Aircraft

For corporate-owned or leased aircraft, determined using a method that takes into account all variable costs such as landing fees, aircraft fuel expense, and plane repositioning costs. Since we use our aircraft primarily for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries and the acquisition costs of corporate-owned or leased aircraft. For aircraft provided by a third-party vendor, determined using a method that takes into account the contracted per-hour costs, fuel charges, segment fees, and taxes, as well as a proportional share of the monthly management fee and insurance costs. Aggregate incremental cost, if any, of travel by the executive officer’s spouse or guest when accompanying the executive officer also is included.

All use of our corporate aircraft by our named executive officers in 2018 was consistent with our policy. In late 2017, we amended our policy to require Mr. Moynihan to use only corporate aircraft for all business, commuting, and personal flights. We generally do not consider amounts related to business- and/or business-development related flights as compensation to Mr. Moynihan, and we consider the amounts related to Mr. Moynihan’s required personal and commuting use of our corporate aircraft to be necessary business expenses for reasons of security, personal safety, and efficiency. However, SEC rules require that we include in the Summary Compensation Table the value of certain flights or portions of certain flights as a perquisite.

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EXECUTIVE COMPENSATION

Therefore, the amount shown for Mr. Moynihan for use of corporate aircraft reflects the aggregate incremental cost to our company for: (i) elements of business- and/or business-development related flights and (ii) all personal flights taken for non-commuting, non-business purposes. Under his aircraft time-sharing agreement, during 2018 Mr. Moynihan reimbursed our company for the incremental cost of flights on our corporate aircraft for commuting purposes. Mr. Moynihan is responsible for his own taxes on any imputed income resulting from his personal use of our corporate aircraft.

Spouses and guests of named executive officers were invited to our company’s annual strategic planning meeting in November 2018 and certain client events. The table includes any incremental cost to us of any named executive officer’s spouse or guest travel expenses and any other incidental event-related expenses.

The table does not include any amounts for personal benefits provided to our named executive officers for which we believe there is no aggregate incremental cost to us, including use of corporate-owned or -leased apartments and vehicles, and travel by spouses or guests on corporate or third-party vendor aircraft and the use of ground transportation and shared lodging when accompanying an executive for a business-related purpose.

Grants of Plan-Based Awards Table

The following table shows additional information regarding CRSUs, PRSUs, and TRSUs granted to our named executive officers in February 2018 that were awarded for 2017 performance. For information about equity-based awards granted to our named executive officers in February 2019 for 2018 performance, see “Compensation Discussion and Analysis” beginning on page 42.

Grants of Plan-Based Awards in 2018

NAME	AWARD TYPE	GRANT DATE	APPROVAL DATE	ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(1)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	GRANT DATE FAIR VALUE OF STOCK AWARDS ($)(2)
				THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Brian T. Moynihan	CRSU	2/15/2018	1/31/2018	—	—	—	207,263	6,675,941
	PRSU	2/15/2018	1/31/2018	115,146	345,438	345,438	—	9,911,538
	TRSU	2/15/2018	1/31/2018	—	—	—	138,175	3,964,609
Paul M. Donofrio	PRSU	2/15/2018	1/30/2018	35,347	106,042	106,042	—	3,042,628
	TRSU	2/15/2018	1/30/2018	—	—	—	106,042	3,042,628
Dean C. Athanasia	PRSU	2/15/2018	1/30/2018	27,313	81,941	81,941	—	2,351,106
	TRSU	2/15/2018	1/30/2018	—	—	—	81,941	2,351,106
Geoffrey S. Greener	PRSU	2/15/2018	1/30/2018	33,740	101,222	101,222	—	2,904,329
	TRSU	2/15/2018	1/30/2018	—	—	—	101,222	2,904,329
Thomas K. Montag	PRSU	2/15/2018	1/30/2018	57,037	171,112	171,112	—	4,909,660
	TRSU	2/15/2018	1/30/2018	—	—	—	171,112	4,909,660
Thong M. Nguyen	PRSU	2/15/2018	1/30/2018	27,313	81,941	81,941	—	2,351,106
	TRSU	2/15/2018	1/30/2018	—	—	—	81,941	2,351,106
Terrence P. Laughlin	PRSU	2/15/2018	1/30/2018	32,937	98,812	98,812	—	2,835,180
	TRSU	2/15/2018	1/30/2018	—	—	—	98,812	2,835,180

(1)

The number of PRSUs reported above assumes that the performance standard achieved is at threshold, target, or maximum for both the three-year average ROA, and average growth in adjusted TBV performance metrics; see “PRSUs” on page 60. There is no upside payout opportunity for this award: the target amount is the maximum that can be re-earned.

(2)

The number of CRSUs, PRSUs, and TRSUs granted in 2018 was calculated by dividing the original award value determined by our Compensation and Benefits Committee by the average closing price of our common stock for the 10-day period ending on, and including, the grant date. Because the grant date fair value is based on the closing price of our common stock on the grant date ($32.21), the dollar amount of the grant date fair value will differ slightly from the original award value determined by our Compensation and Benefits Committee. The grant date fair value for the PRSUs and TRSUs granted in 2018 includes a discount of approximately 11% to reflect the impact of post-vesting transfer restrictions on the value of these awards. For additional information about the applicable assumptions for determining the grant date fair value of restricted stock unit awards, see footnote 5 to the Summary Compensation Table.

EIC Plan Awards. Under the Executive Incentive Compensation Plan (EIC Plan), our stockholders have authorized an annual award for each participant of up to 0.20% of our net income. The Committee selects the participants for each performance year, and can award participants any amount up to the maximum in any combination of cash, restricted stock, or restricted stock units.

The cash awards for performance year 2018 that are shown under the 2018 “Bonus” column in the Summary Compensation Table were made under the EIC Plan for active named executive officers. The PRSU, CRSU, and TRSU awards for performance year 2017 that are included under the 2018 “Stock Awards” column in the Summary Compensation Table were made under the EIC Plan for participating named executive officers at the time the awards were granted, which included each named executive officer.

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EXECUTIVE COMPENSATION

Equity-based Awards Granted in 2018 for Performance in 2017. The following describes the material terms of the CRSUs, PRSUs, and TRSUs granted to our named executive officers in February 2018 for their performance in 2017:

Clawbacks and Covenants Applicable to All Equity-based Awards

🌑	Each equity-based award may be forfeited or recouped for detrimental conduct or the violation of anti-hedging/derivative transactions policies

🌑

Awards also are subject to recoupment: (i) under our Incentive Compensation Recoupment Policy, and (ii) under any policies we may adopt to implement final, released, and effective rules implementing Section 954 of the Dodd-Frank Act

CRSUs (only for Mr. Moynihan)

🌑

This CRSU award granted in February 2018 vested and paid monthly in cash over 12 months from March 2018 through February 2019, based on the closing price of our common stock as of the 15th day of each month

🌑

Any unpaid portion of the award was subject to immediate full vesting and payment in case of termination of employment due to death or disability, and would have been forfeited for any other termination reason during the vesting period

PRSUs

🌑

The PRSUs granted in February 2018 are re-earned based on return on assets (ROA) and growth in adjusted tangible book value (TBV) standards over a three-year performance period from January 1, 2018 through December 31, 2020. The following highlights the performance metrics and standards of these PRSU awards:

O

“Three-year Average ROA” means the average “return on assets” for the three calendar years in the performance period. For this purpose, “return on assets” will be based on generally accepted accounting principles (GAAP) at the conclusion of each year

O

“Three-year Average Growth in Adjusted TBV” means the average year-over-year percentage change in “adjusted tangible book value” for the three calendar years in the performance period. For this purpose, “adjusted tangible book value” for each year will equal our total common shareholders’ equity, less (a) the impact of any capital actions approved (or not objected to) by the Federal Reserve Board and/or approved by our company’s Board, and less (b) the sum of the carrying value of: (i) goodwill and (ii) intangible assets excluding mortgage servicing rights; adjusted for (iii) deferred tax liabilities directly related to: (i) and (ii). Each year-over-year percentage change is measured after the conclusion of each calendar year using the beginning balance as of January 1 and the ending balance as of December 31 of that year

O

The awards are equally weighted with 50% based on ROA standards and 50% based on adjusted TBV growth standards. The portion of the PRSUs earned for the performance period depends on the level of our average ROA and adjusted TBV growth. No PRSUs will be earned if results are below the minimum standards. Results above the 33 1⁄3% minimum standard will be interpolated on a straight-line basis between the two nearest standards

THREE-YEAR AVERAGE ROA (50% WEIGHTING)
STANDARD	% EARNED
<60bps	0%
60bps	33 1⁄3%
75bps	66 2⁄3%
≥90bps	100%

THREE-YEAR AVERAGE GROWTH IN ADJUSTED TBV (50% WEIGHTING)
STANDARD	% EARNED
<5.25%	0%
5.25%	33 1⁄3%
7.00%	66 2⁄3%
≥8.50%	100%

🌑

Any PRSUs earned for the performance period will be settled on March 1, 2021 in shares of our common stock, net of applicable taxes. There is no upside payout opportunity for this award: 100% is the maximum that can be re-earned

🌑	Cash dividend equivalents are accrued and paid only if and when the underlying units become vested and payable

🌑

To encourage sustainable, long-term performance, PRSUs are subject to performance-based cancellation, and payment on a settlement date is specifically conditioned on our company or the applicable segments remaining profitable over the performance period. If a loss is determined to have occurred, our Compensation and Benefits Committee, together with key control functions, will review losses and the executive officer’s accountability. The Committee will then make a final determination to either take no action or to cancel all or a portion of the part of the executive officer’s award otherwise payable as of the applicable settlement date. All such determinations will be final and binding

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EXECUTIVE COMPENSATION

🌑	The following chart shows how the PRSUs are treated if a named executive officer terminates employment:

REASON FOR TERMINATION	IMPACT ON VESTING AND PAYMENT DATE
Death	Full vesting at the maximum level; immediate payment
Disability	Continue to earn and pay per schedule, subject to return on assets and adjusted TBV performance, covenants,(1) and performance-based cancellation
Involuntary for cause(2)	Cancelled
Involuntary without cause or voluntary	Cancelled, unless eligible for Qualifying Termination
Qualifying Termination(3)

Continue to earn and pay per schedule, generally provided the executive officer does not subsequently work for a competitive business and annually provides a written certification of compliance and subject to return on assets and adjusted TBV performance, covenants,(1) and performance-based cancellation

(1)

Covenants for vesting purposes are nonsolicitation, detrimental conduct, and compliance with anti-hedging/derivative transactions policies. Awards also are subject to recoupment: (i) under our Incentive Compensation Recoupment Policy, (ii) in case of violation of covenants regarding detrimental conduct and anti-hedging/derivative transactions policies, and (iii) any policies we may adopt to implement final, released, and effective rules implementing Section 954 of the Dodd-Frank Act.

(2)

For purposes of these awards, “cause” is generally defined as a termination of an employee’s employment if it occurs in conjunction with a determination that the employee has: (i) committed an act of fraud or dishonesty in the course of his employment; (ii) been convicted of (or pleaded no contest with respect to) a crime constituting a felony; (iii) committed an act or omission which causes the employee or Bank of America or its subsidiaries to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which Bank of America is a member, including statutory disqualification; (iv) failed to perform job function(s), which Bank of America views as being material to his or her position and the overall business of Bank of America Corporation and its subsidiaries under circumstances where such failure is detrimental to Bank of America Corporation or any subsidiary; (v) materially breached any written policy applicable to employees of Bank of America Corporation and its subsidiaries, including, but not limited to, the Bank of America Corporation Code of Conduct and General Policy on Insider Trading; or (vi) made an unauthorized disclosure of any confidential or proprietary information of Bank of America Corporation or its subsidiaries or has committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information.

(3)

A Qualifying Termination means any voluntary or involuntary termination (other than for death, disability, or “cause”) after the executive has met certain specified age and/or service requirements. For most of the named executive officers, the executive must have at least 10 years of service and his or her age and years of service must add up to at least 60. Mr. Montag has a special eligibility standard set forth in his offer letter but has otherwise met the general age and service standard. Currently, each of the named executive officers meets the applicable requirements for a Qualifying Termination.

TRSUs

🌑	The TRSUs granted in February 2018 vest ratably over three years and are payable in shares of our common stock, net of applicable taxes

🌑	Cash dividend equivalents are accrued and paid only if and when the underlying units become vested and payable

🌑	Treatment upon termination of employment is substantially the same as for the PRSUs noted above

🌑	The TRSUs are subject to substantially the same performance-based cancellation as the PRSUs noted above in case of losses during the vesting period

Retention Requirements Applicable to Named Executive Officers

🌑	50% of the net after-tax shares received from PRSUs and TRSUs granted in February 2018 to the Chief Executive Officer must be retained until one year after retirement

🌑	50% of the net after-tax shares received from PRSUs and TRSUs granted in February 2018 to the other Named Executive Officers must be retained until retirement

🌑	None of our named executive officers have sold shares of our common stock since 2015

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EXECUTIVE COMPENSATION

Year-End Equity Values and Equity Exercised or Vested Table

As of December 31, 2018, there were no outstanding stock options. The table below shows certain information about unvested restricted stock unit awards as of December 31, 2018 and additional detail can be found in the footnotes on the following page:

Outstanding Equity Awards as of December 31, 2018

	STOCK AWARDS
NAME	NUMBER OF SHARES/ UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES/ UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES/ UNITS OF STOCK THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OF UNEARNED SHARES/ UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)

Brian T. Moynihan	76,720	(2)	1,890,381	—		—

	7,098	(3)	174,895	—		—

	575,397	(4)	14,177,782	—		—

	92,063	(5)	2,268,432	—		—

	105,912	(6)	2,609,672	397,167	(7)	9,786,195

	138,175	(8)	3,404,632	345,438	(9)	8,511,592

	34,544	(10)	851,164

Paul M. Donofrio	76,588	(2)	1,887,128	—		—

	229,762	(4)	5,661,336	—		—

	36,761	(5)	905,791	—		—

	89,310	(6)	2,200,598	133,964	(7)	3,300,873

	106,042	(8)	2,612,875	106,042	(9)	2,612,875

Dean C. Athanasia	44,842	(2)	1,104,907	—		—

	1,166	(3)	28,730	—		—

	134,524	(4)	3,314,671	—		—

	21,523	(5)	530,327	—		—

	61,400	(6)	1,512,896	92,100	(7)	2,269,344

	81,941	(8)	2,019,026	81,941	(9)	2,019,026

Geoffrey S. Greener	66,667	(2)	1,642,675	—		—

	2,648	(3)	65,247	—		—

	200,000	(4)	4,928,000	—		—

	32,000	(5)	788,480	—		—

	82,869	(6)	2,041,892	124,303	(7)	3,062,826

	101,222	(8)	2,494,110	101,222	(9)	2,494,110

Thomas K. Montag	115,080	(2)	2,835,571	—		—

	4,814	(3)	118,617	—		—

	345,239	(4)	8,506,689	—		—

	55,238	(5)	1,361,064	—		—

	137,399	(6)	3,385,511	206,098	(7)	5,078,255

	171,112	(8)	4,216,200	171,112	(9)	4,216,200

Thong M. Nguyen	44,842	(2)	1,104,907	—		—

	1,166	(3)	28,730	—		—

	134,524	(4)	3,314,671	—		—

	21,523	(5)	530,327	—		—

	61,400	(6)	1,512,896	92,100	(7)	2,269,344

	81,941	(8)	2,019,026	81,941	(9)	2,019,026

Terrence P. Laughlin(11)	—		—	—		—

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(1)	Value is based on the closing price of our common stock on December 31, 2018, which was $24.64 per share.

(2)	2016 TRSUs. This award vested and was paid on February 15, 2019.

(3)

2015 PRSUs (Performance Achieved—above 100%). Represents restricted stock units issued upon satisfaction of performance above 100% and that were outstanding as of December 31, 2018. These restricted stock units will vest and be paid on March 1, 2020. See the description of our company’s performance and satisfaction of the performance measures for the 2015 PRSUs in “Compensation Discussion and Analysis” beginning on page 42.

(4)

2016 PRSUs (Performance Achieved—up to 100%). Represents restricted stock units issued upon satisfaction of performance up to 100% and that were outstanding as of December 31, 2018. These restricted stock units vested and were paid on March 1, 2019. See the description of our company’s performance and satisfaction of the performance measures for the 2016 PRSUs in “Compensation Discussion and Analysis” beginning on page 42.

(5)

2016 PRSUs (Performance Achieved—above 100%). Represents restricted stock units issued upon satisfaction of performance above 100% and that were outstanding as of December 31, 2018. These restricted stock units will vest and be paid on March 1, 2021. See the description of our company’s performance and satisfaction of the performance measures for the 2016 PRSUs in “Compensation Discussion and Analysis” beginning on page 42.

(6)	2017 TRSUs. One-half of the outstanding award vested and was paid on February 15, 2019, and one-half is scheduled to vest and be paid on February 15, 2020.

(7)

2017 PRSUs (Performance Not Yet Achieved). Vesting is based on our company’s achievement of specific ROA and growth in adjusted TBV standards over a three-year performance period ending December 31, 2019. The number of PRSUs shown in the table above is based on achievement of maximum performance. See the description of the 2017 PRSUs and vesting terms following “Grants of Plan-Based Awards Table” on page 54 of our 2018 proxy statement.

(8)

2018 TRSUs. One-third of the outstanding award vested and was paid on February 15, 2019, one-third is scheduled to vest and be paid on February 15, 2020, and one-third is scheduled to vest and be paid on February 15, 2021.

(9)

2018 PRSUs (Performance Not Yet Achieved). Vesting is based on our company’s achievement of specific ROA and growth in adjusted TBV standards over a three-year performance period ending December 31, 2020. The number of PRSUs shown in the table above is based on achievement of maximum performance. See the description of the 2018 PRSUs and vesting terms following “Grants of Plan-Based Awards Table” on page 59.

(10)	2018 CRSUs. These vested and were paid on January 15 and February 15, 2019.

(11)	Mr. Laughlin fully vested in his outstanding equity awards upon his death and the awards were paid to his beneficiary thereafter, in accordance with the terms of the awards.

The following table shows information regarding the value of options exercised and restricted stock units vested during 2018:

Option Exercises and Stock Vested in 2018

NAME	OPTION EXERCISES		STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)(1)	VALUE REALIZED ON EXERCISE ($)(2)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(3)	VALUE REALIZED ON VESTING ($)(4)
Brian T. Moynihan	—	—	744,376	23,128,012
Paul M. Donofrio	—	—	240,840	7,634,269
Dean C. Athanasia	—	—	153,320	4,875,825
Geoffrey S. Greener	—	—	284,645	9,026,298
Thomas K. Montag	2,102,216	1,681,773	504,767	16,000,150
Thong M. Nguyen	—	—	153,320	4,875,825
Terrence P. Laughlin(5)	—	—	1,013,725	28,417,655
(1)

This column includes the gross number of options exercised and includes any shares that were transferred back to the company to exercise such options and satisfy applicable taxes. Mr. Montag acquired 24,964 shares net of all shares that were transferred back to the company to exercise his options and satisfy applicable taxes.

(2)

The value represents the gross number of shares received on exercise, multiplied by the closing price of our common stock on the applicable exercise date, less exercise price and includes any amounts that were withheld for applicable taxes.

(3)

This column includes the gross number of CRSUs (Mr. Moynihan only), PRSUs, and/or TRSUs that were settled and paid in cash or stock during 2018, and includes any amounts that were withheld for applicable taxes. The following number of cash-settled units vested for each of our named executive officers: Mr. Moynihan, 567,375; Mr. Donofrio, 119,599; Mr. Athanasia, 58,334; Mr. Greener, 132,408; Mr. Montag, 240,741; Mr. Nguyen, 58,334; and Mr. Laughlin, 135,056.

(4)

The value represents the gross number of shares or units that vested, multiplied by the closing price of our common stock on the applicable vesting date, and includes any amounts that were withheld for applicable taxes. Shares acquired by our named executive officers are subject to our stock ownership and retention requirements, as applicable. These requirements are discussed in “Compensation Discussion and Analysis” on page 42.

(5)	The amounts listed include the number of shares or units that vested upon Mr. Laughlin’s death in accordance with the terms of the equity awards.

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EXECUTIVE COMPENSATION

Pension Benefits Table

The following table provides information regarding the retirement benefits our named executive officers may receive under our defined benefit pension plans in which they participate, all of which have been frozen (meaning that benefits are no longer accruing for compensation or service after the plan freeze date).

Pension Benefits in 2018

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(2)	PAYMENTS DURING LAST FISCAL YEAR ($)

Brian T. Moynihan	Fleet Legacy Pension Plan(3)	19.25	369,251	0

	Fleet Retirement Income Assurance Plan	19.25	231,083	0

	Fleet SERP	12.75	8,816,596	0

Paul M. Donofrio	Bank of America Legacy Pension Plan(3)	14.00	210,322	0

	Pension Restoration Plan	14.00	479,686	0

Dean C. Athanasia	Fleet Legacy Pension Plan(3)	16.25	241,310	0

	Fleet Retirement Income Assurance Plan	16.25	21,581	0

Geoffrey S. Greener	Bank of America Legacy Pension Plan(3)	4.75	49,460	0

	Pension Restoration Plan	4.75	724	0

Thomas K. Montag(4)	N/A	—	—	—

Thong M. Nguyen	Bank of America Legacy Pension Plan(3)	9.33	113,619	0

	Pension Restoration Plan	9.33	13,369	0

Terrence P. Laughlin	Fleet Legacy Pension Plan(3)	14.08	0	189,318	(5)

(1)

The years of credited service for each named executive officer (except Mr. Montag) is less than his actual service with us (which at December 31, 2018 was 25.75 years for Mr. Moynihan, 19.58 years for Mr. Donofrio, 22.75 years for Mr. Athanasia, 11.25 years for Mr. Greener, 10.42 years for Mr. Montag, and 15.83 years for Mr. Nguyen, and at October 25, 2018 was 26.24 years for Mr. Laughlin). In addition, Mr. Moynihan’s years of credited service under the Fleet SERP is less than his years of credited service under the pension plan because Mr. Moynihan requested his Fleet SERP be frozen in 2005 (six and a half years before the pension plan was frozen).

(2)

The value of plan benefits reflects the actuarial present value of each named executive officer’s accumulated benefits under the pension plans in which the named executive officer participates. The present value was determined using the same assumptions applicable for valuing pension benefits in our financial statements. See Note—Employee Benefit Plans to the Consolidated Financial Statements for the 2018 fiscal year included in our 2018 annual report on Form 10-K.

(3)	The Bank of America Pension Plan includes the Fleet Legacy Pension Plan and the Bank of America Legacy Pension Plan as component plans.

(4)	Mr. Montag does not participate in any tax-qualified pension plans or restoration or supplemental retirement plans.

(5)	Following Mr. Laughlin’s passing in October 2018, $189,318 was distributed to his beneficiary.

The following describes the material features of our pension plans in which the named executive officers participate.

Qualified Pension Plan. During 2018, all of our named executive officers (other than Mr. Montag) participated in one of the legacy components of The Bank of America Pension Plan (Pension Plan). The component plans are cash balance pension plans where notional cash balance accounts grow based on notional credits. As of June 30, 2012, participants no longer receive compensation credits or years of credited service under the Pension Plan.

Participants in the Legacy Fleet component plan (Fleet Legacy Pension Plan) continue to receive notional interest credits based on the one-year U.S. Treasury Note yield, subject to a minimum annual rate of 3.25%. Participants in the Legacy Bank of America component plan (Bank of America Legacy Pension Plan) continue to receive notional interest credits based on the 10-year U.S. Treasury Note yield for their post-2007 accounts and notional investment credits based on selected investment choices for their pre-2008 accounts.

All participating named executive officers are vested under the Pension Plan and can receive their cash balance account in a lump sum, or an actuarial equivalent form of benefit.

Nonqualified Pension Plans and SERPs. During 2018, certain named executive officers participated in one or more of the following:

🌑	The Bank of America Pension Restoration Plan (Pension Restoration Plan)

🌑	Retirement Income Assurance Plan for Legacy Fleet (Fleet RIAP)

🌑	FleetBoston Financial Corporation Supplemental Executive Retirement Plan (Fleet SERP)

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EXECUTIVE COMPENSATION

The Pension Restoration Plan and Fleet RIAP provide benefits for qualified pension plan participants whose retirement benefits were reduced due to IRS limits on qualified plans. These plans were frozen, along with the corresponding qualified pension plans, effective June 30, 2012. Each participating named executive officer’s nonqualified pension plan benefits are fully vested and payable as either a lump sum or annual installments over a period of up to 10 years beginning in a year after termination (other payment options may be available for legacy benefits).

Mr. Moynihan’s Fleet SERP benefit is equal to a percentage of final average compensation (based on previously frozen compensation), reduced benefits from the Fleet Legacy Pension Plan, and the Fleet RIAP. Mr. Moynihan’s participation in the Fleet SERP was frozen at his request effective December 31, 2005, and he elected this benefit to be payable as a lump sum payment determined using the actuarial assumptions in effect under the Fleet Legacy Pension Plan in 2005.

Nonqualified Deferred Compensation Table

The following table shows information about the participation by each named executive officer in our nonqualified deferred compensation plans.

Nonqualified Deferred Compensation in 2018

NAME	PLAN NAME	EXECUTIVE CONTRIBUTIONS IN 2018 ($)	AGGREGATE EARNINGS IN 2018 ($)(1)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT DECEMBER 31, 2018 ($)(2)
Brian T. Moynihan	Bank of America Deferred Compensation Plan	—	(22,415)	0	470,799
	Fleet Deferred Compensation Plan	—	214,817	0	2,004,956
	Fleet Executive Supplemental Plan	—	(30,539)	0	730,544
Paul M. Donofrio	Bank of America Deferred Compensation Plan	—	(346,334)	0	4,900,882
Dean C. Athanasia	Bank of America Deferred Compensation Plan	510,000	(158,173)	0	2,990,952
	Fleet Deferred Compensation Plan	—	18,916	0	497,314
	Fleet Executive Supplemental Plan	—	(685)	0	20,747
	Fleet ESA Plan	—	19,899	0	892,755
Geoffrey S. Greener	Bank of America Deferred Compensation Plan	—	(27)	0	449
Thomas K. Montag	Bank of America Deferred Compensation Plan	—	—	—	—
Thong M. Nguyen	Bank of America Deferred Compensation Plan	—	(9,236)	0	180,494
Terrence P. Laughlin	Bank of America Deferred Compensation Plan	—	—	—	—
	Fleet Deferred Compensation Plan	—	15,860	(90,458)(3)	329,448
(1)

The Bank of America Deferred Compensation Plan allows participants to direct their deferrals among the same investment choices as available under The Bank of America 401(k) Plan. The Fleet Deferred Compensation Plan credits pre-1998 deferrals with interest at an annual rate of 12%, which cannot be changed due to the FleetBoston acquisition. Deferrals made under the plan between 1998 and 2001 are credited with interest at an annual rate of 4% and 2002 deferrals receive interest based on the return for the one-year Treasury Bill. The Fleet Executive Supplemental Plan offered participants the following investment options, which posted the corresponding returns for 2018: Columbia Core Bond Fund, (0.51)%; Columbia Large Cap Growth Fund, (3.91)%; Invesco Equity & Income Fund, (9.65)%; and Stable Value Fund, 2.28%. The Fleet ESA Plan credits plan accounts with interest at a rate equal to the prior month’s one-year constant maturity Treasury rate, as determined each month by the Federal Reserve, compounded daily.

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EXECUTIVE COMPENSATION

(2)	The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current or prior years:

NAME	AMOUNT OF 2018 CONTRIBUTIONS AND EARNINGS REPORTED AS COMPENSATION IN 2018 SUMMARY COMPENSATION TABLE ($)	AMOUNTS IN “AGGREGATE BALANCE AT DECEMBER 31, 2018” COLUMN REPORTED AS COMPENSATION IN SUMMARY COMPENSATION TABLES FOR PRIOR YEARS ($)
Brian T. Moynihan	78,945	758,175
Paul M. Donofrio	0	0
Dean C. Athanasia	0	0
Geoffrey S. Greener	0	0
Thomas K. Montag	0	0
Thong M. Nguyen	0	0
Terrence P. Laughlin	0	0

(3)	Following Mr. Laughlin’s passing in October 2018, $90,458 was distributed to his beneficiary.

The following describes the material features of our nonqualified deferred compensation plans in which the named executive officers participate.

Bank of America Deferred Compensation Plan. Each of our named executive officers is eligible to participate in the Bank of America Deferred Compensation Plan, which is a nonqualified retirement savings plan that allows for deferrals above the IRS limits on qualified plans. Participants may elect to defer up to 50% of base salary and up to 75% of certain eligible incentive awards. Employer contributions made under the plan, if any, when combined with the employer contributions under the 401(k) plan, will not exceed the maximum employer contributions allowable under the 401(k) Plan—$12,500 for matching contributions and $7,500 for annual company contributions. Participants may generally elect to receive their distribution in a lump sum payment or installments payable up to 15 years. Participants are not subject to U.S. federal income tax on amounts that they deferred or any notional investment earnings (based on elections of the same investment options as under the 401(k) Plan) until those amounts are distributed to them, and we do not take a tax deduction on these amounts until they are distributed.

Fleet ESA Plan. Mr. Athanasia has a nonqualified deferred compensation account that was established prior to FleetBoston’s merger with Bank of America Corporation and funded by employer contributions. This plan was closed to contributions in 2004. Upon his termination of employment, Mr. Athanasia will be paid in equal installments over a one-year restrictive covenant period, unless he terminates due to death or disability.

FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 2. Messrs. Moynihan and Athanasia each have an account under the FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 2 (Fleet Deferred Compensation Plan), which is a nonqualified retirement savings plan. Prior to being closed to deferrals in 2002, participants could defer base salary and certain bonuses under the plan. Participants can elect payments in a lump sum or up to 15 annual installments either on or after termination of employment, but not beyond the year in which the participant turns 65. Mr. Laughlin also had an account under the Fleet Deferred Compensation Plan. Following his passing in October 2018, a portion of Mr. Laughlin’s Fleet Deferred Compensation Plan account balance was distributed to his beneficiary, in accordance with the plan’s terms; the remainder of the account balance will be distributed in annual installments over four years.

FleetBoston Financial Corporation Executive Supplemental Plan. Messrs. Moynihan and Athanasia each have an account under the FleetBoston Financial Corporation Executive Supplemental Plan (Fleet Executive Supplemental Plan), which is a nonqualified retirement savings plan that allowed deferrals above the IRS limits on qualified plans. This plan was closed to contributions in 2004. Payments are made in a lump sum or up to 15 annual installments beginning in the year of termination of employment or any later year elected by the participant, but not beyond the year in which the participant turns 65.

Potential Payments upon Termination or Change in Control

We do not have any agreements with our named executive officers that provide for cash severance payments upon termination of employment or a change in control. In addition, under our policy regarding executive severance agreements, we will not enter into employment or severance agreements with our executive officers that provide severance benefits exceeding two times base salary and bonus (as defined under our policy), unless the agreement has been approved by our stockholders.

Potential Payments from Equity-based Awards

Our equity-based awards to our named executive officers include standard provisions that cause awards to vest or be forfeited upon termination of employment, depending on the reason for termination. These provisions for awards granted in 2018 are described in more detail on page 59, and those details can be found for awards granted in prior years in our prior proxy statements.

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EXECUTIVE COMPENSATION

In general, our awards provide for continued payments on the original schedule after certain types of termination of employment, subject to the following conditions:

🌑

In case of a “Qualifying Termination” (sometimes referred to in prior years as “Rule of 60”), the award continues to be paid according to the award’s payment schedule if the executive complies with certain covenants, including not working for a competitive business. A Qualifying Termination means any voluntary or involuntary termination (other than for death, disability, or cause) after the executive has met certain specified age and/or service requirements. For most of the named executives officers, the executive must have at least 10 years of service and his or her age and years of service must add up to at least 60. Mr. Montag has a special eligibility standard set forth in his applicable offer letter but has otherwise satisfied the general age and service standard. Currently, each of the named executive officers meets the applicable requirements for a Qualifying Termination

🌑

Awards remain subject to performance-based cancellation prior to payment, and may be cancelled in whole or in part if losses occur. Awards also can be cancelled or recouped if the executive engages in detrimental conduct. Further, under our Incentive Compensation Recoupment Policy, the Board can require reimbursement of any incentive compensation paid to an executive officer whose fraud or intentional misconduct causes our company to restate its financial statements. Awards also will be subject to any policies we may adopt to implement final, released, and effective rules implementing Section 954 of the Dodd-Frank Act

Awards to our named executive officers under our Bank of America Corporation Key Employee Equity Plan (KEEP) are generally designed to be paid per schedule if an executive’s employment is terminated without “cause” or for “good reason” within two years after a change in control. This change in control treatment is often referred to as “double trigger” vesting, because it requires both: (i) a change in control and (ii) a subsequent involuntary termination (either by our company without “cause” or by the executive for “good reason”). Our KEEP does not provide our executive officers “single trigger” vesting upon a change in control.

If a named executive officer is terminated for “cause,” our equity-based awards provide that the awards will be forfeited.

The following table shows the value of equity awards that would have been payable, subject to the non-compete or compliance with covenants, as applicable, for a termination of employment as of December 31, 2018. For this purpose, restricted stock units were valued at our closing price as of December 31, 2018, which was $24.64 per share. Due to a number of factors that affect the nature and amount of any benefits provided upon termination of employment, any actual amounts paid or distributed may vary from the amounts listed below. Factors that could affect these amounts include the time during the year of any such event and the price of our common stock.

Potential Payments from Restricted Stock Units

NAME	DEATH	DISABILITY		TERMINATION WITH GOOD REASON OR WITHOUT CAUSE WITHIN 2 YEARS FOLLOWING CHANGE IN CONTROL(2)	ALL OTHER TERMINATIONS EXCEPT FOR CAUSE
	PAYABLE IMMEDIATELY ($)	PAYABLE IMMEDIATELY ($)	PAYABLE PER AWARD SCHEDULE, SUBJECT TO CONDITIONS ($)(1)	PAYABLE PER AWARD SCHEDULE, SUBJECT TO CONDITIONS ($)	PAYABLE PER AWARD SCHEDULE, SUBJECT TO CONDITIONS ($)(1)
Brian T. Moynihan	44,950,752	851,164	42,823,581	40,555,149	42,823,581
Paul M. Donofrio	19,691,006	0	19,181,476	18,275,685	19,181,476
Dean C. Athanasia	13,097,268	0	12,798,927	12,268,600	12,798,927
Geoffrey S. Greener	17,960,860	0	17,517,340	16,728,860	17,517,340
Thomas K. Montag(3)	30,483,697	0	29,718,107	28,357,043	29,718,107
Thong M. Nguyen	13,097,268	0	12,798,927	12,268,600	12,798,927

(1)

The conditions for payment include: (i) compliance with covenants regarding non-solicitation, detrimental conduct, and compliance with anti-hedging/derivative transactions policies, (ii) the performance-based cancellation described above, and (iii) compliance with the Qualifying Termination conditions described above (other than in case of Disability). Where applicable, the table includes the value of PRSUs granted in 2017 and 2018, assuming the maximum number of units are earned, although actual payout is dependent upon the future achievement of specified performance standards. The value of the portion of the 2016 PRSUs that were earned as of December 31, 2018 is also included, but the unearned portion is not included because these PRSUs had reached the end of their performance period.

(2)

If, within two years following a change in control, the executive’s employment is terminated by our company without “cause” or by the executive for “good reason,” the executive’s PRSU awards will be immediately earned at the 100% standard level and paid per the original schedule. TRSUs will continue to be paid per the original schedule. Payment of the PRSUs is subject to performance-based cancellation. The definition of “cause” is described in more detail under the “Grants of Plan-Based Awards Table.” The definition of “good reason” for this purpose means: (i) a material diminution in the executive’s responsibility, authority, or duty, (ii) a material reduction in the executive’s base salary (with certain exceptions), or (iii) a relocation greater than 50 miles. Certain notice and cure requirements apply in order to claim “good reason.” The definitions of “cause” and “good reason” applicable to Mr. Montag are described in footnote 3 to this table.

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EXECUTIVE COMPENSATION

(3)

Under Mr. Montag’s 2008 offer letter with Merrill Lynch, his equity awards must continue to vest per the vesting schedule, subject to any conditions in the applicable award agreements (other than a non-compete) for any involuntary termination without “cause” or resignation for “good reason.” Mr. Montag’s offer letter defines “cause” as: (i) his engagement in (A) willful misconduct resulting in material harm to our company or (B) gross negligence in connection with the performance of his duties; or (ii) his conviction of, or plea of nolo contendere to, a felony or any other crime involving fraud, financial misconduct, or misappropriation of company assets, or that would disqualify him from employment in the securities industry (other than a temporary disqualification). For Mr. Montag, “All Other Terminations Except for Cause” includes a resignation by him for “good reason” under his 2008 employment agreement, defined as a resignation following: (i) a meaningful and detrimental alteration in the nature of the executive’s responsibilities or authority; or (ii) a material reduction in the executive’s total annual compensation that is not experienced generally by similarly situated employees.

As previously noted, Mr. Laughlin passed away on October 25, 2018. In accordance with the terms of Mr. Laughlin’s restricted stock units, the awards became immediately vested and were paid to his beneficiary after his death with an aggregate gross value of $19,362,014 based on our closing price of $26.59 on October 25, 2018.

Other Potential Payments

Following termination of employment, our named executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under our various plans in which they participate. The value of those benefits as of December 31, 2018 is set forth in the sections above entitled “Pension Benefits Table” and “Nonqualified Deferred Compensation Table.” There are no special or enhanced benefits under those plans for our named executive officers, and all of our named executive officers are fully vested in the benefits discussed in those sections.

We make tax and financial planning advisory services available to our named executive officers during their employment with us. The standard form of this benefit continues through the end of the year in which the executive ceases employment, including preparation of that year’s tax returns. This benefit may continue for an extended term of up to five years if the executive meets the age and service standard for a Qualifying Termination and does not engage in any full-time employment. However, in the case of a termination for cause or if the executive engages in detrimental conduct, the benefit ends immediately.

Bank of America employees who retire and meet the applicable requirements for a Qualifying Termination have access to continued coverage under our group health plan, but the employee generally must pay for the full cost of that coverage on an after-tax basis without any employer subsidy. Under an agreement entered into with Merrill Lynch, Mr. Montag will be able to access non-subsidized retiree medical coverage if he retires, so long as he does not work for or accept another position with a competitor.

An employee who is a former NationsBank employee and who was hired before January 1, 2000 is eligible for an annual supplement to help cover the cost of retiree medical benefits if he or she meets the “Rule of 75” at termination. The amount of this supplement equals $30 per year of service. An employee meets the Rule of 75 if he or she retires after age 50, with at least 15 years of vesting service under our pension plan, and with a combined age and years of service of 75 or more. As of the end of the last fiscal year, the only named executive officer eligible for these benefits is Mr. Donofrio. The amount of the annual retiree medical benefit supplement for Mr. Donofrio based on his years of service through December 31, 2018 is $540. If Mr. Donofrio predeceases his spouse, this supplement will continue at a rate of 50% for the life of his surviving spouse.

Also, all eligible employees hired before January 1, 2006 who meet the Rule of 75 when they terminate receive $5,000 of retiree life insurance coverage. As of December 31, 2018, Mr. Donofrio was the only named executive officer who would have qualified for this benefit.

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CEO PAY RATIO

CEO PAY RATIO

Below is: (i) the 2018 annual total compensation of our CEO; (ii) the 2018 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio:

CEO PAY RATIO

CEO Annual Total Compensation*	$22,765,354

Median Employee Annual Total Compensation	$92,040

CEO to Median Employee Pay Ratio	247:1

* This annual total compensation is the Summary Compensation Table amount, plus certain nondiscriminatory benefits (including health insurance).

Methodology

Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Our methodology and process is explained below:

🌑

Determined Employee Population. We began with our global employee population as of October 1, 2018, including full-time, part-time, and seasonal or temporary workers, employed by our company or consolidated subsidiaries, but excluding our CEO.

🌑

Identified the Median Employee. We calculated compensation for each employee using base salary as of October 1, 2018 and estimated overtime, plus performance year 2017 cash incentives paid and equity awards granted in 2018. We identified employees within $500 of the median compensation and removed those employees who had anomalous compensation characteristics. For each remaining employee, we estimated total compensation using a method similar to the Summary Compensation Table rules, but including employer health insurance contributions and the value of other benefits, and then identified the median employee.

🌑

Calculated CEO Pay Ratio. We calculated our median employee’s annual total compensation for 2018 according to the SEC’s instructions for preparing the Summary Compensation Table, including employer health insurance contributions and the value of other benefits. We then calculated our CEO’s annual total compensation using the same approach to determine the pay ratio shown above.

We invest in our employees at all levels in the company by rewarding performance that balances risk and reward, empowering professional growth and development, and by offering affordable benefits and programs that meet the diverse needs of our employees and their families. See “Being a Great Place to Work” on page 32 for additional details.

2019 Proxy Statement	69

PROPOSAL 3: RATIFYING THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

PROPOSAL 3: RATIFYING THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

Our Board recommends a vote "FOR" ratifying the appointment of our independent registered public accounting firm for 2019 (Proposal 3).

Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, and is involved in the selection of the firm’s lead engagement partner who is subject to a mandatory, regular rotation and who may provide services to our company for a maximum of five consecutive years. In selecting and approving a lead engagement partner, the Committee relies on relevant succession criteria established by management and the Committee, interactions with prospective candidates, assessments of their professional experience, and input from our company’s independent public accounting firm. The Committee also engages in an annual evaluation of the independent public accounting firm. It considers, in particular, whether the retention of the firm is in the best interests of our company and its stockholders, taking into account the firm’s quality of service, the firm’s institutional knowledge and experience, our company’s global operations and businesses, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity, and professional skepticism. The Committee also considers the advisability and potential impact of selecting a different independent public accounting firm.

After assessing the qualifications, performance, and independence of PricewaterhouseCoopers LLP (PwC), which has served as our company’s independent registered public accounting firm since 1958, the Committee believes that retaining PwC is in the best interests of our company. The Committee has appointed PwC as our independent registered public accounting firm to audit the 2019 consolidated financial statements of Bank of America Corporation and its subsidiaries. Although it is not required to do so, our Board is asking stockholders to ratify PwC’s appointment. If our stockholders do not ratify PwC’s appointment, the Committee will consider changing our independent registered public accounting firm for 2020. Whether or not stockholders ratify PwC’s appointment, the Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change is appropriate.

PwC has advised the Committee that it is an independent accounting firm with respect to our company and its affiliates in accordance with the requirements of the SEC and the Public Company Accounting Oversight Board.

Representatives of PwC are expected to be present at our annual meeting, will have an opportunity to make a statement if they choose, and are expected to be available to respond to appropriate stockholder questions.

PwC’s 2018 and 2017 Fees. PwC’s aggregate fees for professional services rendered in or provided for 2018 and 2017, as applicable, were:

	2018	2017
	($ IN MILLIONS)
Audit Fees	69.3	74.0
Audit-Related Fees	7.8	6.5
Tax Fees	5.5	8.0
All Other Fees	0.5	1.4
Total Fees	83.1	89.9

Audit Fees. Audit fees relate to the integrated audit of our consolidated financial statements, and internal control over financial reporting, including disclosures presented in the footnotes to our company’s financial statements (for example, regulatory capital, among other disclosures). Audit fees also relate to the audit of domestic and international statutory and subsidiary financial statements, the review of our interim consolidated financial statements, the issuance of comfort letters and SEC consents, and services provided in connection with certain agreed-upon procedures and other attestation reports. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.

Audit-Related Fees. Audit-related fees cover other audit and attest services, services provided in connection with certain agreed-upon procedures and other attestation reports, financial accounting, reporting and compliance matters, benefit plan audits, and risk and control reviews. Fees for audit-related services are those billed or expected to be billed for services rendered during each fiscal year.

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PROPOSAL 3: RATIFYING THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

Tax Fees. Tax fees cover tax compliance, advisory, and planning services and are those billed or expected to be billed for services rendered during each fiscal year.

All Other Fees. During 2017 and 2018, All Other Fees consisted primarily of amounts billed or expected to be billed for the company’s engagement of PwC to provide guidance in connection with regulatory commitments.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee annually pre-approves a list of services that PwC may provide without obtaining the Committee’s engagement-specific pre-approval and sets pre-approved fee levels for such services. The pre-approved list of services consists of audit services, audit-related services, tax services, and all other services. All requests or applications for PwC services must be submitted to members of our corporate audit function or tax function to determine if they are included within the Committee’s pre-approved list of services. The Committee or the Committee chair must specifically approve any type of service that has not been pre-approved. The Committee or the Committee chair must also approve any proposed service that has been pre-approved but has fees that will exceed the pre-approved level. All pre-approvals by the Committee chair must be presented to the full Committee at its next meeting. The Committee or the Committee chair pre-approved all of PwC’s 2018 fees and services.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of seven Board members. Our Board has determined that all Committee members are independent under the NYSE listing standards, our Categorical Standards, and applicable SEC rules and regulations. Our Board has also determined that all Committee members are financially literate in accordance with NYSE listing standards and qualify as “audit committee financial experts” as defined by SEC rules. The Committee’s responsibilities are stated in a written charter adopted by our Board.

Management is responsible for preparing and the overall reporting process with respect to our company’s consolidated financial statements, and, with the assistance of our company’s internal corporate auditors, for establishing, maintaining, and assessing the effectiveness of our internal control over financial reporting. PricewaterhouseCoopers LLP (PwC), our company’s independent registered public accounting firm, is responsible for planning and conducting an independent audit of our company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and for expressing an opinion as to the conformity of these financial statements with accounting principles generally accepted in the United States of America and as to the effectiveness of our internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes.

The Committee annually evaluates PwC’s qualifications, performance, and independence. The Committee also oversees the performance of the corporate audit function managed by our Chief Audit Executive. The Committee has reviewed and discussed with management and with PwC our company’s audited financial statements for the year ended December 31, 2018, management’s assessment of the effectiveness of our company’s internal control over financial reporting, and PwC’s evaluation of our company’s internal control over financial reporting. In addition, the Committee has discussed with PwC the matters that independent registered public accounting firms must communicate to audit committees under applicable PCAOB standards.

The Committee has also discussed and confirmed with PwC its independence from our company, and received all required written disclosures and correspondence required by the PCAOB Ethics and Independence requirements. The Committee has evaluated and concluded the non-audit services provided by PwC to our company do not impair PwC’s independence.

Based on the reviews and discussions referred to above, and discussions with the Committee’s independent disclosure counsel, the Committee recommended to our Board that the audited financial statements for the year ended December 31, 2018 and the related footnotes be included in our company’s annual report on Form 10-K for the year ended December 31, 2018.

Submitted by the Audit Committee of the Board:

Sharon L. Allen, Chair

Pierre J.P. de Weck

Arnold W. Donald

Lionel L. Nowell III

Clayton S. Rose

Michael D. White

R. David Yost

2019 Proxy Statement	71

PROPOSAL 4: AMENDING THE BANK OF AMERICA CORPORATION KEY EMPLOYEE EQUITY PLAN

PROPOSAL 4: AMENDING THE BANK OF AMERICA CORPORATION KEY EMPLOYEE EQUITY PLAN

Executive Summary

🌑	Amend the Bank of America Corporation Key Employee Equity Plan (KEEP) to increase the number of shares available for grant by 150 million and extend the expiration date of the KEEP.

🌑

The terms of the KEEP are aligned with stockholders’ interests, including a minimum vesting requirement, no automatic single-trigger vesting for key employees upon change in control, no liberal share counting, no use of discounted stock options or stock appreciation rights (SARs), and no use of reload options.

🌑

We have robust compensation governance and employee equity award practices, including dividend payout only after vesting and performance conditions are met, and cancellation and clawback features in all awards.

Background

We currently maintain the KEEP, which was last approved by stockholders in 2015 with more than 94% of stockholder votes cast in favor of the plan. Under this plan, we have reserved a number of shares of our common stock for issuance to key employees (including executive officers) as equity-based awards in the form of restricted stock shares, restricted stock units, stock options, and SARs. The KEEP was amended in December 2018, in connection with discontinuing the Bank of America Corporation Directors’ Stock Plan (Directors’ Stock Plan), to permit restricted stock awards to non-employee directors on the same basis as was applicable under the Directors’ Stock Plan. The KEEP is currently scheduled to expire on May 5, 2025. In March 2019, our Board approved the amendment to the KEEP, subject to the approval of our stockholders at the annual meeting, principally to increase the number of shares available for grant and extend the plan term, as described below.

Material Changes to the KEEP

The amendment to the KEEP makes two material changes:

🌑	The number of shares of our common stock available for awards under the KEEP will be increased by 150 million shares.

🌑	The amendment extends the KEEP term through April 23, 2029 (i.e., 10 years after the date of the annual meeting).

The amendment also updates provisions regarding minimum vesting requirements and tax withholding.

Impact of the Amendment Based on Information as of March 4, 2019

As of March 4, 2019, under the current authorization, there are 149 million shares of common stock available for grant as equity-based awards. Based on our current run rate, these shares would last less than two years, while the current plan term has six years remaining. We believe it is appropriate to increase the number of shares of our common stock available for awards under the KEEP so that our company can continue the practice of granting deferred equity-based awards in lieu of cash.

We estimate the total dilutive effect of our stock plans on our stockholders (sometimes called “overhang”) resulting from the amendment to the KEEP would be approximately 4.7%, with the incremental overhang resulting from the requested share increase equal to approximately 1.4%. The overhang is calculated as follows, in each case as of the record date of March 4, 2019:

(a) Incremental share request subject to stockholder approval	150,000,000

(b) Shares underlying outstanding awards of restricted shares / stock-settled restricted stock units under all equity plans(1)	177,644,512

(c) Options outstanding under all equity plans(2)	0

(d) Shares currently available for future issuance under all equity plans(3)	149,351,807

(e) Total shares authorized for, or outstanding under, equity awards (a + b + c + d)	476,996,319

(f) Total common shares outstanding	9,638,946,646

(g) Fully diluted overhang (e/(e+f))(4)	4.7%

(1)

Includes 8,901,332 vested restricted stock units subject to a required six- or twelve-month holding period and 4,321,376 vested restricted stock units that are expected to be issued/delivered within 30 days of the record date. Also includes 818,853 vested restricted stock units and stock option gain deferrals that were assumed by the company in connection with prior acquisitions under whose plans the awards were originally granted.

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(2)	The total number of noncompensatory warrants and convertible instruments as of March 4, 2019 was 61,603,640, and is not reflected in the table above.

(3)

Includes 149,292,353 shares of common stock available for future issuance under the KEEP and 59,454 shares of common stock which are available for future issuance under the Directors’ Stock Plan. As of January 1, 2019, grants of stock awards to the company’s non-employee directors will be made under the KEEP.

(4)	To determine the sum of (e) plus (f) for this calculation, 62,889 restricted stock shares included in both (e) and (f) are counted only once to prevent duplicative aggregation.

Based on data available as of December 31, 2018, our level of overhang was lower than the average for our primary competitor group. Additionally, our rate at which we grant equity awards relative to shares of our common stock outstanding (sometimes referred to as “run rate”) was below the average run rate for our primary competitor group on a one-year and three-year average basis. For the past three calendar years (2016-2018), the weighted average annual share usage is 1.0% of our common shares outstanding. If the KEEP is approved, we expect the pool of requested shares to last approximately three years assuming we maintain similar grant practices as over the past two years and assuming hypothetically our current stock price remains constant.

The number of shares remaining available for grant under our equity compensation plans as noted in the previous table differs from those reported as of December 31, 2018 because that information does not take into account year-to-date grants during 2019 for the 2018 performance year. Information regarding the number of shares remaining available for grant as required by SEC disclosure rules are discussed in detail under “Additional Information” on page 79.

The list of companies included in our primary competitor group are detailed under “Competitor Groups” on page 55.

Purpose

The KEEP is intended to serve a critical role in our pay-for-performance compensation program. In addition, our Board believes that equity-based awards aid in our ability to attract, retain and motivate our employees and is the most direct way to align employee interests with those of stockholders. As part of our pay-for-performance practices, more than 90,000 employees receive variable incentives. More highly compensated employees receive a portion of their variable incentive as deferred restricted stock units (RSUs). The portion of the variable incentive deferred as equity-based awards generally increases with compensation levels according to a predetermined deferral grid, aligning employees’ interests with those of stockholders. The RSU awards are a key part of our pay-for-performance philosophy, and in many cases are required by law, rule, and regulation. In addition, our executive officers receive PRSUs that must be re-earned by meeting specific performance criteria, as described on page 54 for awards granted in February 2019. Equity awards granted to employees are subject to cancellation and clawback features which encourage appropriate behavior and manage risk in our compensation program; these features are described on page 48.

The value of RSUs tracks the price of our common shares. Compensation expense is in the personnel expense line of the income statement.

The KEEP is the company’s vehicle for delivering deferred equity-based awards. Since the KEEP was last approved by stockholders in 2015, the amount of common stock awarded has averaged approximately 100 million shares each year; we now have 149 million shares remaining for awards under the KEEP. The Board has determined to increase the shares of our common stock available for awards under the plan by 150 million shares to enable the granting of plan awards in the future. The alternative would be to increase the use of deferred cash awards, which we believe would be less aligned with stockholder interests. Therefore, the Board recommends amending the KEEP to increase the number of shares of common stock available for awards under the plan.

In addition, for the last three years, the company has repurchased shares of common stock, in an amount equal to the value of stock-settled equity awards as they are recognized into capital. These share repurchases offset the net new shares of common stock delivered under the KEEP. The company currently intends to continue this repurchase practice. The company’s common stock repurchases are subject to required regulatory and Board approvals.

The additional 150 million shares authorized under the KEEP would allow our company to continue current grant practices for approximately three years.

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Plan Features and Grant Practices That Protect Stockholder Interests

The KEEP and the company’s grant practices continue to include a number of features intended to protect the interests of stockholders.

What We Do

The Compensation and Benefits Committee reviews the dilutive impact of Bank of America’s stock program, including by monitoring its “overhang” relative to its primary competitor group of leading U.S. financial services companies

🌑  With the shares requested, our overhang will be approximately 4.7%

🌑  Based on data available as of December 31, 2018, Bank of America’s overhang was lower than the average of our primary competitor group

Based on data available as of March 4, 2019, we believe the rate at which Bank of America grants equity-based awards relative to its outstanding shares of common stock (or run rate) is a reasonable grant practice

Stock retention requirements align executive officer and stockholder interests by linking the value realized from equity-based awards to sustainable company performance. Beginning with awards granted after 2012, our Corporate Governance Guidelines require 50% of net after-tax shares received from equity-based awards be retained until one year after retirement for our Chief Executive Officer and until retirement for other executive officers

Equity awards are subject to multiple separate and distinct “clawback” requirements that can result in the awards potentially being cancelled or prior payments recouped. These clawback requirements work together to ensure that rewards realized over time appropriately reflect the time horizon of the risks taken and encourage proper conduct. These clawback requirements are discussed in detail under “Compensation Discussion and Analysis” on page 48

The KEEP includes minimum vesting requirements. Time-vesting stock-based awards generally cannot vest more quickly than ratably annually as of each anniversary over a three-year period beginning on the grant date of the award, and performance-vesting stock-based awards generally require at least a 12-month performance period. Certain limited exceptions are permitted

Dividends/dividend equivalents on restricted stock shares/units awarded to employees are accrued with interest from the grant date and paid only if and when the underlying award becomes vested

What We Don’t Do

Automatic vesting of awards upon a change in control (sometimes referred to as “single trigger” vesting) for key employees is not allowed. Instead, the KEEP permits the Compensation and Benefits Committee to provide for vesting only if the participant’s employment is terminated in connection with a change in control (i.e., “double trigger” vesting)

The KEEP does not include provisions frequently labeled as “liberal share counting” (e.g., the ability to re-use shares tendered or surrendered to pay the exercise cost or tax obligation of grants or the “net counting” of shares for stock option or SAR exercises). The only share re-use provisions are for awards that are cancelled or forfeited or for awards settled in cash

The use of discounted stock options or SARs, the use of dividend equivalents on stock options or SARs, and the use of reload options is prohibited
The KEEP broadly prohibits the repricing of stock options or SARs without stockholder approval, including the repurchase of underwater options or SARs for cash

Option or equity transferability to third parties “for consideration” is not allowed. The transfer of awards, if at all, is limited to immediate family members without consideration and by the laws of descent and distribution

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Overview of the KEEP

The following is a summary of the material terms of the KEEP, as amended. It is qualified in its entirety by reference to the terms of the KEEP, as amended. A copy of the KEEP, marked to show the amendment approved by the Board in March 2019, is attached to this proxy statement as Appendix B. The proposed amendment to the KEEP will become effective only if the KEEP, as amended, is approved by our stockholders.

Number of Shares

The KEEP, as approved by stockholders in 2015, provides that the aggregate number of shares of our common stock available for grants of awards under the plan from and after January 1, 2015 will not exceed the sum of (i) 450 million shares plus (ii) any shares that were subject to an award as of December 31, 2014 under the KEEP, if such award is cancelled, terminates, expires, lapses or is settled in cash for any reason from and after January 1, 2015. As of March 4, 2019, there were approximately 149 million common shares available for future awards under the KEEP. The amendment to the KEEP, if approved by stockholders, would increase the number of shares available for awards by 150 million shares, to approximately 299 million shares estimated based on information available on March 4, 2019.

Under the KEEP, each award, whether granted as a stock option, SAR, restricted stock share or restricted stock unit, counts against the available share pool as one share for each share awarded.

The share re-use provisions under the KEEP do not include any “liberal share counting” features. Shares covered by awards will continue to be available for awards if and only to the extent (a) the award is cancelled or forfeited or (b) the award is settled in cash. Shares used to cover the exercise price of stock options or to cover any tax withholding obligations in connection with awards will continue to be unavailable for awards under the KEEP. In addition, the total number of shares covering stock-settled SARs or net-settled options will be counted against the pool of available shares, not just the net shares issued upon exercise.

Administration

The KEEP is primarily administered by the Compensation and Benefits Committee. To the extent permitted by law, the Compensation and Benefits Committee may designate an individual or committee (which need not consist of directors) to act as the appropriate committee under the KEEP for granting awards to key employees who are not “officers” under Section 16 of the Securities Exchange Act or “covered employees” under Section 162(m) of the Internal Revenue Code (Code). Under the KEEP, the Compensation and Benefits Committee has authority with respect to the following:

🌑	the selection of the key employees to receive awards from time to time

🌑	the granting of awards in amounts as it determines

🌑	the imposition of limitations, restrictions and conditions upon awards

🌑	the certification of the attainment of performance goals, if applicable

🌑	the interpretation of the KEEP and the adoption, amendment and rescission of administrative guidelines and other rules and regulations relating to the KEEP

🌑	the correction of any defect or omission or reconciliation of any inconsistency in the KEEP or any award granted under the KEEP

🌑	the making of all other determinations and taking of all other actions necessary or advisable for the implementation and administration of the KEEP

The Board administers grants of restricted stock under the KEEP to non-employee directors.

Eligibility

Except for certain non-employee director restricted stock awards as described below, “key employees” of Bank of America and its subsidiaries may participate in the KEEP, as selected by the Compensation and Benefits Committee. Key employees are those employees of Bank of America and its subsidiaries who occupy managerial or other important positions and who have made, or are expected to make, important contributions to our business, as determined by the Compensation and Benefits Committee, including persons employed outside the United States. Approximately 95,000 employees are expected to be eligible to participate. However, as mentioned above, the Compensation and Benefits Committee in its discretion selects which key employees will receive any awards. Following discontinuance of the Directors’ Stock Plan, the KEEP also provides for

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awards of restricted stock to non-employee directors as part of our director compensation program. All 15 of the non-employee directors nominated for election at the annual meeting are eligible to receive these restricted stock awards. As noted elsewhere in this proxy statement, as part of our director compensation program, our Board grants restricted stock to directors on the day of their election or appointment as a director. Any director nominee that receives at least a majority of votes cast at the annual meeting will be elected at the annual meeting, and will be eligible to receive the restricted stock award as part of their 2019-2020 director compensation. In the event this proposal to amend the KEEP does not receive at least a majority of the votes cast at the annual meeting, and the amended KEEP does not become effective, there are enough common shares remaining for issuance in the KEEP to grant directors elected at the annual meeting the 2019-2020 restricted stock award.

Types of Awards

The KEEP permits awards of stock options, SARs, restricted stock shares and restricted stock units to key employees and restricted stock shares to non-employee directors, all of which are described in more detail below.

Awards of Stock Options and SARs. The KEEP provides for the grant of options to purchase shares of our common stock at option prices which are not less than the fair market value of a share of our common stock at the close of business on the date of grant. (The fair market value of a share of our common stock as of March 4, 2019, was $29.03.) The KEEP also provides for the grant of SARs to key employees. SARs entitle the holder upon exercise to receive either cash or shares of our common stock or a combination of the two, as the Compensation and Benefits Committee in its discretion may determine, with a value equal to the difference between: (i) the fair market value on the exercise date of the shares with respect to which a SAR is exercised; and (ii) the fair market value of the shares on the date of grant.

Awards of options under the KEEP, which may be either incentive stock options (which qualify for special tax treatment) or nonqualified stock options, are determined by the Compensation and Benefits Committee. No more than an aggregate of 450 million shares may be awarded as incentive stock options under the KEEP. The terms and conditions of each option and SAR are to be determined by the Compensation and Benefits Committee (or its designees) at the time of grant.

Options and SARs granted under the KEEP will expire not more than 10 years from the date of grant, and the award agreements entered into with each participant will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the participant’s death, disability or termination of employment.

The KEEP includes two additional limitations on stock option and SAR grants.

🌑	The KEEP expressly prohibits dividend equivalents with respect to stock options and SARs.

🌑	The KEEP permits nonqualified stock options and SARs to be transferable if and to the extent permitted under the applicable award agreement, but prohibits transfers to be made for consideration.

Our Board has not granted stock options or SARs since 2008.

Awards of Restricted Stock Shares and Restricted Stock Units. Under the KEEP, the Compensation and Benefits Committee may award key employees restricted shares of our common stock or restricted stock units which represent the right to receive shares of our common stock (or cash equal to the fair market value of those shares). Each award agreement will contain the terms of the award, including any applicable conditions, which may include continued service of the participant, the attainment of specified performance goals or any other conditions deemed appropriate by the Compensation and Benefits Committee.

Restricted stock shares will be held in our custody until the applicable restrictions have been satisfied. The participant cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate restricted stock shares until the applicable restrictions are satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant’s account, free of restrictions. During the period of restriction, the participant may exercise full voting rights with respect to the restricted stock shares. The participant will also be credited with dividends with respect to restricted stock shares. Dividends may be payable currently or subject to additional restrictions as determined by the Compensation and Benefits Committee and reflected in the award agreement. Our grant practice has been not to pay dividends on restricted stock shares during the vesting period, but to accrue those dividends with interest from the grant date to be paid only if and when the underlying award becomes vested.

The award agreement for any restricted stock units will specify whether units that become earned and payable will be settled in shares of our common stock (with one share of common stock to be delivered for each earned and payable restricted stock unit), in cash (equal to the aggregate fair market value of the restricted stock units that are earned and payable), or in a combination of shares and cash. Shares of our common stock used to pay earned restricted stock units may have additional restrictions, as determined by the Compensation and Benefits Committee. Unpaid restricted stock units may have dividend equivalent rights, as determined by the Compensation and Benefits Committee and evidenced in the award agreement. As with restricted stock shares, our grant practice has been to include dividend equivalent rights for awards of restricted stock units that accrue with interest from the grant date and are paid only if and when the underlying award becomes vested. Unpaid restricted stock units have no voting rights.

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The KEEP also provides for awards of restricted stock to our non-employee directors as part of our director compensation program. As under the prior Directors’ Stock Plan, these awards vest one year after the date of grant or, if earlier, at the date of the next annual meeting. However, awards that are scheduled to vest in less than 50 weeks after the date of grant will count against the 5% exception pool for the minimum vesting requirements described below. The awards vest earlier in case of death, disability or a change in control. If a director retires before the one-year vesting date, a prorated amount of the award vests based on the number of days the director served during the vesting period before retirement. Awards may be deferred under the Bank of America Corporation Director Deferral Plan. See “Director Compensation” on page 39 for additional details about our director compensation program.

Minimum Vesting Conditions

The KEEP as approved in 2015 provides that for stock-settled awards intended to vest based solely on the passage of time, the awards will not vest more quickly than ratably over a three-year period, subject to exceptions such as for awards to newly hired employees. The KEEP, as amended, updates these minimum vesting requirements so that generally all stock-settled awards will vest no more quickly than ratably annually as of each anniversary over a three-year period beginning on the grant date of the award. This requirement does not apply to (1) certain substitute awards arising from acquisitions, (2) shares delivered in lieu of fully vested cash incentive awards, (3) awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders (but not sooner than 50 weeks after the grant date) or (4) awards that vest based on the achievement of performance goals over a period of at least one year. Also, the Compensation and Benefits Committee may grant equity-based awards without regard to the minimum vesting requirement with respect to a maximum of 5% of the available share reserve authorized for issuance under the KEEP. In addition, the minimum vesting requirement does not apply to the Compensation and Benefits Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, workforce reduction, death, disability, or a change in control, in the terms of the award or otherwise.

Section 162(m) Award Limits

Prior to 2018, awards under the KEEP could be designed to qualify as “performance-based compensation” that is exempt from the deduction limits under Section 162(m) of the Code. Changes in the U.S. tax laws eliminated this exception for grants made from and after January 1, 2018. The KEEP, however, continues to include award limits related to this prior tax law, under which a participant may not be granted in any calendar year: (i) stock options or SARs for more than 4,000,000 shares, or (ii) performance-based restricted stock shares/units intended to qualify as “performance-based compensation” under Section 162(m) (as in effect before 2018) for more than 4,000,000 shares (assuming maximum performance).

Withholding for Payment of Taxes

The KEEP provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The KEEP permits a participant to satisfy this requirement, with the approval of the Compensation and Benefits Committee and subject to the terms of the KEEP, by withholding from the participant a number of shares of our common stock otherwise issuable under the award having a fair market value equal to the amount of applicable payroll and withholding taxes. The amendment to the KEEP, if approved by stockholders, would permit the Company and the participant to withhold at rates up to the maximum statutory tax rates.

Adjustments for Changes in Capitalization

In the event of any change in the number of our outstanding shares of common stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of our common stock with respect to which awards may be made under the KEEP, the annual limit on individual awards, the limits on incentive stock options, restricted stock and restricted stock units and the terms, types of shares and number of shares of any outstanding awards under the KEEP will be equitably adjusted by the Compensation and Benefits Committee in its discretion to preserve the benefit of the award for us and the participant.

No Single Trigger Vesting Upon a Change in Control for Key Employees

The KEEP permits the Compensation and Benefits Committee to provide for vesting of awards to key employees in connection with a change in control of Bank of America if there is also a termination of employment in connection with the change in control. This is often referred to as “double trigger” vesting. For these purposes, a termination is considered to be in

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connection with a change of control if it occurs upon or within two years after the change in control and is for one of the following two reasons: (i) an involuntary termination by the company without “cause” or (ii) a termination by the participant for “good reason.” “Cause” and “good reason” will be as defined in the applicable award agreements. In addition, the Committee may provide for the assumption or substitution of awards by a surviving corporation. Awards to non-employee directors fully vest upon a change in control.

Amendment and Termination of the Plan

Our Board has the power to amend, modify or terminate the KEEP on a prospective basis. Stockholder approval will be obtained for any change to the material terms of the KEEP to the extent required by New York Stock Exchange listing requirements or other applicable law. The KEEP, as amended, automatically terminates at the close of business on April 23, 2029, following which no awards may be made under the KEEP.

Option and SARs Repricing Prohibited

The KEEP specifically prohibits the repricing of stock options or SARs without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of a stock option or SAR to lower its exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling a stock option or SAR at a time when its exercise price is greater than the fair market value of the underlying stock in exchange for another award, unless the cancellation and exchange occurs in connection with change in capitalization or similar change. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the key employee.

Federal Income Tax Treatment

The following discussion summarizes certain U.S. federal income tax consequences of awards under the KEEP based on the law as in effect on the date of this document. The following discussion does not purport to cover federal employment taxes or other federal tax consequences that may be employed with awards, nor does it cover state, local or non-U.S. taxes.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the fair market value of the shares on the exercise date.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

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Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Restricted Stock Shares and Restricted Stock Units. A participant generally will not have taxable income upon the grant of restricted stock or restricted stock units. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Tax Consequences to Bank of America. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code, including those imposed by Section 162(m) as applicable.

New Stock Plan Benefits

Because awards under the KEEP are discretionary, awards are generally not determinable at this time. As stated previously, in the event the amended KEEP is not approved by stockholders at the annual meeting, there are enough shares remaining under the KEEP for the Board to grant restricted stock awards to directors elected at the annual meeting as part of 2019-2020 director compensation.

Additional Information

The table below presents information on equity compensation plans at December 31, 2018 as required by SEC disclosure rules. The impact of the amendment based on information as of March 4, 2019 is provided on page 72.

PLAN CATEGORY(1)	(a) NUMBER OF SHARES TO BE ISSUED UNDER OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(2)	(b) WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(3)	(c) NUMBER OF SHARES REMAINING FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))(4)
Plans approved by stockholders	165,953,835	–	239,064,952
Plans not approved by stockholders	–	–	–
Total	165,953,835	–	239,064,952

(1)

This table does not include 873,557 vested restricted stock units and stock option gain deferrals at December 31, 2018 that were assumed by the company in connection with prior acquisitions under whose plans the awards were originally granted.

(2)	This column consists of outstanding restricted stock units.

(3)	Restricted stock units do not have an exercise price and are delivered without any payment or consideration.

(4)

Includes 239,005,498 shares of common stock available for future issuance under the KEEP and 59,454 shares of common stock which are available for future issuance under the Directors’ Stock Plan. As of January 1, 2019, grants of stock awards to the company’s non-employee directors will be made under the KEEP.

No options have been granted under the KEEP, since shareholders approved its amendment and restatement in 2015, to any current named executive officer, current executive officer, or any associate of such person, nor to any other employee or person.

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PROPOSALS 5-7: STOCKHOLDER PROPOSALS

PROPOSALS 5-7: STOCKHOLDER PROPOSALS

As noted elsewhere in this proxy statement, we actively seek engagement with stockholders to solicit their views on different matters of importance to them. We encourage this dialogue and believe this engagement is beneficial to our company and Board. Of the three stockholder proposals set forth below, none of the proponents attempted to engage with our company prior to submitting their proposal, and two of the three proponents, Mr. Chevedden and Mr. Steiner, did not respond to our attempts to engage with them after we received their proposal. We acknowledge the rights of stockholders to submit proposals for inclusion in our proxy statement in accordance with SEC rules. We also encourage stockholders that have questions or would like additional information about our practices or policies, or that are contemplating submitting a proposal for inclusion in our proxy statement, to contact us beforehand to allow for a constructive discussion of their concerns. See “Stockholder Proposals for our 2020 Annual Meeting” on page 87.

As part of our year-round stockholder engagement process, we met with holders of approximately 35% of our outstanding common stock in 2018-19. None of the investors we met with raised concerns about our policies or practices that are the subjects of the stockholder proposals below.

Our Board recommends a vote "AGAINST" these stockholder proposals (Proposals 5-[]).

Proposal 5: Report Concerning Gender Pay Equity

Ellen Cassilly and Frank Konhaus, c/o Arjuna Capital, 1 Elm Street, Manchester, MA 01944, has advised us that they intend to introduce the following resolution:

Whereas: The World Economic Forum estimates the gender pay gap costs the economy 1.2 trillion dollars annually. The median income for women working full time in the United States is 80 percent of that of their male counterparts. This disparity can equal nearly half a million dollars over a career. The gap for African American and Latina women is 60 percent and 55 percent. At the current rate, women will not reach pay parity until 2059.

United States companies have begun reporting statistically adjusted equal pay for equal work numbers, assessing the pay of men and women performing similar jobs, but mostly ignore median pay gaps. The United Kingdom now mandates disclosure of median gender pay gaps. And while Bank of America reported a 30.5 percent median pay gap for its United Kingdom operations, it has not published median information for its global operations. The median pay gap for United Kingdom financial services companies is 22 percent.

Bank of America reports women earn 99 percent of the compensation received by men on a statistically adjusted equal pay basis. Yet, that statistically adjusted number alone fails to consider how discrimination affects differences in opportunity. In contrast, median pay gap disclosures address the structural bias that affects the jobs women hold, particularly when men hold most higher paying jobs.

Women account for 54 percent of our company’s United States workforce, but only 32 percent of senior leadership. Mercer finds female executives are 20 to 30 percent more likely to leave financial services careers than other careers. Actively managing pay equity “is associated with higher current female representation at the professional through executive levels and a faster trajectory to improved representation.”

Research from Morgan Stanley, McKinsey, and Robeco Sam suggests gender diverse leadership leads to superior stock price performance and return on equity. McKinsey states, “the business case for the advancement and promotion of women is compelling.” Best practices include “tracking and eliminating gender pay gaps.”

Public policy risk is of concern, not only in the United Kingdom, but in the United States as well. The Paycheck Fairness Act pends before Congress. California, Massachusetts, New York, and Maryland have strengthened equal pay legislation. The Congressional Joint Economic Committee reports 40 percent of the wage gap may be attributed to discrimination.

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Resolved: Shareholders request Bank of America report on the company’s global median gender pay gap, including associated policy, reputational, competitive, and operational risks, and risks related to recruiting and retaining female talent. The report should be prepared at reasonable cost, omitting proprietary information, litigation strategy and legal compliance information.

The gender pay gap is defined as the difference between male and female median earnings expressed as a percentage of male earnings (Organization for Economic Cooperation and Development).

Supporting Statement: A report adequate for investors to assess company strategy and performance would include the percentage global median pay gap between male and female employees across race and ethnicity, including base, bonus and equity compensation.

Our Board recommends a vote “AGAINST” Proposal 5 because:

🌑	The requested ratio conflates the distinct issues of gender representation and gender pay equity, which we believe are more effectively addressed and assessed separately.

🌑	Our company has practices in place to compensate all of our employees fairly and equitably based on performance, with equal pay for equal work, regardless of race or gender.

O	We maintain robust policies and practices reinforcing our commitment, including analyses and reviews with oversight from our Board and senior leaders.
O	Outside experts also examine employee pay before year-end compensation decisions are finalized, and we adjust compensation where appropriate.

🌑	We publicly disclose our progress in compensating all of our employees fairly and equitably.

O	In our 2018 proxy statement, we reported that among U.S. and U.K. employees, total compensation received by women was equal to on average 99% of that received by men.
O	We expanded the geographic scope of our 2019 review and disclose that the pay ratio is on average greater than 99% of that received by men on page 34 in this proxy statement.

🌑

We focus on recruiting and retaining female talent. Accordingly, we have robust policies and programs to provide women with opportunities for professional development and advancement, and report on our progress in our ESG reports and our proxy statements.

🌑	We are recognized as a global leader in developing and supporting our female employees, including by numerous third-party advocates specializing in the promotion and advancement of women.

O

More than 50% of our global workforce is female, and more than 45% of our U.S.-based workforce are people of color. The company’s senior leadership is similarly diverse—seven of the CEO’s 13 direct reports are women and/or people of color, as are seven of our 16 Board members.

🌑

The ratio requested in the proposal would not accurately portray our record of promoting gender equality; recruiting, retaining, and promoting female employees; and supporting female employee satisfaction.

O	The ratio requested would provide a misleading and counterproductive perception of the opportunities available to all employees at all levels within our company, regardless of gender.
O

We already report on what outside experts believe are the best metrics by which to measure gender pay equity and gender representation, including detailed statistics on employee representation at different levels of our company.

The requested ratio conflates the distinct issues of gender representation and gender pay equity, which we believe are more effectively addressed and assessed separately. The proposal requests that we prepare reports on (1) our company’s global median gender pay gap, including certain associated risks, and (2) risks related to our company’s recruiting and retaining of female talent. As described below, our Board believes such reports are unnecessary in light of our demonstrated and recognized commitment to recruiting and developing female talent at all levels of our organization, and the disclosures we already provide on our company’s record of recruiting, retaining, and promoting female talent, including those on page 34 of this proxy statement. We have active and on-going programs that independent experts review, and our executive leadership and Board oversee, to foster gender pay equity through equal pay for equal work. As emphasized elsewhere in this proxy statement, our company believes in and practices pay for performance, not pay based on racial or gender factors. Moreover, our pay policies and practices are just one aspect of our broader program dedicated to the critical issues of providing opportunity, advancement and support for our female employees. Importantly, the median gender pay ratio requested in the proposal conflates two important but distinct issues – gender pay equity (equal pay for equal work) and gender representation (female participation across the spectrum of workforce levels) – and providing the information requested would result in a misleading

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and counterproductive perception of the opportunities available to all employees at all levels within our company, regardless of gender. We believe that these issues are more effectively addressed and assessed separately, and as we discuss below, we provide transparency through the extensive disclosures that we already provide on each of them.

Our company has practices in place to compensate all of our employees fairly and equitably based on performance, with equal pay for equal work, regardless of race or gender. We maintain robust policies and practices reinforcing our commitment, including analyses and reviews with oversight from our Board and senior leaders. Outside experts also examine employee pay before year-end compensation decisions are finalized, and we adjust compensation where appropriate. Our work to ensure that men and women in similar positions having similar experience and performance receive comparable pay is fundamental to being a great place to work, which is core to how we drive Responsible Growth. We have established robust policies and practices to help guide pay decisions, and our human resources team, company leadership, and Board are involved on an ongoing basis to monitor pay equity. Each year, we engage in a thorough and rigorous inspection process, which, together with our detailed governance framework and independent analyses by an external consulting firm, allows us to identify potential areas for adjustment and take appropriate action prior to pay decisions being made. If pay misalignment is identified, we take action where appropriate to bring an individual employee in line with their comparable peers, making compensation adjustments as part of our annual year-end process in real time. This process, which has been in place for over a decade, reinforces our culture and commitment to pay our employees equitably.

We publicly disclose our progress in compensating all of our employees fairly and equitably. In our 2018 proxy statement, we reported that among U.S. and U.K. employees, total compensation received by women was equal to on average 99% of that received by men. We expanded the geographic scope of our 2019 review and disclose that the pay ratio is on average greater than 99% of that received by men on page 34 in this proxy statement. As we disclosed in our 2018 proxy statement, our 2018 pay equity review (measuring equal pay for equal work) of total compensation for U.S. and U.K. employees (approximately 80% of our global workforce), showed that compensation received by women was equal to on average 99% of that received by men, and that compensation received by minority teammates was equal to on average 99% of non-minority teammates. These results continue to inform our pay-for-performance culture, including how we continue to bridge any gaps that exist or may exist in the future. We are committed to expanding these compensation analyses by our outside compensation expert to include review of additional international locations on an annual basis. Accordingly, we expanded the geographic scope of our 2019 pay equity review to include international locations where we have significant employee presence– France, Ireland, Hong Kong, Singapore– to encompass approximately 82% of our global workforce. The results show that compensation received by women is on average greater than 99% of that received by men and that compensation received by teammates who are people of color is on average greater than 99% of teammates who are not people of color. Additional detail regarding this review and results are disclosed on page 34 of this proxy statement.

We focus on recruiting and retaining female talent. Accordingly, we have a robust set of policies and programs to provide women with opportunities for professional development and advancement, and report our progress in our ESG reports and our proxy statements. To drive sustainable Responsible Growth, we are focused on our numerous policies and practices that support and advance our comprehensive goal of providing opportunity, advancement and job satisfaction for all employees, including women. We devote substantial resources to attract talented women to join our company. We continue to attract diverse talent and provide female employees with the tools and programs to support their success. For example, we partner with more than 200 colleges, universities and other organizations around the world to attract diverse talent. In 2018, our recruiting initiatives increased the representation of women across our intern and full-time classes to 45% and 41%, respectively. Once these women join our company, we focus on cultivating, developing and empowering their talents through a variety of internal networks and conferences. For example:

🌑

Our Learning & Leadership Development team actively supports women at the company with guidance through career and life changes, one-on-one executive support, and tailored development and career path plans to help advance their careers;

🌑

Our Global Women’s Conference brings together female leaders to engage on leadership and advocacy, and our Women’s Executive Development Program offers a 10-month program to develop and retain female talent;

🌑

Our Investing in Women Leadership Council for senior executives and employee networks for women at all levels play key roles in building the culture of our company, focusing on recruitment, development, networking, culture and community engagement; and

🌑

Through our Global Ambassadors Program, we empower our female employees to share their insights with women outside the company, helping more women use their skills to impact the world. The program connects women leaders of social enterprises and small businesses to women executives for mentoring to help them realize their economic potential.

We also offer industry leading benefits, including 16 weeks of paid parental leave and an adult care services program to help employees care for a parent or other adult loved one, and offer flexible work arrangements like job sharing, compressed work weeks, and reduced hours—all designed to help employees better manage life and work schedules.

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Notwithstanding our significant progress in recruiting, retaining, and promoting female employees, it is an important part of Responsible Growth that we continue efforts to close certain narrow gender representation gaps in technology and certain revenue-producing areas. We are committed to using our available resources to address these issues.

We are recognized as a global leader in developing and supporting our female employees, including by numerous third-party advocates specializing in the promotion and advancement of women. Our executive leadership and Board have strongly supported and guided our programs dedicated to recruiting, developing, and empowering women. This commitment has resulted in strong representation of women across our company, significantly outpacing industry benchmarks. More than 50% of our global workforce is female, and more than 45% of our U.S.-based workforce are people of color. The company’s senior leadership is similarly diverse—seven of the CEO’s 13 direct reports are women and/or people of color, as are seven of our 16 Board members. More than 40% of our global managers are female, and approximately 45% of our senior level employees are female, and our management team is over 45% women, which is more than double the 16% industry benchmark reported in the most recent Oliver Wyman Women in Financial Services report. More than 30% of our Board is female, which is significantly higher than the industry benchmark of 20% reported in the Oliver Wyman study and the S&P 500 benchmark of 24% reported in the 2018 Spencer Stuart Board Index.

Our long-standing commitment to and support of gender equality, and diversity and inclusion has not gone unnoticed. We have been repeatedly recognized by independent third-parties for our leadership. For example, we were recently named the 2019 Catalyst Award winner by Catalyst, a global nonprofit working with CEOs and leading companies to build workplaces that work for women. We earned the honor based on our ongoing efforts to be a great place to work and to support the continued development, empowerment and advancement of women at our company and around the world. In addition, we were named World’s Best Bank by Euromoney in 2018, including World’s Best Bank for Diversity & Inclusion in 2018 and 2016. We have also been recognized as one of the leading financial institutions on the Bloomberg Financial Services Gender-Equality Index every year since its inception. Similarly, JUST Capital named us as one of America’s Most JUST Companies, including as the industry leader (No. 1 out of 42) in the “Banks” category, specifically mentioning our commitment to gender pay equity and gender diversity in management. More broadly, we have been repeatedly recognized for the resources we provide our employees. For example, Fortune Magazine recently named us as one of the 50 Best Workplaces for Parents and one of the 100 Best Workplaces for Diversity. Our company has been designated one of Working Mother Magazine’s 100 Best Companies for 30 consecutive years and we were named a Top Company for Women Technologists by the Anita Borg Institute.

The ratio requested in the proposal would not accurately portray our record of promoting gender equality; recruiting, retaining, and promoting female employees, and supporting female employee satisfaction. It would provide a misleading and counterproductive perception of the opportunities available to women at all levels within our company, regardless of gender. We already report on what outside experts believe are the best metrics by which to measure gender pay equity and gender representation, including detailed statistics on employee representation at different levels of our company. We believe comparing compensation of male and female employees at the median without adjusting for their different roles, experiences, performance, locations, and other factors is misleading, and is not a common metric for pay equity comparisons in the United States. Our compensation policies and practices are based on an employee’s role, individual experience and performance, and location, not by median gender or ethnicity data. For example, comparing the median male employee’s total compensation with the median female employee’s total compensation as the proposal requests, would almost certainly result in comparing two individuals whose jobs are professionally distinct and whose primary commonality is the fact that they both work at our company. The ratio sought in the proposal would mislead our stockholders, stakeholders, and current and prospective employees because it does not reflect pay-for-performance for equal roles, disregards our substantial efforts to improve gender representation at all levels, and ignores the voices of how our company’s female employees feel about working at Bank of America.

As we have illustrated above, recruiting, retaining, supporting, and promoting our female employees is a complex and multi-faceted process. Given the important roles women play in our workforce, with our customer base, in the communities we serve, and society generally, our Responsible Growth can succeed only if we provide the best place for women to work and thrive professionally. Our 2018 annual employee satisfaction survey results reflected the highest employee engagement scores in the company’s history, with female engagement results two percentage points higher than those for men. This indicia of personal job fulfillment cannot be captured or expressed in the reports requested by the proposal. We believe the global median gender pay gap ratio suggested in the proposal is an inaccurate and simplistic metric for portraying a complex societal issue that extends beyond our sphere of specific influence. It also does not take into consideration the breadth and depth of our non-remunerative efforts to support and retain our female teammates.

In light of our strong, broad, transparent and well-recognized commitment to fair and equitable compensation of our employees, the rigor of our compensation review process which includes review and analyses internally and by outside experts, and our programs for and commitment to increasing gender diversity at our company through recruiting and empowering women, we

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believe that the reports requested under the proposal are misconceived and unnecessary. Moreover, the median gender pay ratio requested in the proposal confuses two important issues – gender pay equity and gender representation – resulting in a misleading and counterproductive perception of the opportunities available to men and women at all levels of our company.

Accordingly, our Board recommends a vote “AGAINST” this proposal (Proposal 5).

Proposal 6: Right to Act by Written Consent

Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, has advised us that he intends to present the following resolution:

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any valid topic for written consent.

Hundreds of major companies enable shareholder action by written consent. Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. This proposal topic would have received a vote still higher than 67% at Allstate and Sprint if most shareholders at Allstate and Sprint had access to independent proxy voting advice.

Shareholder proposals such as this have taken a leadership role to improve the corporate governance rules of many companies. The ability to elect a director by written consent would give our current directors a greater incentive to manage the following problem more effectively:

Announcement of new share repurchase authorization of $20 Billion common shares from July 2018 to June 2019.

There is a concern about share repurchases. Stock buybacks can be a sign of short-termism for executives – sometimes boosting share price without boosting the underlying value, profitability, or ingenuity of the company. A dollar spent repurchasing a share is a dollar that cannot be spent on new equipment, an acquisition, entry into a new market or anything else.

Our directors also need a greater incentive to improve the Board of Directors. We did not have an independent chairman. Plus our Lead Director, Jack Bovender, is retired and was not getting any fresh director experience at any other major company to keep his skills up-to-date. And director Arnold Donald received 10-times the negative votes as certain other Bank of America directors.

The expectation is that, once this proposal is adopted, shareholders would not need to make use of this right of written consent because its mere existence will act as a guardrail to help ensue [sic] that our company is well supervised by the Board of Directors and management. Our Directors and management will want to avoid shareholder action by written consent and will thus be more alert in avoiding poor performance.

Please vote yes:

Right to Act by Written Consent – Proposal 6

Our Board recommends a vote “AGAINST” Proposal 6 because:

🌑	We believe that matters requiring stockholder approval should be presented to, and voted on, by all stockholders;

🌑

Stockholders owning 10% of our common shares already have the ability to call a special meeting of stockholders outside of the annual meeting cycle, and stockholders owning 20% of our common shares already have the ability to nominate a candidate for election to our Board through our proxy access Bylaw provision; and

🌑	Through our stockholder outreach and engagement program, our stockholders have the opportunity to provide on-going and constructive feedback to company management and our Board.

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The proposal requests that the company take the steps necessary to permit stockholders to act by written consent. We are committed to effective corporate governance policies and practices that promote the long-term interests of all stockholders. As described below, our Board believes that the change requested by the proposal could be unfair and disenfranchising to stockholders, is unnecessary in light of our current governance practices and policies, and is more onerous to use than rights already available to our stockholders.

We believe that matters requiring stockholder approval should be presented to, and voted on, by all stockholders. Unlike matters presented for vote at a stockholder meeting, stockholder action by written consent may not require communication to all stockholders and may deny stockholders the ability to participate in major decisions affecting the company and their interests. A stockholder seeking action by written consent may attempt to solicit the fewest possible stockholders to take action, rather than seeking input from all stockholders, and may rely on consents obtained from some stockholders before other stockholders have had the ability to evaluate a proposal, express their views, and vote. Action by written consent thereby can disenfranchise stockholders who are not given the opportunity to vote. In contrast, when stockholders can act at a special or annual meeting of stockholders, all stockholders receive advance notice of the meeting and have clearly established times during which they can evaluate the issues, engage with the company and other stockholders, communicate their views, and vote. Moreover, permitting stockholder action by written consent could create confusion and disruption, as multiple stockholders could solicit written consents at any time on a wide range of issues, which may duplicate or conflict with other proposals.

Stockholders owning 10% of our common shares already have the ability to call a special meeting of stockholders outside of the annual meeting cycle, and stockholders owning 20% of our common shares already have the ability to nominate a candidate for election to our Board through our proxy access Bylaw provision. In addition to stockholders being able to propose and vote on important matters at our annual meeting, one or more stockholders owning 10% or more of our outstanding common stock are entitled to call a special meeting of stockholders. A special meeting permits stockholders, the Board, and company management to discuss applicable stockholder concerns. Unlike action by written consent, a special meeting of stockholders allows all stockholders to participate collectively in a single meeting and make an informed vote. The ability for 10% of our stockholders to call a special meeting represents a significant and unique right for our stockholders. Of the 303 S&P 500 companies that permit stockholders to call a special meeting, more than 82% of those companies have a stock ownership threshold greater than 10%, with the most common stock ownership threshold set at 25%.

In 2015, we were among the first companies to adopt a proxy access Bylaw provision. This provision allows stockholders owning 20% or more of our outstanding common stock the right to nominate director candidates constituting up to 20% of our Board, using our proxy materials. This proxy access right and the ability for 10% of our stockholders to call a special meeting each allow our stockholders to voice their views in a way that is less onerous than the proposal’s written consent, which would require proposed actions to be approved by holders of at least a majority (or higher if required by Delaware law or our certificate of incorporation) of our outstanding shares.

The chart below illustrates how our stockholders already have better means of implementing actions than the Proposal:

	QUORUM REQUIREMENT AT STOCKHOLDERS’ MEETING	VOTES NECESSARY TO APPROVE ACTION
Action by Written Consent	There is no stockholders’ meeting under the Proposal	A Majority of Outstanding Shares (or approximately 4.8 Billion Shares)
Action at a Special Meeting Called by 10% of our Stockholders	A Majority of Outstanding Shares (or approximately 4.8 Billion Shares)	A Majority of the Quorum (as low as approximately 2.4 Billion Shares)
Action to Elect a Director Nominated by Proxy Access	A Majority of Outstanding Shares (or approximately 4.8 Billion Shares)	A Majority of the Quorum (as low as approximately 2.4 Billion Shares)

Through our stockholder outreach and engagement program, our stockholders have the opportunity to provide on-going and constructive feedback to company management and our Board. Our Board and management are committed to engaging with and listening to our stockholders on an ongoing basis. At least twice annually, management invites our 250 largest institutional investors, representing approximately 65% of our outstanding shares, to engage with us. As described in “Stockholder Engagement” on page 28 in 2018-19 management and our Board’s Lead Independent Director held approximately 80 meetings with stockholders representing approximately 35% of our outstanding common shares. At these meetings, we solicit their input on important performance, governance, executive compensation, human capital management, regulatory, environmental, social, and other matters. We maintain a two-way dialogue to clarify and deepen our Board’s understanding of stockholder concerns, and provide stockholders with insight into our Board’s processes. Moreover, input received from our stockholders and other stakeholders as part of our year-round engagement program has resulted in a number of enhancements in our corporate

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governance, ESG and executive compensation activities. For example, on page 29 we report on actions we have taken as a result of our extensive stockholder engagement activities.

Accordingly, our Board recommends a vote “AGAINST” this proposal (Proposal 6).

Proposal 7: Enhance Shareholder Proxy Access

John Chevedden, 2215 Nelson Ave., No 205, Redondo Beach, CA 90278, has advised us that he intends to present the following resolution:

RESOLVED: Stockholders ask the board of directors to amend its proxy access bylaw provisions and any associated documents, to include the following change:

A shareholder proxy access director candidate shall not need to obtain a specific percentage vote in order to qualify as a shareholder proxy access director candidate at any future shareholder meeting.

Our company now requires that a proxy access candidate receive at least a 20%-vote in order to be a proxy access candidate in the following 2-years. In other words there is a 2-year penalty if a proxy access candidate does not obtain a 20%-vote. This proposal is important because a shareholder proxy access candidate might not get a 20%-vote even if he or she is the most qualified candidate to join our Board of Directors.

Shareholders may simply believe that at the time of the annual meeting that the company is not ripe for a proxy access candidate and hence may vote against the candidate simply because the timing is not right. A year later a majority of shareholders might determine that the timing is right and hence they should be able to vote for such a highly qualified candidate.

Please vote yes:

Enhance Shareholder Proxy Access – Proposal 7

Our Board recommends a vote “AGAINST” Proposal 7 because:

🌑	Our existing proxy access Bylaw provisions strike the appropriate balance between promoting stockholder rights and protecting the interests of all our stockholders;

🌑

The requirement for proxy access nominees to receive a meaningful vote to qualify for re-nomination is in line with market practice; of those companies having adopted proxy access, a significant majority have a re-nomination threshold for proxy access nominees; and

🌑	We have strong corporate governance policies and procedures that empower our stockholders and encourage stockholders to provide on-going feedback to our Board.

The proposal requests that the Board amend our proxy access Bylaw to eliminate the condition requiring that director candidates receive a threshold of stockholders’ support to be eligible for re-nomination in a subsequent year. Because our proxy access Bylaw provision already provides our stockholders with a meaningful role in the nomination and election of directors and aligns with current market practice, and in light of our long-standing commitment to strong corporate governance and stockholder engagement, we believe the changes requested by the proposal are unnecessary and contrary to our stockholders’ interests.

Our existing proxy access Bylaw provisions strike the appropriate balance between promoting stockholder rights and protecting the interests of all our stockholders. In March 2015, our company was the first major financial institution, and one of the first large U.S. public companies, to amend our Bylaws to adopt a proxy access provision. This Bylaw provision allows one or more stockholders to nominate director candidates for election to our Board, and for those director candidates to be included in our proxy materials. Under our proxy access Bylaw, a group of up to 20 stockholders, which collectively has owned at least 3% of our common stock for at least three years, may nominate director nominees constituting up to 20% of our Board, subject to certain informational and procedural requirements. Our Board evaluated a number of different factors and potential formulations in adopting our proxy access Bylaw, and considered the right of stockholders to have meaningful participation in the director election process, as well as the importance of instituting reasonable thresholds on re-nomination so repetitive proxy access director candidates who receive low stockholder support do not impose additional administrative costs and confusion on the company’s stockholders.

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Based on its assessment of these factors and the particular characteristics of the company and our stockholders, our Board concluded that our current form of proxy access Bylaw appropriately balances stockholder rights to use proxy access with the best interests of all our stockholders. For example, the Bylaw provision addressed in this proposal provides stockholders the ability to nominate a director candidate in our proxy statement while limiting the ability of stockholders to use proxy access to re-nominate a recently considered director candidate who did not receive meaningful stockholder support for two years following the vote. This Bylaw provision does not prohibit stockholders from nominating a different proxy access director candidate in a subsequent year, or nominating the same candidate in a separate proxy statement that our stockholders do not have to fund. In light of the feedback we have received from our stockholders since 2015, and our on-going review of the proxy access rights adopted by other companies, we continue to believe that our existing proxy access Bylaw is most appropriate for the company and our stockholders.

The requirement for proxy access nominees to receive a meaningful vote to qualify for re-nomination is in line with market practice; of those companies having adopted proxy access bylaws, a significant majority have a re-nomination threshold for proxy access nominees. The re-nomination limitation in our current proxy access Bylaw as described above is designed to prevent abuse of the proxy access process, and to avoid the repetitive nomination of candidates who are unable to obtain at least modest support from our stockholders. However, it does allow those nominees who receive important minority voting percentages of 20% or higher to again be nominated through our proxy access Bylaw. We note that our 20% threshold requirement is lower than the minimum vote requirement at most companies that have adopted proxy access bylaws. Of the 87 companies in the S&P 100 that have adopted proxy access bylaws, almost 70% include a re-nomination threshold for proxy access nominees, and 55% require nominees to receive at least 25% support to be re-nominated. We do not believe it is in stockholders’ interests to immediately re-consider a proxy access director nominee that a significant majority of our stockholders did not meaningfully support at the prior year’s annual meeting. The proposal would eliminate this important requirement altogether, which is not only contrary to current market practice, but contrary to the long-term interests of all of our stockholders.

We have strong corporate governance policies and procedures that empower our stockholders and encourage them to provide on-going feedback to our Board. Our proxy access Bylaw is only one of many provisions that help advance and protect the interests of our stockholders and provide them a meaningful ability to make their views known to the Board.

In addition to the proxy access Bylaw, one or more stockholders who own 10% or more of our outstanding stock are entitled to call a special meeting of stockholders. Our 10% stock ownership threshold for calling a special meeting represents a significant stockholder right for our company’s stockholders and is lower than the vast majority of S&P 500 companies that permit stockholders to call special meetings. Of the 303 S&P 500 companies that permit stockholders to call special meetings, more than 50% of the companies have a 25% or greater stock ownership threshold, with the most common stock ownership threshold set at 25% and no companies having a threshold lower than 10%.

Our Board and management engage and listen to our stockholders based on a systematic process of outreach. At least twice annually, management invites our 250 largest institutional investors, representing approximately 65% of our outstanding shares, to engage with us. As described in “Stockholder Engagement” on page 28, in 2018-9 management and our Board’s Lead Independent Director held approximately 80 meetings with stockholders representing approximately 35% of our outstanding common shares. At these meetings, we solicit their input on important performance, governance, executive compensation, human capital management, regulatory, environmental, social, and other matters. We maintain this dialogue to clarify and deepen our Board’s understanding of stockholder concerns, and provide stockholders with insight into our Board’s processes. Moreover, input received from our stockholders and other stakeholders as part of our year-round engagement program has resulted in a number of enhancements in our corporate governance, ESG, and executive compensation policies. See page 29 for actions we have taken as a result of our extensive stockholder engagement activities.

We also have adopted robust corporate governance policies that empower our stockholders, including the annual election of all directors; majority voting for director elections; and independent Board leadership by a strong Lead Independent Director. Moreover, our Board is committed to regular renewal and refreshment in alignment with our long-term strategy.

Accordingly, our Board recommends a vote “AGAINST” this proposal (Proposal 7).

Stockholder Proposals for our 2020 Annual Meeting

Stockholder proposals submitted for inclusion in the proxy statement for our 2020 annual meeting must comply with applicable requirements and conditions established by the SEC, including Rule 14a-8 of the Exchange Act, and must be received by our Corporate Secretary no later than the close of business on November 14, 2019.

Pursuant to our proxy access Bylaw provision, one, or a group of up to 20 stockholders who, in aggregate, own continuously for at least three years, shares of our company representing an aggregate of at least 3% of the voting power entitled to vote in the

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election of directors, may nominate and include in our proxy materials director nominees constituting up to 20% of our Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our Bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary at the address below no earlier than October 15, 2019 and no later than the close of business on November 14, 2019, assuming we do not change the date of our 2020 annual meeting by more than 30 days before or 70 days after the anniversary date of our 2019 annual meeting.

If you would like to submit a matter for consideration at our 2020 annual meeting (including any stockholder proposal not submitted under Rule 14a-8 or any director nomination) that will not be included in the proxy statement for that annual meeting, it must be received by our Corporate Secretary no earlier than the close of business on December 26, 2019 and no later than the close of business on February 9, 2020, assuming we do not change the date of our 2020 annual meeting by more than 30 days before or 70 days after the anniversary date of our 2019 annual meeting. Any matter must comply with our Bylaws.

All stockholder proposals must be received by our Corporate Secretary at Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-18-05, Charlotte, North Carolina 28255 by the applicable dates specified above.

We encourage stockholders that are contemplating submitting a proposal for inclusion in our proxy statement to contact us beforehand at the address above to allow for a constructive discussion of their concerns and for additional information about our practices or policies.

VOTING AND OTHER INFORMATION

Who Can Vote. Only holders of record at the close of business on March 4, 2019 (the record date) will be entitled to notice of and to vote at our annual meeting. As of March 4, 2019, the following shares were outstanding and entitled to vote:

SHARES(1)	NUMBER OF SHARES OUTSTANDING AND ENTITLED TO VOTE
Common Stock	9,638,946,646
Series B Preferred Stock	7,110
Series 1 Preferred Stock	3,275
Series 2 Preferred Stock	9,967
Series 4 Preferred Stock	7,010
Series 5 Preferred Stock	14,056

(1)	In 2018, our company redeemed all outstanding shares of the Series 3 Preferred Stock.

Each share of our common stock and Series B Preferred Stock is entitled to one vote. Although each share of the Series 1, 2, 4, and 5 Preferred Stock (Series 1–5 Preferred Stock) is entitled to 150 votes, we do not have “dual-class” voting as all stockholders vote together without regard to class, except as otherwise required by law. Holders of the Series 1–5 Preferred Stock hold their shares through depositary receipts that each represent 1/1200th of a share of Series 1–5 Preferred Stock (or a vote representing 0.125 shares of our common stock). Therefore the aggregate vote represented by the Series 1–5 Preferred Stock is de minimis. As of the record date, the Series 1–5 Preferred Stock represent 5,146,200 votes, or approximately 0.05% of the total eligible votes at the 2019 annual meeting of stockholders. We issued the Series 1–5 Preferred Stock as part of our merger with Merrill Lynch, that became effective January 1, 2009, as required under Delaware law to holders of respective outstanding shares of Merrill Lynch series 1–5 preferred stock. Since the issuance of the Series 1–5 Preferred Stock in 2009, our company has not issued any additional shares of Series 1–5 Preferred Stock, does not have any current plans to issue any additional shares of Series 1–5 Preferred Stock, and redeemed the Series 3 Preferred Stock in 2018.

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VOTING AND OTHER INFORMATION

In accordance with Delaware law, for the 10 days prior to our annual meeting, a list of registered holders entitled to vote at our annual meeting will be available for inspection in the Office of the Corporate Secretary, Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-18-05, Charlotte, North Carolina 28255. The list will also be available at our annual meeting.

Voting Information for Registered Holders. If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker, or other nominee), you may vote in person at our annual meeting or by submitting your proxy by:

🌑	Internet: going to www.proxyvote.com and following the online instructions. You will need information from your Notice of Internet Availability or proxy card, as applicable, to submit your proxy

🌑	Telephone: calling the phone number located on the top of your proxy card and following the voice prompts. You will need information from your proxy card to submit your proxy

🌑	Mail (if you received your proxy materials by mail): marking your vote on your proxy card, signing your name exactly as it appears on your proxy card, dating your proxy card, and returning it in the envelope provided

To be counted, your proxy must be received before the polls close at our annual meeting. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted according to your voting instructions. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our Board’s recommendations. If other matters properly come before our annual meeting the proxies will vote on these matters.

You may revoke your proxy and change your vote at any time before the voting polls close at our annual meeting by submitting a properly executed proxy of a later date, a written notice of revocation (of your previously executed proxy) sent to our Corporate Secretary, or a vote cast in person at our annual meeting (however, attending the meeting without voting will not revoke a proxy).

Voting Information for Beneficial Owners. If you are a beneficial owner, meaning that you hold our stock in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”), you should have received these proxy materials from your bank, broker, or other nominee by mail or email with information on how to submit your voting instructions, including by:

🌑	Internet: going to www.proxyvote.com and following the online instructions

🌑	Telephone: calling the phone number located on the top of your voting instruction form (VIF) and following the voice prompts

🌑	Mail (if you received your proxy materials by mail): marking your vote on your VIF, signing your name exactly as it appears on your VIF, dating your VIF, and returning it in the envelope provided

Voting by telephone and the Internet ends at 11:59 p.m. Eastern time on April 23, 2019. As a beneficial owner, if you do not provide voting instructions to your bank, broker, or other nominee, your shares will be treated as a “broker non-vote” with respect to Proposals 1, 2, 4, 5, 6, and 7, and may be voted in the discretion of your bank, broker, or other nominee solely on Proposal 3 as described under “Votes Required” on the next page. To change any of your previously provided voting instructions, or if you have questions about voting your shares, please contact your bank, broker, or other nominee directly.

You may revoke any voting instructions you provided by following the specific directions from your bank, broker or other nominee to change or revoke any voting instructions you have already provided. Alternatively, you may vote your shares by ballot at the meeting if you obtain a legal proxy from your bank, broker, or other nominee and present it at the meeting.

Employee Voting. If you participate in The Bank of America 401(k) Plan or The Bank of America Transferred Savings Account Plan (collectively, the Plan), and your Plan account has investments in shares of our common stock, you must provide voting instructions to the Plan trustee (the Trustee) (by the Internet, telephone, or proxy card) for your shares to be voted according to your instructions. Your shares cannot be voted unless you provide voting instructions to the Trustee. Your voting instructions to the Trustee will be held in strict confidence. The deadline to provide voting instructions for shares held in the Plan is April 23, 2019, at 8:00 a.m., Eastern time. If you are an employee and you hold shares in multiple accounts, you may receive one proxy card covering all the shares in your accounts. If you receive one proxy card covering all the shares in your accounts, you must provide voting instructions by April 23, 2019, at 8:00 a.m. to vote all your shares. After the applicable deadline, you will not be able to submit voting instructions or change prior voting instructions for any shares. In 2018, the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan was merged into The Bank of America 401(k) Plan and the Merrill Lynch Employee Stock Purchase Plan was terminated.

2019 Proxy Statement	89

VOTING AND OTHER INFORMATION

Donation to the American Red Cross. To express our appreciation for your participation, Bank of America will make a $1 charitable donation to the American Red Cross on behalf of every stockholder account that votes. “Householded” accounts for beneficial owners will be administered as a single account. For more information on “householding,” see “Eliminating Duplicative Proxy Materials through ‘Householding’” below.

Shares Required to Hold our Annual Meeting. In order to hold our annual meeting, a quorum representing holders of a majority of the voting power of our common stock, the Series B Preferred Stock, and the Series 1–5 Preferred Stock must be present in person or represented by proxy. We intend to include as present: shares present in person but not voting; shares for which we have received proxies but for which holders have abstained from voting; and shares represented by proxies returned by a bank, broker, or other nominee holding the shares.

Votes Required

PROPOSALS FOR YOUR VOTE	VOTES REQUIRED	EFFECT OF ABSTENTIONS	EFFECT OF BROKER NON-VOTES
Proposal 1: Electing Directors	Majority of votes cast	No effect	No effect
Proposal 2: Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution)	Majority of votes cast	No effect	No effect
Proposal 3: Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2019	Majority of votes cast	No effect	Brokers have discretion to vote
Proposal 4: Amending the Bank of America Corporation Key Employee Equity Plan	Majority of votes cast	Against	No effect
Proposals 5-7: Stockholder Proposals	Majority of votes cast	No effect	No effect

🌑

Proposal 1: Electing Directors. Our Bylaws provide that a nominee for director in an uncontested election will be elected to our Board if the votes cast for the nominee’s election exceed the votes cast against his or her election. Abstentions from voting and broker non-votes are not treated as votes cast and are not counted for purposes of determining the election of directors. If a nominee does not receive the required votes for election at our annual meeting, our Board, with the assistance of our Corporate Governance Committee, will consider whether to accept the director’s offer of resignation, which is required to be tendered under our Corporate Governance Guidelines. Our Board will publicly disclose its decision regarding the resignation and the basis for its decision within 90 days after election results are certified.

🌑

Amending the Bank of America Corporation Key Employee Equity Plan. Under NYSE listing standards, Proposal 4 must receive a majority of the votes cast to be approved. Under NYSE listing standards, abstentions from voting are treated as votes cast and are counted as votes against the proposal. Broker non-votes are not treated as votes cast and are not counted in determining the outcome of the vote on the proposal.

🌑

Other Proposals. Approval of Proposals 2, 3, 5, 6, and 7 requires the votes cast in favor of each such proposal to exceed the votes cast against the proposal. Abstentions from voting and broker non-votes (excluding Proposal 3, for which brokers have discretion to vote) are not treated as votes cast and are not counted in determining the outcome of any of these proposals.

Cost of Proxy Solicitation. We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail or electronic delivery, we also may use our directors or employees to solicit proxies either personally or by telephone, facsimile, mail, or email. None of these directors or employees will receive any additional or special compensation for soliciting proxies. In addition, we have agreed to pay Georgeson LLC and Morrow Sodali LLC each $19,500, plus expenses to assist us in soliciting proxies from banks, brokers, and other nominees. We also will reimburse banks, brokers, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our stock.

Eliminating Duplicative Proxy Materials through “Householding.” We deliver a single proxy statement and annual report with separate proxy cards, or separate Notices of Internet Availability, to multiple registered holders who share an address, unless we receive other instructions. If: (i) you and another registered holder share an address and each receive paper copies of our proxy materials and wish to receive only one paper copy or (ii) you share an address with another registered holder, received a single set of our proxy materials, and would like to receive separate copies, you may request a change in delivery preferences by contacting our transfer agent, Computershare, P.O. Box 505005, Louisville, KY 40233; toll-free 800-642-9855; or www.computershare.com/bac.

If you are a beneficial owner and receive multiple copies of our proxy materials and you would like to receive only one copy, or if you and another stockholder receive only one copy and would like to receive multiple copies, contact your bank, broker, or other nominee.

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VOTING AND OTHER INFORMATION

Attending our Annual Meeting. All holders of our common stock, Series B Preferred Stock, and Series 1–5 Preferred Stock as of the record date (March 4, 2019) and persons holding valid proxies from such stockholders are invited to attend our annual meeting. To gain entrance to the meeting, you must present valid, government-issued photo identification and the following:

🌑	Registered holders (one of the following):
O	the admission ticket attached to the top of your proxy card or made available by visiting www.proxyvote.com and following the instructions provided; or
O	your Notice of Internet Availability

🌑	Beneficial owners (one of the following):
O	the admission ticket made available by visiting www.proxyvote.com and following the instructions provided; or
O	a letter from your bank or broker or a brokerage statement evidencing ownership of shares of Bank of America stock as of the record date

🌑	Persons holding valid proxies (one of the following):
O	a proxy from a registered holder—a written legal proxy granted to you and signed by the registered holder; or
O

a proxy from a beneficial owner—a written legal proxy granted by the brokerage firm or bank holding the shares to the beneficial owner, in assignable form, and a written legal proxy granted by the beneficial owner to you, together with a brokerage or bank statement or Notice of Internet Availability showing the beneficial owner’s shares

If you are a beneficial owner and you would like to vote in person at the meeting, you must also present a written legal proxy from the broker, bank, or other nominee.

Failure to follow these admissions procedures or failure to bring required documentation may delay your entry into, or prevent you from being admitted to, our annual meeting.

So that we can accommodate the greatest number of stockholders at our meeting, we reserve the right to limit the number of authorized proxyholders for any stockholder who may attend the meeting and to restrict the admission of guests or other attendees who are not stockholders.

Security measures may include bag, metal detector, and hand-wand searches. The use of cameras, recording devices, phones, and other electronic devices is strictly prohibited.

We appreciate the opportunity to hear the views of our stockholders. In fairness to all stockholders and participants at our annual meeting, and in the interest of an orderly and constructive meeting, stockholder comments at our annual meeting will be subject to rules of conduct that will be enforced. Copies of these rules will be available at our annual meeting. Only stockholders, their valid proxyholders, or other previously authorized representatives may address our annual meeting. Only proposals that meet the requirements of Rule 14a-8 of the Exchange Act or our Bylaws will be eligible for consideration at our annual meeting.

Hilton Charlotte Center City is an accessible building with accessible parking, public entrances, elevators, and restrooms. If you need special assistance at the meeting because of a disability, please send your request in writing to our Corporate Secretary at Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-18-05, Charlotte, North Carolina 28255, by April 5, 2019, so your request may receive appropriate attention.

2019 Proxy Statement	91

APPENDIX A: RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

APPENDIX A: RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

Our company reports its financial results in accordance with accounting principles generally accepted in the United States of America (GAAP). However, we believe that certain non-GAAP financial measures provide additional clarity in assessing the results of our company as follows:

🌑	Total revenue of the corporation on a fully-taxable equivalent basis allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices

🌑

Certain results excluding debit valuation adjustment (DVA) losses provide additional information to assess the underlying operational performance and trends of our businesses and to allow better comparison of period-to-period operating performance

🌑

Certain ratios that utilize tangible equity present measures of those assets that can generate income. Return on average tangible common shareholders’ equity measures our net income applicable to common shareholders as a percentage of adjusted average shareholders’ equity. Tangible book value per common share represents adjusted year-end common shareholders’ equity divided by ending common shares outstanding

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our company’s reported results prepared in accordance with GAAP.

For additional information about non-GAAP financial measures, see Supplemental Financial Data in Management’s Discussion and Analysis of Financial Condition and Results of Operations on page 24 of our 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 26, 2019.

Below is a reconciliation of GAAP and non-GAAP financial measures found on pages 44, 45, and 52.

	DECEMBER 31
	2018	2017

	($ IN MILLIONS)	($ IN MILLIONS)
Net income applicable to common shareholders	26,696	16,618

Reconciliation of average shareholders’ equity to average tangible common shareholders’ equity
Shareholders’ equity	264,748	271,289
Goodwill	(68,951)	(69,286)
Intangible assets (excluding mortgage servicing rights)	(2,058)	(2,652)
Related deferred tax liabilities	906	1,463

Tangible shareholders’ equity	194,645	200,814
Preferred stock	(22,949)	(24,188)

Tangible common shareholders’ equity	171,696	176,626
Reconciliation of year-end shareholders’ equity to year-end tangible common shareholders’ equity
Shareholders’ equity	265,325	267,146
Goodwill	(68,951)	(68,951)
Intangible assets (excluding mortgage servicing rights)	(1,774)	(2,312)
Related deferred tax liabilities	858	943

Tangible shareholders’ equity	195,458	196,826
Preferred stock	(22,326)	(22,323)

Tangible common shareholders’ equity	173,132	174,503

	DECEMBER 31
	2018	2017
Ending common shares (in thousands)	9,669,286	10,287,302
Book value per share of common stock	$25.13	$23.80
Tangible book value per share of common stock	$17.91	$16.96

	DECEMBER 31
	2018	2017

	($ IN MILLIONS)	($ IN MILLIONS)
Global Markets net income	3,979	3,293
Net DVA, net of tax	123	265

Global Markets net income, excluding net debit valuation adjustment, net of tax	4,102	3,558

2019 Proxy Statement	A-1

APPENDIX A: RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	DECEMBER 31
	2018	2017

	($ IN MILLIONS)	($ IN MILLIONS)
Fixed-income, currency and commodities sales trading revenue	8,186	8,657
Net DVA	142	394

Fixed-income, currency and commodities sales trading revenue, excluding net DVA	8,328	9,051
Equities sales and trading revenue	4,876	4,120
Net DVA	20	34

Equities sales and trading revenue, excluding net DVA	4,896	4,154

Certain information contained in this proxy statement may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions difficult to predict or beyond our control. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in our 2018 Annual Report on Form 10-K and subsequent SEC filings. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Content available on websites and in documents referenced in this proxy statement are not incorporated herein and are not part of this proxy statement.

Certain statistics and metrics in this proxy statement are estimates and may be based on assumptions or developing standards.

A-2

APPENDIX B: BANK OF AMERICA CORPORATION KEY EMPLOYEE EQUITY PLAN

APPENDIX B: BANK OF AMERICA CORPORATION KEY EMPLOYEE EQUITY PLAN

Bank of America Corporation

Key Employee Equity Plan

Original Effective Date: January 1, 2003

Amended and Restated Effective Date: May 6, 2015

(Marked to Show 2019 Amendment)

2019 Proxy Statement	B-1

APPENDIX B: BANK OF AMERICA CORPORATION KEY EMPLOYEE EQUITY PLAN

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APPENDIX B: BANK OF AMERICA CORPORATION KEY EMPLOYEE EQUITY PLAN

Bank of America Corporation

Key Employee Equity Plan

Article 1. Establishment, Duration and Purpose

1.1 Establishment and Duration of the Plan. The Company established this Plan, originally known as the “Bank of America Corporation Key Associate Stock Plan,” effective as of January 1, 2003, and the Plan as originally established was approved by the Company’s stockholders. The Plan was subsequently amended on several occasions and was then further amended and restated effective April 28, 2010, upon approval by the Company’s stockholders. The Plan is hereby being further amended and restated, subject to and effective upon the approval of the Company’s stockholders at the annual meeting of stockholders on May 6, 2015. The purposes of amending and restating the Plan are to (a) change the Plan’s name to the “Bank of America Corporation Key Employee Equity Plan,” (b) authorize additional Shares for award under the Plan, (c) update the provisions of the Plan regarding performance-based Awards, including the addition of shareholder-approved performance metrics for purposes of designing Awards intended to meet the Performance-Based Exception under Section 162(m) of the Code, and (d) otherwise meet current needs. The Plan shall remain in effect until the earliest of (i) the date that no additional Shares are available for issuance under the Plan, (ii) the date that the Plan has been terminated in accordance with Article 14 or (iii) the close of business on ~~May 5~~April 23, ~~2025~~2029.

1.2 Purpose of the Plan. The Company believes that the compensation of its Key Employees should be linked to the Company’s business performance in order to enhance the long-term success and value of the Company. The Plan serves this compensation philosophy by providing a source of equity-based Awards for Key Employees that are intended to further motivate Key Employees to increase the value of the Company’s common stock, thereby aligning the interests of the Key Employees with those of the Company’s stockholders while maintaining an appropriate balance between risk and reward. The Plan also provides the Company with a means to attract, recruit and retain Key Employees who will create sustainable results consistent with the Company’s risk management policies and strategic plan for the long-term benefit of the Company’s stockholders. The Plan also enables the Company to attract and retain persons of exceptional ability to serve as Non-Employee Directors and to further align the interests of Non-Employee Directors and stockholders in enhancing the value of the Company’s Shares.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units.

“Award Agreement” means an agreement between the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Change in Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:

(a) The acquisition by any Person of Beneficial Ownership of twenty-five percent (25%) or more of either:

(i) The then-outstanding Shares (the “Outstanding Shares”); or

(ii) The combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Voting Securities”);

provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (a): (A) any acquisition directly from the Company, (B) any acquisition by the Company or any of its Subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or

(b) Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a

2019 Proxy Statement	B-3

APPENDIX B: BANK OF AMERICA CORPORATION KEY EMPLOYEE EQUITY PLAN

Director subsequent to the Effective Date and whose election, or whose nomination for election by the Company’s stockholders, to the Board of Directors was either (i) approved by a vote of at least a majority of the Directors then comprising the Incumbent Board or (ii) recommended by a corporate governance committee comprised entirely of Directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Shares and Outstanding Voting Securities, as the case may be (provided, however, that for purposes of this clause (i), any shares of common stock or voting securities of such resulting corporation received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of Outstanding Shares or Outstanding Voting Securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting corporation), (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from the Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of such corporation unless such Person owned twenty-five percent (25%) or more of the Outstanding Shares or Outstanding Voting Securities immediately prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(d) Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if it is determined that an Award hereunder is subject to the requirements of Section 409A of the Code and the Change in Control is a “payment event” under Section 409A of the Code for such Award, then for such purpose the Company will not be deemed to have undergone a Change in Control unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

“Committee” means the Compensation and Benefits Committee of the Board of Directors; provided, however, that (a) with respect to Awards to any Key Employees who are Insiders, Committee means all of the members of the Compensation and Benefits Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act, and (b) with respect to Awards to any Key Employees who are 162(m) Covered Employees intended to comply with the Performance-Based Exception, Committee means all of the members of the Compensation and Benefits Committee who are “outside directors” within the meaning of Section 162(m) of the Code. Committee may also mean any individual or committee of individuals (who need not be Directors) that the Compensation and Benefits Committee may appoint from time to time to administer the Plan with respect to Awards to Key Employees who are not Insiders or 162(m) Covered Employees, in accordance with and subject to the requirements of Section 3.2.

“Company” means Bank of America Corporation, a Delaware corporation, and any successor as provided in Article 17 herein.

“Director” means any individual who is a member of the Board of Directors of the Company.

“Disability” with respect to a Participant, means “disability” as defined from time to time under any long-term disability plan of the Company or Subsidiary with which the Participant is employed. Notwithstanding the foregoing, for any Awards that

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APPENDIX B: BANK OF AMERICA CORPORATION KEY EMPLOYEE EQUITY PLAN

constitute nonqualified deferred compensation within the meaning of Section 409A(d) of the Code and provide for an accelerated payment in connection with any Disability, Disability shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such arrangements.

“Effective Date” means May 6, 2015.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Fair Market Value” of a Share on any date means the closing price of a Share as reflected in the report of composite trading of New York Stock Exchange listed securities for that day (or, if no Shares were publicly traded on that day, the immediately preceding trading day that Shares were so traded) as published in The Wall Street Journal [Eastern Edition] or in any other publication selected by the Committee; provided, however, that if the Shares are misquoted or omitted by the selected publication(s), the Committee shall directly solicit the information from officials of the stock exchanges or from other informed independent market sources.

“Incentive Stock Option” or “ISO” means an option to purchase Shares granted to a Key Employee under Article 6 herein, and designated as an Incentive Stock Option which is intended to meet the requirements of Section 422 of the Code.

“Insider” shall mean an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act and the rules thereunder.

“Key Employee” means an employee of the Company or any Subsidiary, including an officer of the Company or a Subsidiary, in a managerial or other important position who, by virtue of such employee’s ability, qualifications and performance, has made, or is expected to make, important contributions to the Company or its Subsidiaries, all as determined by the Committee in its discretion.

“Non-Employee Director” means an individual who is a member of the Board, but who is not an employee of the Company or any of its Subsidiaries.

“Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted to a Key Employee under Article 6 herein, and which is not intended to meet the requirements of Code Section 422.

“162(m) Covered Employee” means a Participant who is a “covered employee” within the meaning of Section 162(m)(3) of the Code as qualified by Section 9.4 herein.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Participant” means a Key Employee, a former Key Employee or any permitted transferee under the Plan of a Key Employee or former Key Employee who has outstanding an Award granted under the Plan.

“Performance Award” means an Award of Shares of Restricted Stock or Restricted Stock Units made subject to the attainment of performance goals over a performance period established by the Committee and intended to meet the Performance-Based Exception, as described in Section 9.2.

“Performance-Based Exception” means the performance-based exception set forth in Code Section 162(m)(4)(C) from the deductibility limitations of Code Section 162(m).

“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock or an Award of Restricted Stock Units is limited in some way or during which such Award is subject to a risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), as provided in Article 8 herein and subject to Section 3.4.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d).

2019 Proxy Statement	B-5

APPENDIX B: BANK OF AMERICA CORPORATION KEY EMPLOYEE EQUITY PLAN

“Plan” means the incentive compensation plan set forth herein known as the “Bank of America Corporation Key Employee Equity Plan,” as the same may be amended from time to time. Previously, the Plan was known as the “Bank of America Corporation Key Associate Stock Plan.”

“Restricted Stock” means an Award of Shares, subject to a Period of Restriction (except as set forth in Section 3.4), that is granted to a Key Employee under Article 8 herein or a Non-Employee Director under Article 19 herein.

“Restricted Stock Unit” means an Award, subject to a Period of Restriction (except as set forth in Section 3.4), that is granted to a Key Employee under Article 8 herein and is settled either (a) by the delivery of one (1) Share for each Restricted Stock Unit or (b) in cash in an amount equal to the Fair Market Value of one (1) Share for each Restricted Stock Unit, all as specified in the applicable Award Agreement. The Award of a Restricted Stock Unit represents the mere promise of the Company to deliver a Share or the appropriate amount of cash, as applicable, at the end of the Period of Restriction (or such later date as provided by the Award Agreement) in accordance with and subject to the terms and conditions of the applicable Award Agreement, and is not intended to constitute a transfer of “property” within the meaning of Section 83 of the Code.

“Shares” means the shares of common stock of the Company.

“Stock Appreciation Right” or “SAR” means an Award designated as an SAR that is granted to a Key Employee under Article 7 herein.

“Subsidiary” means any corporation, partnership, joint venture, affiliate, or other entity in which the Company owns more than fifty percent (50%) of the voting stock or voting ownership interest, as applicable, or any other business entity designated by the Committee as a Subsidiary for purposes of the Plan.

Article 3. Administration

3.1 Authority of the Committee. The Plan shall be administered by the Committee. Except as limited by law, or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Key Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 14 herein), amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

3.2 Delegation. To the extent permitted by applicable law, the Committee may delegate its authority as identified herein to any individual or committee of individuals (who need not be Directors), including without limitation the authority to make Awards to Key Employees who are not Insiders or 162(m) Covered Employees. To the extent that the Committee delegates its authority to make Awards as provided by this Section 3.2, all references in the Plan to the Committee’s authority to make Awards and determinations with respect thereto shall be deemed to include the Committee’s delegate. Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Committee.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, employees, Participants, and their estates and beneficiaries.

3.4      Limitation on Vesting for Awards. Notwithstanding any other provision of the Plan to the contrary~~, any stock-settled Award that vests solely on the basis of the passage of time (e.g., not on the basis of achievement of performance goals)~~ including but not limited to this Section 3.4, stock-settled Awards granted under the Plan shall not vest more quickly than ratably annually as of each anniversary over the three (3) year period beginning on ~~the first anniversary of~~ the Award~~, except that the Award may vest sooner under any of the following circumstances as more specifically set forth in the applicable Award Agreement: (i) the Participant’s death or Disability, (ii) the Participant’s involuntary termination of employment with the Company and its Subsidiaries without “cause” or termination for “retirement” (or similar term) as defined in the applicable Award Agreement, (iii) following a Change in Control consistent with the provisions of Article 13 hereof or (iv) in connection with establishing the terms and conditions of employment of a Key Employee necessary for the recruitment of the Key Employee or as the result of a business combination or~~ grant date, excluding, for this purpose, any (i) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become Key Employees as a

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result of a merger, consolidation, acquisition ~~by~~or other corporate transaction involving the Company or any ~~of its Subsidiaries. The provisions of this Section 3.4 shall not apply, and in that regard no Period of Restriction is required to apply, to any Award of Restricted Stock or Restricted Stock Units that is made to a Key Employee as a portion of, or in lieu of, the Key Employee’s annual~~Subsidiary, (ii) Shares delivered in lieu of fully vested cash incentive compensation under any applicable plan or program of the Company, ~~including without limitation the Bank of America Corporation Executive Incentive Compensation Plan. The provisions of this Section 3.4 shall not apply to any Award~~(iii) Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders (provided that such vesting period under this clause (iii) may not be less than 50 weeks after grant), and (iv) Awards that becomes vested based on the achievement of performance goals over a period of at least one year~~. The provisions of this Section 3.4 shall not apply to any Award of Restricted Stock granted to a Non-Employee Director and the Period of Restriction for any such Restricted Stock Award granted to a Non-Employee Director.~~; provided, that, the Board may grant stock-settled Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment under Section 4.6); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, workforce reduction, death, disability or a Change in Control, in the terms of the Award or otherwise.

Article 4. Shares Subject to the Plan

4.1 Number of Shares Available for Grants. Subject to the provisions of this Article 4, the aggregate number of Shares available for grants of Awards under the Plan from and after January 1, 2015 shall not exceed the sum of (A) four hundred fifty million (450,000,000) Shares plus (B) any Shares that were subject to an award as of December 31, 2014 under this Plan, if such award is canceled, terminates, expires, lapses or is settled in cash for any reason from and after January 1, 2015 plus (C) effective as of the date of stockholder approval, one hundred fifty million (150,000,000) Shares.

4.2 Lapsed Awards. If any Award is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall not count against the aggregate number of Shares available for grants under the Plan set forth in Section 4.1 above.

4.3 No Net Counting of Options or SARs; Counting of Shares Used to Pay Option Price and Withholding Taxes. The full number of Shares with respect to which an Option or SAR is granted shall count against the aggregate number of Shares available for grant under the Plan. Accordingly, if in accordance with the terms of the Plan, a Participant pays the Option Price for an Option by either tendering previously owned Shares or having the Company withhold Shares, then such Shares surrendered to pay the Option Price shall continue to count against the aggregate number of Shares available for grant under the Plan set forth in Section 4.1 above. In addition, if in accordance with the terms of the Plan, a Participant satisfies any tax withholding requirement with respect to any taxable event arising as a result of this Plan by either tendering previously owned Shares or having the Company withhold Shares, then such Shares surrendered to satisfy such tax withholding requirements shall continue to count against the aggregate number of Shares available for grant under the Plan set forth in Section 4.1 above.

4.4 Items Not Included. The following items shall not count against the aggregate number of Shares available for grants under the Plan set forth in Section 4.1 above: (a) the payment in cash of dividends or dividend equivalents under any outstanding Award; (b) any Award that is settled in cash rather than by issuance of Shares; or (c) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become Key Employees as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any Subsidiary.

4.5 Award Limits. Notwithstanding any provision herein to the contrary, the following provisions shall apply (subject to adjustment in accordance with Section 4.6 below):

(a)

the maximum number of each type of Award intended to meet the Performance-Based Exception granted to any Participant in any calendar year shall not exceed the following number of Shares: (i) Options and SARs: four million (4,000,000) Shares; and (ii) all Performance Awards (assuming maximum performance achievement): four million (4,000,000) Shares; and

(b)	in no event shall there be granted during the term of the Plan Incentive Stock Options covering more than an aggregate of four hundred fifty million (450,000,000) Shares.

4.6 Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company (including a special cash dividend), any reorganization (whether or not such reorganization comes

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within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, or other transactions with similar impacts, such adjustment shall be made in the number and class of Shares which may be issued under the Plan and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that (a) the number of Shares subject to any Award shall always be a whole number and (b) such adjustment shall be made in a manner consistent with the requirements of Code Section 409A in order for any Options or SARs to remain exempt from the requirements of Code Section 409A.

4.7 Source of Shares. Shares issued under the Plan may be original issue shares, treasury stock or shares purchased in the open market or otherwise, all as determined by the Chief Financial Officer of the Company (or the Chief Financial Officer’s designee) from time to time, unless otherwise determined by the Committee.

Article 5. Eligibility and Participation

5.1 Eligibility. Persons eligible to participate in this Plan are all Key Employees of the Company, as determined by the Committee, including Key Employees who are Directors.

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Key Employees those to whom Awards shall be granted and shall determine the nature and amount of each Award.

5.3 Non-U.S. Employees. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (a) determine which Key Employees (if any) employed outside the United States are eligible to participate in the Plan, (b) modify the terms and conditions of any Awards made to such Key Employees and (c) establish subplans and modified Option exercise and other terms and procedures to the extent such actions may be necessary or advisable.

5.4 Non-Employee Directors. Non-Employee Directors may also participate in this Plan subject to the provisions set forth in Article 19 below.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Key Employees in such number, and upon such terms (including any performance conditions under Section 9.1), and at any time and from time to time as shall be determined by the Committee.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Section 422 of the Code, or an NQSO whose grant is intended not to fall under Code Section 422.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve and which shall be set forth in the applicable Award Agreement, which need not be the same for each grant or for each Participant.

6.6 Payment. Options shall be exercised by the delivery of a notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.

The Option Price due upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total

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Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price unless such Shares had been acquired by the Participant on the open market), or (c) by a combination of (a) and (b).

As soon as practicable after notification of exercise and full payment, the Company shall deliver the Shares to the Participant in an appropriate amount based upon the number of Shares purchased under the Option(s).

Notwithstanding the foregoing, the Committee also may allow (a) cashless exercises as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or (b) exercises by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8 Termination of Employment. Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination of employment. In that regard, if an Award Agreement permits exercise of an Option following the death of the Participant, the Award Agreement shall provide that such Option shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Participant’s will, or if the Participant shall fail to make a testamentary disposition of the Option or shall have died intestate, by the Participant’s executor or other legal representative.

6.9 Nontransferability of Options.

(a) Incentive Stock Options. No ISO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant except to the extent otherwise permitted by applicable law.

(b) Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant. In no event may an NQSO be transferred for consideration.

6.10 No Rights. A Participant granted an Option shall have no rights as a stockholder of the Company with respect to the Shares covered by such Option except to the extent that Shares are issued to the Participant upon the due exercise of the Option.

6.11 No Dividend Equivalents. In no event shall any Award of Options granted under the Plan include any dividend equivalents with respect to such Award.

Article 7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Key Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs, including whether the SARs shall be subject to any performance conditions under Section 9.1. The grant price of an SAR shall be at least equal to the Fair Market Value of a Share on the date of grant of the SAR.

7.2 Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

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7.3 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.4 Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.5 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee or as otherwise provided in the applicable Award Agreement, the payment upon SAR exercise shall be in cash, in Shares of equivalent value, or in some combination thereof.

7.6 Other Restrictions. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of an SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Section 16 (or any successor rule) of the Exchange Act or for any other purpose deemed appropriate by the Committee.

7.7 Termination of Employment. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. In that regard, if an Award Agreement permits exercise of an SAR following the death of the Participant, the Award Agreement shall provide that such SAR shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Participant’s will, or if the Participant shall fail to make a testamentary disposition of the SAR or shall have died intestate, by the Participant’s executor or other legal representative.

7.8 Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant. In no event may an SAR be transferred for consideration.

7.9 No Rights. A Participant granted an SAR shall have no rights as a stockholder of the Company with respect to the Shares covered by such SAR except to the extent that Shares are issued to the Participant upon the due exercise of the SAR.

7.10 No Dividend Equivalents. In no event shall any Award of SARs granted under the Plan include any dividend equivalents with respect to such Award.

Article 8. Restricted Stock and Restricted Stock Units

8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to eligible Key Employees in such amounts as the Committee shall determine.

8.2 Restricted Stock Agreement. Each grant of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period or Periods of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3 Transferability. Except as provided in this Article 8, the Shares of Restricted Stock or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to the Restricted Stock or Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

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APPENDIX B: BANK OF AMERICA CORPORATION KEY EMPLOYEE EQUITY PLAN

8.4 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance conditions under Section 9.1, time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable Federal or state securities laws. An Award of Shares of Restricted Stock or Restricted Stock Units may be intended to be a Performance Award that is subject to the provisions of Section 9.2.

The Company shall retain the Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction.

8.5 Settlement of Restricted Stock Units. Any Restricted Stock Units that become payable in accordance with the terms and conditions of the applicable Award Agreement shall be settled in cash, Shares, or a combination of cash and Shares as determined by the Committee in its discretion or as otherwise provided for under the Award Agreement.

8.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares. There shall be no voting rights with respect to Restricted Stock Units.

8.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may receive regular cash dividends paid with respect to the underlying Shares while the Restricted Stock is held by the Company. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. The Committee, in its discretion, may also grant dividend equivalents rights with respect to earned but unpaid Restricted Stock Units as evidenced by the applicable Award Agreement.

8.8 Termination of Employment. Each Restricted Stock or Restricted Stock Unit Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Shares or Restricted Stock Units following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. In amplification but not limitation of the foregoing, in the case of an award of Restricted Stock or Restricted Stock Units to a 162(m) Covered Employee which is intended to qualify for the Performance-Based Exception, the Award Agreement may provide that such Restricted Stock or Restricted Stock Units may become payable in the event of a termination of employment by reason of death, Disability or Change in Control, regardless of whether the related performance goal has been previously attained.

Article 9. Performance Measures

9.1 Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any such performance conditions.

9.2. Performance Awards Granted to Designated 162(m) Covered Employees. If and to the extent that the Committee determines that a Performance Award to be granted to a Participant who is designated by the Committee as likely to be a 162(m) Covered Employee should qualify for the Performance-Based Exception, the grant and/or settlement of any such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 9.2. Notwithstanding anything herein to the contrary, the Committee in its discretion may provide for performance-based Awards to 162(m) Covered Employees that are not intended to satisfy the Performance-Based Exception.

(a) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 9.2. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted and/or settled upon achievement of any one performance goal or that two

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or more of the performance goals must be achieved as a condition to grant and/or settlement of such Performance Awards. Performance goals may, in the discretion of the Committee, be established on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative (e.g., to the performance of one or more comparable companies or indices or to year-over-year growth). To the extent consistent with the requirements of Code Section 162(m), the Committee may determine at the time that goals under this Article 9 are established, the extent to which measurement of performance goals may exclude the impact of (x) charges for restructuring, discontinued operations, extraordinary items, and other unusual non-recurring items, (y) the cumulative effects of tax or accounting changes (in each such case as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other public filings), and (z) transactions described in Section 4.6 or other designated changes or events impacts such goals. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(b) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company, shall be used exclusively by the Committee in establishing performance goals for such Performance Awards:

(i)	cash flow;

(ii)	earnings per share;

(iii)	income or other earnings measures;

(iv)	return on equity, capital, assets, revenue or investments;

(v)	total stockholder return or other stock price performance measures;

(vi)	shareholder value added;

(vii)	revenue;

(viii)	profit margin;

(ix)	efficiency ratios;

(x)	customer satisfaction;

(xi)	productivity;

(xii)	expenses;

(xiii)	balance sheet metrics, including capital ratios, liquidity measures and book value;

(xiv)	credit quality;

(xv)	strategic initiatives; or

(xvi)	implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction.

The business criteria listed above shall include any derivations of such business criteria (e.g., income shall include pre-tax income, net income, operating income, etc.).

(c) Timing for Establishing Performance Goals. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for the Performance-Based Exception.

(d) Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards.

9.3. Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any potential individual performance-based Awards and the achievement of performance goals relating to performance-based Awards, shall be made in writing in the case of any Award intended to qualify under the Performance-Based Exception to the extent required by Code Section 162(m). To the extent permitted by Code Section 162(m), the Committee may delegate any responsibility relating to such performance-based Awards.

9.4. Compliance with Code Section 162(m). It is the intent of the Company that Performance Awards under Section 9.2 hereof granted to persons who are designated by the Committee as having the potential to be 162(m) Covered Employees within the

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meaning of Code Section 162(m) shall, if so designated by the Committee, qualify for the Performance-Based Exception. Accordingly, the terms of Section 9.2, including the definitions of 162(m) Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m). The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a 162(m) Covered Employee with respect to a fiscal year that has not yet been completed, the term 162(m) Covered Employee as used herein shall mean only a person who is (a) designated by the Committee, at the time of grant of Performance Awards, as having the potential to be a 162(m) Covered Employee with respect to that fiscal year or any future fiscal year and (b) qualifies as a “covered employee” for the relevant fiscal year within the meaning of Section 162(m) of the Code. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section  162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

Article 10. Beneficiary Designation

Except as otherwise provided in an Award Agreement, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form and pursuant to such procedures as may be prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 11. Deferrals

The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR or the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, to the extent permitted by Section 409A of the Code (if applicable). If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 12. Rights of Key Employees

12.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

For purposes of this Plan, a transfer of a Participant’s employment between the Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment. Upon such a transfer, the Committee may make such adjustments to outstanding Awards as it deems appropriate to reflect the changed reporting relationships.

12.2 Participation. No Key Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 13. Change in Control

13.1 Treatment of Outstanding Awards. Unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, the Committee may, in its sole discretion, at the time an Award is made hereunder or at any time prior to, coincident with or after the time of a Change in Control take any one or more of the following actions which shall apply only upon the occurrence of a Change in Control or, if later, upon the action being taken:

(a) provide for the acceleration of any time periods, or the waiver of any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Participant whose employment has been terminated as a result of a Change in Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee, and in connection therewith the Committee may (i) provide for an extended period to exercise Options (not to exceed the original Option term) and (ii) determine the level of attainment of any applicable performance goals;

(b) provide for the purchase of any Awards from a Participant whose employment has been terminated as a result of a Change in Control, upon the Participant’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or

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(c) cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such Change in Control.

For purposes of sub-paragraphs (a) and (b) above, any Participant whose employment is either (i) terminated by the Company other than for “cause,” or (ii) terminated by the Participant for “good reason” (each as defined in the applicable Award Agreement), in either case upon, or on or prior to the second anniversary of, a Change in Control, shall be deemed to have been terminated as a result of the Change in Control.

13.2 Limitation on Change-in-Control Benefits. It is the intention of the Company and the Participants to reduce the amounts payable or distributable to a Participant hereunder if the aggregate Net After Tax Receipts (as defined below) to the Participant would thereby be increased, as a result of the application of the excise tax provisions of Section 4999 of the Code. Accordingly, anything in this Plan to the contrary notwithstanding, in the event that the certified public accountants regularly employed by the Company immediately prior to any “change” described below (the “Accounting Firm”) shall determine that receipt of all Payments (as defined below) would subject the Participant to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a “Reduced Amount” (as defined below). If the Accounting Firm determines that there is a Reduced Amount, the aggregate Payments shall be reduced to such Reduced Amount in accordance with the provisions of Section 13.2(b) below.

(a) For purposes of this Section 13.2(a):

(i) A “Payment” shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant who is a “disqualified individual” within the meaning of Section 280G(c) of the Code and which is contingent on a “change” described in Section 280G(b)(2)(A)(i) of the Code with respect to the Company, whether paid or payable pursuant to this Plan or otherwise;

(ii) “Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 13.2);

(iii) “Net After Tax Receipt” shall mean the Present Value of a Payment, net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Participant’s Federal taxable income for the immediately preceding taxable year;

(iv) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and

(v) “Reduced Amount” shall mean the smallest aggregate amount of Payments which (A) is less than the sum of all Payments and (B) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if all Payments were paid to or for the benefit of the Participant.

(b) If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Committee shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination, all as determined by the Accounting Firm. All determinations made by the Accounting Firm under this Section 13.2 shall be binding upon the Company and the Participant and shall be made within sixty (60) days immediately following the event constituting the “change” referred to above. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Payments as are then due to the Participant under this Plan.

(c) At the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be treated for all purposes as a loan ab initio to the Participant which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent (i) such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes or (ii) the Participant is subject to the prohibition on personal loans under Section 402 of the Sarbanes-Oxley Act of 2002. In the event that the Accounting Firm, based upon controlling precedent or other substantial

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APPENDIX B: BANK OF AMERICA CORPORATION KEY EMPLOYEE EQUITY PLAN

authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

13.3 Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 13 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Board of Directors, upon recommendation of the Committee, may terminate, amend, or modify this Article 13 at any time and from time to time prior to the date of a Change in Control.

Article 14. Amendment, Modification, and Termination

14.1 Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that an amendment to the Plan may be conditioned on the approval of the stockholders of the Company if and to the extent the Board determines that stockholder approval is necessary or appropriate.

14.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

14.3 No Repricing. Notwithstanding any provision herein to the contrary, the repricing of Options or SARs is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its Option Price or grant price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or grant price is greater than the Fair Market Value of the underlying Shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 4.6 above. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

Article 15. Withholding

15.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, local, foreign or other taxes (including the Participant’s FICA or other applicable social tax obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

15.2 Share Withholding. The Company may cause any tax withholding obligation described in Section 15.1 to be satisfied by the Company withholding Shares having a Fair Market Value on the date the tax is to be determined equal to the ~~minimum statutory total~~required tax ~~which could be~~withholding imposed on the transaction (not to exceed maximum statutory rates). In the alternative, the Company may permit Participants to elect to satisfy the tax withholding obligation, in whole or in part, by either (a) having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the ~~minimum statutory total~~required tax withholding ~~which could be~~ imposed on the transaction (not to exceed maximum statutory rates) or (b) tendering previously acquired Shares having an aggregate Fair Market Value equal to the ~~minimum statutory total~~required tax withholding ~~which could be~~ imposed on the transaction (not to exceed maximum statutory rates). All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 16. Indemnification

Provisions for the indemnification of officers and directors of the Company in connection with the administration of the Plan shall be as set forth in the Company’s Certificate of Incorporation and Bylaws as in effect from time to time.

Article 17. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

2019 Proxy Statement	B-15

APPENDIX B: BANK OF AMERICA CORPORATION KEY EMPLOYEE EQUITY PLAN

Article 18. Legal Construction

18.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

18.5 No Conflict. Unless otherwise provided for by an Award Agreement, in the event of any conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall control.

18.6 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

18.7 Compliance With Code Section 409A. The Plan is intended to comply with Code Section 409A, to the extent applicable. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent. In that regard, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any Award granted under the Plan, by action of the Committee, without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Code Section 409A.

Article 19. Non-Employee Directors

19.1 Restricted Stock Awards. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Shares of Restricted Stock to Non-Employee Directors in such amounts as the Board shall determine. Notwithstanding the definition of “Participant” provided in Article 2 above, upon receipt of a grant of Shares of Restricted Stock, a Non-Employee Director shall be considered a Participant in the Plan. Each grant of Shares of Restricted Stock to a Non-Employee Director shall be evidenced by an Award Agreement that shall specify the Period or Periods of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Board shall determine.

19.2 Administration. The Board shall be responsible for administering any grants of Restricted Stock to Non-Employee Directors and shall have all of the powers necessary to enable it to properly carry out its duties hereunder. Not in limitation of the foregoing, the Board shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder with respect to grants of Restricted Stock to Non-Employee Directors. The Board shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Board may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Board may deem expedient or appropriate that are not inconsistent with the intent of the Plan and this Article 19. The decision of the Board upon all matters within the scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

19.3 Vesting. Notwithstanding any provision of the Plan to the contrary, ~~including, and without limitation, Section 3.4 of the Plan,~~ Shares of Restricted Stock granted to Non-Employee Directors shall not become vested until the first anniversary of the applicable date of grant (or, if earlier, the date of the next annual meeting of the stockholders of the Company) (the “Non-Employee Director Vesting Date”), provided that if the Non-Employee Director Vesting Date occurs less than 50 weeks after the applicable date of grant, it shall count against the 5% exception pool to the minimum vesting requirements set forth in Section 3.4. If the Non-Employee Director ceases to serve as a Non-Employee Director before the Non-Employee Director Vesting Date due to the Non-Employee Director’s death, or if there is a Change in Control prior to the Vesting Date, then the Shares shall become fully vested as of the date of such death or Change in Control, as applicable. If the Non-Employee Director

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APPENDIX B: BANK OF AMERICA CORPORATION KEY EMPLOYEE EQUITY PLAN

ceases to serve as a Non-Employee Director at any time for any reason other than death before the earlier of the Vesting Date or a Change in Control, then the Shares shall become vested pro rata (based on the number of days between the grant date of the Shares of Restricted Stock, or in the case of Shares of Restricted Stock granted to a newly appointed Non-Employee Director, the date of commencement of services, and the date of cessation of services divided by (a) 365 days for grants made at an annual stockholders meeting or (b) the number of days from the date of commencement of services until the next annual stockholders meeting for grants made to a newly appointed Non-Employee Director), and to the extent the Shares are not thereby vested they shall be forfeited as of the date of such cessation of services. A Non-Employee Director may not sell, transfer or otherwise dispose of any Shares of Restricted Stock until they become vested; however, the Non-Employee Director shall have the right to receive dividends with respect to the Shares and to vote the Shares prior to vesting. If a Non-Employee Director has elected to defer any Shares of Restricted Stock pursuant to the Bank of America Corporation Director Deferral Plan (or any other similar plan in which the Non-Employee Director participates, including any successor or replacement plan) (a “Deferral Plan”), then (i) such Shares shall not be issued under this Plan, (ii) the Non-Employee Director shall be credited with “Stock Units” to be paid in cash when and as provided for under the Deferral Plan, and (iii) the vesting provisions set forth above shall apply to any such Shares that are deferred as Stock Units under the Deferral Plan.

19.4 No Other Awards. For purposes of clarity, Non-Employee Directors may not receive any other form of Award described in this Plan, other than grants of Shares of Restricted Stock.

2019 Proxy Statement	B-17

Our People are the Foundation of Responsible Growth

We give our employees the support they need so  they can make a genuine impact and contribute to sustainable growth of our business and the communities we serve.

Bank of America provides an inclusive workplace for our diverse employees around the world.	More than 50% of our global workforce, more than 45% of our global management team, and more than 40% of our managers are women.

We support our employees’ financial, physical, and emotional wellness.	Our robust pay practices and procedures provide equal pay for equal work.

Bank of America is committed to creating opportunities for employees to develop and grow.	More than 30% of the members of our Board of Directors are women.

Bank of America and our employees committed more than $4 million to support communities impacted by disasters in 2018.	In 2018, we supported over 1,300 employees with calls, resources, and ongoing support during recent critical events.

See our 2018 Annual Report for more information regarding our focus on environmental and social issues.

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SCAN TO VIEW MATERIALS & VOTE w C/O PROXY SERVICES VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above P.O. BOX 9112 Use the Internet to transmit your voting instructions and for electronic delivery of information FARMINGDALE, NY 11735 until 11:59 p.m. Eastern time on Tuesday, April 23, 2019 or the applicable deadline on the other side of this proxy card. Follow the instructions to obtain your records and vote. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on Tuesday, April 23, 2019 or the applicable deadline on the other side of this proxy card. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. STOCKHOLDER MEETING REGISTRATION To vote and/or obtain an admission ticket to attend the meeting, go to the “Register for meeting” link at www.proxyvote.com. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E57686-P18703 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BANK OF AMERICA election The Board of each of Directors director: recommends you vote FOR the 1. Election of Directors: For Against Abstain Nominees: 1a. Sharon L. Allen ! ! ! 1b. Susan S. Bies ! ! ! For Against Abstain 1c. Jack O. Bovender, Jr. ! ! ! 1n. Thomas D. Woods ! ! ! 1d. Frank P. Bramble, Sr. ! ! ! 1o. R. David Yost ! ! ! 1e. Pierre J.P. de Weck ! ! ! 1p. Maria T. Zuber ! ! ! 1f. Arnold W. Donald ! ! ! The following Board proposals: of Directors recommends you vote FOR the For Against Abstain 1g. Linda P. Hudson ! ! ! 2. Approving Our Executive Compensation (an Advisory, ! ! ! Non-binding “Say on Pay” Resolution) 1h. Monica C. Lozano ! ! ! 3. Ratifying the Appointment of Our Independent Registered ! ! ! Public Accounting Firm for 2019 1i. Thomas J. May ! ! ! 4. Amending the Bank of America Corporation Key Employee ! ! ! Equity Plan The Board of Directors recommends you vote AGAINST the For Against Abstain 1j. Brian T. Moynihan ! ! ! following proposals: 1k. Lionel L. Nowell III ! ! ! 5. Report Concerning Gender Pay Equity ! ! ! 1l. Clayton S. Rose ! ! ! 6. Right to Act by Written Consent ! ! ! 1m. Michael D. White ! ! ! 7. Enhance Shareholder Proxy Access ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Admission Ticket Bank of America Corporation 2019 Annual Meeting of Stockholders Wednesday, April 24, 2019 10:00 a.m., Eastern time Hilton Charlotte Center City 222 East Third Street Charlotte, North Carolina 28202 Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders to be held on April 24, 2019: The 2019 Notice of Annual Meeting and Proxy Statement, 2018 Annual Report to Stockholders and proxy card are available at www.proxyvote.com. FOLD AND DETACH HERE FOLD AND DETACH HERE E57687-P18703 Bank of America Corporation Proxy/Voting Instructions This Proxy is Solicited on Behalf of the Board of Directors for the 2019 Annual Meeting of Stockholders to be held on Wednesday, April 24, 2019 You, the undersigned stockholder, appoint each of Andrei Magasiner and Sharon L. Miller, as attorney-in-fact and proxy, with full power of substitution, to vote on your behalf and with all powers you would possess if personally present, all shares of Common Stock or Preferred Stock of Bank of America Corporation that you would be entitled to vote at the 2019 Annual Meeting of Stockholders and any adjournment or postponement thereof. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters that properly come before the 2019 Annual Meeting of Stockholders and any adjournment or postponement thereof. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors. Bank of America employees. If you participate in The Bank of America 401(k) Plan or The Bank of America Transferred Savings Account Plan (collectively, the Plan), and your Plan account has investments in shares of our common stock, you must provide voting instructions to the Plan trustee (the Trustee) (by the Internet, telephone, or proxy card) for your shares to be voted according to your instructions. Your shares cannot be voted unless you provide voting instructions to the Trustee. Your voting instructions to the Trustee will be held in strict confidence. The deadline to provide voting instructions for shares held in the Plan is April 23, 2019, at 8:00 a.m., Eastern time. If you are an employee and you hold shares in multiple accounts, you may receive one proxy card covering all the shares in your accounts. If you receive one proxy card covering all the shares in your accounts, you must provide voting instructions by April 23, 2019, at 8:00 a.m. to vote all your shares. After the applicable deadline, you will not be able to submit voting instructions or change prior voting instructions for any shares. In 2018, the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan was merged into The Bank of America 401(k) Plan and the Merrill Lynch Employee Stock Purchase Plan was terminated. (Continued and to be marked, dated and signed, on the other side)

THIS IS A VOTING INSTRUCTION FORM. You are receiving this voting instruction form because you hold shares in the above Security. You have the right to vote on proposals being presented at the upcoming Annual Meeting to be held on VOTING INSTRUCTIONS X E57862-P18716 THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED. PLEASE USE BLUE OR BLACK INK AND RETURN ONLY THE BOTTOM PORTION. Please check this box if you plan to attend the Meeting and ! vote these shares in person. The Board of Directors recommends you vote FOR the election of each director: 1. Election of Directors For Against Abstain Nominees: 1a. Sharon L. Allen ! ! ! The Board of Directors recommends you vote FOR the For Against Abstain 1b. Susan S. Bies ! ! ! following proposals: 1c. Jack O. Bovender, Jr. ! ! ! 2. Approving Our Executive Compensation (an Advisory, ! ! ! 1d. Frank P. Bramble, Sr. ! ! ! Non-binding “Say on Pay” Resolution) 3. Ratifying the Appointment of Our Independent 1e. Pierre J.P. de Weck ! ! ! ! ! ! Registered Public Accounting Firm for 2019 1f. Arnold W. Donald ! ! ! 4. Amending the Bank of America Corporation Key ! ! ! Employee Equity Plan 1g. Linda P. Hudson ! ! ! The Board of Directors recommends you vote AGAINST the For Against Abstain 1h. Monica C. Lozano ! ! ! following proposals: 1i. Thomas J. May ! ! ! 5. Report Concerning Gender Pay Equity ! ! ! 1j. Brian T. Moynihan ! ! ! 6. Right to Act by Written Consent ! ! ! 1k. Lionel L. Nowell III ! ! ! 7. Enhance Shareholder Proxy Access ! ! ! 1l. Clayton S. Rose ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1m. Michael D. White ! ! ! 1n. Thomas D. Woods ! ! ! 1o. R. David Yost ! ! ! 1p. Maria T. Zuber ! ! ! Signature [PLEASE SIGN WITHIN BOX] Date V1.5 01-18-19

STOCKHOLDER MEETING REGISTRATION: To vote and/or obtain an admission ticket to attend the meeting, go to the “Register for meeting” link at www.proxyvote.com. X E57863-P18716